UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12

Adams Golf, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share of Adams Golf, Inc. (the “Common Stock”).

(2)
Aggregate number of securities to which transaction applies: 7,614,146 shares of Common Stock; 250,847 options to purchase Common Stock; and shares of restricted stock with respect to 381,365 shares of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 7,614,146 shares of Common Stock multiplied by $10.80 per share; (B) options to purchase 250,847 shares of Common Stock with exercise prices less than $10.80 per share multiplied by $9.18 (which is the difference between $10.80 and the weighted average exercise price of $1.62 per share); and (C) shares of restricted stock with respect to 381,365 shares of Common Stock multiplied by $10.80 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.00001146 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $88,654,294.26

(5)	Total fee paid: $1,015.98

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Adams Golf, Inc.

2801 E. Plano Parkway
Plano, Texas 75074

[ • ], 2012

 Dear Stockholder:

The board of directors of Adams Golf, Inc., a Delaware corporation, has unanimously approved a merger agreement providing for the acquisition of Adams Golf, Inc. by Taylor Made Golf Company, Inc., a Delaware corporation and affiliate of adidas AG. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $10.80 in cash, without interest and less any applicable withholding tax, for each share of Adams Golf, Inc. common stock owned by you immediately prior to completion of the merger (unless you have properly and validly perfected your statutory rights of appraisal with respect to the merger).

At a special meeting of our stockholders, you will be asked to consider and vote on a proposal to adopt the merger agreement. After careful consideration, the board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger is advisable and in the best interests of Adams Golf and its stockholders. The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

The special meeting will be held on [ • ], 2012 at 9:00 a.m. local time, at 2801 E. Plano Parkway, Plano, Texas 75074. Notice of the special meeting and the related proxy statement are enclosed.  You should read the enclosed documents and the other documents referred to herein carefully (and any amendments or supplements thereto).

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about Adams Golf from documents we have filed with the Securities and Exchange Commission, which you can obtain for free at the commission’s website www.sec.gov.

Your vote is very important regardless of the number of shares you own. We cannot complete the merger unless a majority of outstanding shares of common stock that are entitled to vote at the special meeting are voted in favor of the proposal to adopt the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the proposal to adopt the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the attached proxy in the accompanying reply envelope.  If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Thank you in advance for your cooperation and continued support.

Sincerely,

B.H. (Barney) Adams
Interim Chief Executive Officer and Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated [ • ], 2012, and is first being mailed to stockholders on or about [ • ], 2012.

Adams Golf, Inc.
2801 E. Plano Parkway
Plano, Texas 75074

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [ • ], 2012

To the Stockholders of Adams Golf, Inc.:

A special meeting of stockholders of Adams Golf, Inc., a Delaware corporation (“Adams Golf” or the “Company”), will be held on [ • ], 2012 at 9:00 a.m. local time, at 2801 E. Plano Parkway, Plano, Texas 75074, for the following purposes:

1.  Adoption of the Merger Agreement.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 18, 2012, by and among Taylor Made Golf Company, Inc., a Delaware corporation (“Parent”), Apple Tree Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company.  A copy of the Merger Agreement is attached as Annex A to the proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and each issued and outstanding share of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (other than shares owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned subsidiary or affiliate of Parent, in each case immediately prior to the effective time of the Merger, and shares held by stockholders, if any, who have properly and validly perfected their statutory rights of appraisal with respect to the Merger), will be converted into the right to receive $10.80 in cash, without interest and less any applicable withholding tax; and

2.  Adjournment of the Special Meeting.  To approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Only stockholders of record of Common Stock as of the close of business on [ • ], 2012 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of Common Stock you own. Adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of Common Stock outstanding as of the close of business on the record date for the special meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you mark, sign, date and return the enclosed proxy prior to the special meeting to ensure that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the Merger Agreement.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the Merger Agreement. If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting. If your shares are held by a bank or broker, please bring your statement evidencing your beneficial ownership of Common Stock and photo identification to the special meeting.

Stockholders of Adams Golf who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock if the Merger is completed, but only if they properly and validly perfect statutory rights of appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the attached proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE MARK, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE.  STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

Pamela J. High
Secretary
Chief Financial Officer
Plano, Texas
[ • ], 2012

Termination	43
Termination Fees	43
Effect of Termination	44
Amendment	44
Extension; Waiver	44
THE VOTING AGREEMENTS	45
MARKET PRICE OF COMMON STOCK	46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
RIGHTS OF APPRAISAL	49
SUBMISSION OF STOCKHOLDER PROPOSALS	51
HOUSEHOLDING OF SPECIAL MEETING MATERIALS	51
WHERE YOU CAN FIND MORE INFORMATION	52
Annex A Agreement and Plan of Merger, dated March 18, 2012, by and among Taylor Made Golf Company, Inc., Apple Tree Acquisition Corp. and Adams Golf, Inc.	A-1
Annex B Form of Voting Agreement	B-1
Annex C Form of Gregory Voting Agreement	C-1
Annex D Opinion of Morgan Stanley & Co. LLC	D-1
Annex E Section 262 of the Delaware General Corporation Law	E-1

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [ • ], 2012. The proxy statement is available at

http://bnymellon.mobular.net/bnymellon/adgf.

PROXY STATEMENT

References to “Adams Golf,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Adams Golf, Inc. and its subsidiaries unless otherwise indicated by context.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 52.

Proposals

You are being asked to vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 18, 2012, by and among Taylor Made Golf Company, Inc., a Delaware corporation (“Parent”), Apple Tree Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company.  Pursuant to the Merger Agreement, Merger Sub will merge with and into Adams Golf and Adams Golf will be the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). In the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, the stockholders may be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies. See “The Special Meeting” beginning on page 13.

The Parties to the Merger (Page 13)

Adams Golf, Inc.

Adams Golf designs, assembles, markets and distributes premium quality, technologically innovative golf clubs for all skill levels.  Recently launched products include the Speedline Fast 12 drivers, Fast 12 LS drivers and the Speedline Fast 12 fairway woods, along with the Idea a12 OS irons and hybrids, Idea a12 hybrids, Idea Pro a12 irons and hybrids, Idea Tech V3 irons and hybrids, Redline irons, Idea a7 and a7 OS irons and hybrids, and Speedline 9088 UL drivers.  Adams Golf also develops new products under the Yes! Putters, Women's Golf Unlimited, Lady Fairway and Square 2 brands.

Adams Golf was incorporated in 1987 and redomesticated in Delaware in 1990. Our corporate headquarters and principal executive offices are located at 2801 E. Plano Parkway, Plano, Texas 75074, and our telephone number is (972) 673-9000.

Parent

Taylor Made Golf Company, Inc., a Delaware corporation, is an affiliate of adidas AG.  Taylor Made Golf Company, Inc. sells golf clubs, balls, clothing and accessories under the TaylorMade, adidas Golf and Ashworth brands.  Parent’s principal executive offices are located at 5545 Fermi Court, Carlsbad, CA 92008, and its telephone number is (760) 918-6000.

The adidas Group is one of the global leaders within the sporting goods industry, offering a broad range of products around the core brands: adidas, Reebok, TaylorMade, Rockport and Reebok-CCM Hockey. The adidas Group has more than 46,000 employees.  The adidas Group’s principal executive offices are located at Olympiaring 2, 91074 Herzogenaurach, Germany and its telephone number is 09132 842000.

Merger Sub

Apple Tree Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent, was formed solely for the purpose of consummating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.  Merger Sub’s principal executive offices are located at c/o Taylor Made Golf Company, Inc., 5545 Fermi Court, Carlsbad, CA 92008 and its telephone number is (760) 918-6000.

The Merger (Page 32)

The Merger Agreement provides that Merger Sub will merge with and into Adams Golf with Adams Golf continuing as a wholly-owned subsidiary of Parent. In the Merger, each outstanding share of Adams Golf common stock, par value $0.001 per share (the “Common Stock”), that is outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares owned by Adams Golf, or by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary or affiliate of Parent, and shares held by Adams Golf stockholders, if any, who have properly and validly perfected their statutory rights of appraisal with respect to the Merger) will be converted into the right to receive $10.80 in cash, without interest and less any applicable withholding tax, which we refer to in this proxy statement as the merger consideration.

Effects of the Merger (Page 33)

If the Merger is completed, you will be entitled to receive $10.80 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own immediately prior to the completion of the Merger, unless you have properly and validly perfected your statutory rights of appraisal with respect to the Merger. As a result of the Merger, Adams Golf will cease to be an independent, publicly-traded company. You will not own any shares of the surviving corporation or Parent and will not have any rights as a stockholder following consummation of the Merger.

The Special Meeting (Page 13)

Time, Place and Date (Page 13)

The special meeting will be held on [ • ], 2012 at 9:00 a.m. local time, at 2801 E. Plano Parkway, Plano, Texas 75074.

Purpose (Page 13)

You will be asked to consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Adams Golf with Adams Golf continuing as the surviving corporation and a wholly-owned subsidiary of Parent, and to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum (Page 13)

You are entitled to vote at the special meeting if you owned shares of Common Stock at the close of business on [ • ], 2012, the record date for the special meeting. You will have one vote for each share of Common Stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were [7,995,511] shares of Common Stock, including [381,365] unvested restricted shares of Common Stock (“Restricted Stock Shares”), outstanding and entitled to vote. The holders of a majority of the shares of Common Stock entitled to vote at the special meeting, present in person or represented by a duly authorized and properly completed proxy, constitute a quorum for the purpose of considering the proposals.

Vote Required (Page 14)

Completion of the Merger requires the adoption of the Merger Agreement by the affirmative vote of a majority of shares of the issued and outstanding Common Stock entitled to vote thereon. Failure to vote your shares of Common Stock by proxy or in person or an abstention will have the same effect as voting against adoption of the Merger Agreement. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by the holders of all Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. Failure to vote your shares of Common Stock or an abstention will have no effect on the approval of the proposal to adjourn the special meeting.

Common Stock Ownership of Directors and Executive Officers (Page 14)

As of the close of business on the record date, the directors and executive officers of Adams Golf beneficially held in the aggregate [2,835,965] shares of Common Stock, including [88,750] unvested Restricted Stock Shares, representing approximately 35.5% of the shares of Common Stock entitled to be voted at the special meeting.

Voting of Directors and Certain Executive Officers (Page 14)

As a condition of their willingness to enter into the Merger Agreement, Parent and Merger Sub required that each of our directors, together with SJ Strategic Investments, LLC (“SJ Strategic”), an affiliate of our director, Mr. John M. Gregory, enter into a voting agreement with Parent agreeing to vote “FOR” the approval of the Merger Agreement and any other proposal in favor of the Merger and against any other competing business combination proposals and granting an irrevocable proxy to Parent with respect to such stockholder’s shares of Common Stock. As of the record date, our directors, including SJ Strategic, beneficially held and are entitled to vote (or control the vote of), in the aggregate, 2,718,937 of outstanding shares of Common Stock (plus approximately 75,000, in the aggregate, unvested Restricted Stock Shares and shares issuable upon the exercise of options to purchase Common Stock), representing approximately 34% of the outstanding shares of our Common Stock.  As of the date of this proxy statement there are no other outstanding business combination proposals.  Pursuant to such voting agreements, if such stockholders acquire beneficial or record ownership of any additional shares of Common Stock, such shares will also be subject to such voting agreements.  However, the shares of Common Stock subject to such voting agreements will be reduced, as provided for in such voting agreements, to equal 30%, in the aggregate, of the outstanding shares of Common Stock if the board of directors of the Company makes an Adverse Recommendation Change following an Intervening Event (each, as defined in the Merger Agreement, see “The Merger Agreement—No Solicitation; Board Recommendation” on page 38) in compliance with the Merger Agreement.

Voting and Proxies (Page 14)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by any of the following ways:

If you are a “stockholder of record,” you may vote your shares in person at the special meeting, or vote by mailing in the enclosed proxy card.  Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee giving you the right to vote the shares at the special meeting.  Please contact your broker/banker/trustee/nominee to obtain instructions for voting your shares.

Revocability of Proxy (Page 14)

You may revoke your proxy by doing one of the following:

•
by sending a written notice of revocation to the Secretary of the Company that is actually received prior to the special meeting (note that if such written notice is not delivered to the Company at least one business day prior to the special meeting there is no guaranty that it will be received prior to the start of the special meeting), stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the special meeting in accordance with the instructions included in the proxy card; or

•	by attending the special meeting and voting your shares in person.

If you hold your shares through a broker, bank or other nominee and you have instructed a broker, bank or other nominee to vote your shares of Common Stock, follow the directions received from your broker, bank or other nominee to change your vote.

Treatment of Options and Other Awards (Page 33)

The Merger Agreement provides that each Restricted Stock Share, including unvested restricted stock awards, that is outstanding as of the Effective Time of the Merger will become fully vested immediately prior to the Effective Time and such formerly unvested Restricted Stock Share will be treated in the same manner as the other outstanding shares of Common Stock in connection with the Merger. The Merger Agreement also provides that each then-outstanding stock option not previously exercised, whether or not then vested and exercisable, will be converted into the right to receive a cash payment equal to (A) (i) the excess, if any, of $10.80 (without interest) over the per share exercise price applicable to such stock option multiplied by (ii) the number of shares of Common Stock subject to such stock option, less (B) any applicable withholding tax.

 Recommendation of the Board of Directors (Page 19)

The board of directors of the Company (the “Board of Directors” or the “Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Adams Golf and the Adams Golf stockholders, (ii) authorized and approved in all respects the Merger Agreement and any other ancillary agreements contemplated thereby to which Adams Golf is a party, and authorized and directed the execution of the Merger Agreement and any other ancillary agreements contemplated thereby to which Adams Golf is a party and (iii) resolved to recommend that the stockholders of Adams Golf adopt the Merger Agreement at a special meeting of the stockholders. The Board of Directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In reaching its decision, the Board of Directors evaluated a variety of business, financial and market factors and consulted with our management team and legal and financial advisors. See “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 19.

Procedure for Receiving Merger Consideration (Page 34)

Promptly following the Effective Time, a paying agent will mail a letter of transmittal and instructions to you and the other Adams Golf stockholders. The letter of transmittal will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the proxy card, and you should follow the instructions in the letter of transmittal for the return of your stock certificates or the book entry transfer of any uncertificated shares.

Interests of Adams Golf Directors and Executive Officers in the Merger (Page 27)

In considering the recommendation of the Board of Directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest, including the following:

•
vested stock options (including certain unvested stock options with respect to which vesting will accelerate in connection with the Merger) to acquire our Common Stock that will be cancelled and converted into the right to receive, with respect to each such stock option, an amount of cash equal to the excess, if any, of $10.80 over the applicable exercise price of such stock option for each share of Common Stock subject to such option, without interest and less any withholding taxes;

•
vested Restricted Stock Shares (including certain Restricted Stock Shares with respect to which vesting will accelerate in connection with the Merger) that will be cancelled and converted into the right to receive an amount in cash, without interest and subject to any withholding taxes, equal to $10.80 for each share of Common Stock in respect of such Restricted Stock Share;

•
the Merger Agreement provides for indemnification arrangements for each of our current and former directors and executive officers that will continue for six (6) years following the Effective Time, as well as insurance coverage covering such director’s or executive officer’s service to Adams Golf as a director or executive officer;

•
although no agreements have been entered into as of the date of this proxy statement, Parent may request some of our executive officers to remain after the Merger is completed, and such executive officers may, prior to the closing of the Merger, enter into new arrangements with Parent or its affiliates regarding employment with Parent or the surviving corporation;

•
although no agreements or plans have been adopted as of the date of this proxy statement, Parent may implement, and the Company has agreed in the Merger Agreement to cooperate with Parent in connection with implementing, retention plans or programs for which our executive officers could be eligible that would be contingent upon the closing of the Merger and become effective immediately upon the Effective Time;

•
B.H. (Barney) Adams, our Interim Chief Executive Officer, (i) will receive a bonus payment of $100,000 upon the earlier of the hiring of a replacement Chief Executive Officer and the consummation of the sale of the Company and (ii) has an agreement with the Company that provides certain severance payments and benefits in the case of the termination of his employment agreement under certain circumstances on or following a change of control;

•
Pamela High, our Chief Financial Officer, has an agreement with the Company that provides certain severance payments and benefits in the case of the termination of her employment under certain circumstances on or following a change of control; and

•	Russell Fleischer, the sole member of the Strategic Alternatives Negotiation Committee, was paid $25,000 in connection with his services in negotiating the Merger Agreement.

The Board of Directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and the recommendation that our stockholders vote in favor of the proposal to adopt the Merger Agreement.

Opinion of Morgan Stanley & Co. LLC (Page 21)

Morgan Stanley & Co. LLC (“Morgan Stanley”) delivered its opinion to the Board of Directors that, as of March 18, 2012 and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth therein, the $10.80 per share in cash, without interest, to be received by the holders of shares of Common Stock in the Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view.

The full text of the written opinion of Morgan Stanley, dated March 18, 2012, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in preparing such opinion, is attached as Annex D. Morgan Stanley provided its opinion for the use and benefit of the Board of Directors in connection with its consideration of the Merger. Morgan Stanley’s opinion is not a recommendation as to how any holder of shares of Common Stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Morgan Stanley and us, we agreed to pay Morgan Stanley a fee in the amount of approximately $2,225,000, plus expenses incurred in connection with its engagement, together with a discretionary fee that could be paid based upon the outcome of the transaction determined at the sole discretion of the Company based on its assessment of Morgan Stanley’s contribution to the overall outcome of the transaction.  The Company has not made a final determination as to whether it will pay any amount of such discretionary fee.

Regulatory Approvals (Page 31)

Except for the filing of a certificate of merger in Delaware at or before the Effective Time and subject to the exemption from antitrust approvals discussed below, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Antitrust Approvals (Page 31)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereunder (the "HSR Act"), and the antitrust and merger control statutes or regulations of foreign countries in which Adams Golf and Parent operate, may require the filing of information and documents with antitrust or competition authorities, the observance of waiting periods, and/or the receipt of approvals where certain thresholds are met.   This transaction is not subject to the requirements of the HSR Act. If it is hereafter determined that the transaction is subject to the requirements of the HSR Act, Parent and Adams Golf intend to take such action as may be required under the applicable statute or regulation, but no assurance can be given that any necessary approvals will be obtained.  Neither Parent nor Adams Golf will be obligated to complete the Merger until any required approvals have been obtained and any applicable waiting periods have expired.

The antitrust or merger control statutes or regulations of certain foreign countries in which Adams Golf and Parent operate may also require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein. As of the date hereof, Parent and Adams Golf believe that no such statute or regulation is applicable.  If any such statutes or regulations are hereafter determined to be applicable, Parent and Adams Golf intend to take such action as they may require, but no assurance can be given that any necessary approvals will be obtained. Neither Parent nor Adams Golf will be obligated to complete the Merger until any required approvals or exemptions have been obtained or any applicable waiting periods have expired.

Litigation Relating to the Merger (Page 32)

In connection with the Merger, four putative stockholder class action lawsuits have been filed in the Court of Chancery of the State of Delaware, asserting that the members of the Board of Directors breached their fiduciary duties by, among other things, failing to maximize stockholder value in the Merger and depriving the stockholders from participating in the Company’s long-term prospects, and further asserting that the Company, Parent and Merger Sub aided and abetted those alleged breaches of fiduciary duties.  The Company, Parent and Merger Sub believe that the lawsuits are without merit and intend to defend them vigorously.

Material Accounting Treatment (Page 30)

The Merger will be accounted for as a purchase under generally accepted accounting principles. The purchase price will be assigned to the fair value of the net tangible and intangible assets acquired, with any amounts in excess thereof being assigned to goodwill.  Goodwill will be capitalized unless and until it is deemed to be impaired, in which case the impairment will be measured and any such amount will be charged against current earnings.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (Page 30)

The exchange of shares of Common Stock for cash pursuant to the Merger Agreement generally will be a taxable transaction for U.S. federal income tax purposes. U.S. persons that exchange their shares of Common Stock in the Merger will recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in their shares of Common Stock surrendered.  Because individual circumstances may differ, we urge you to consult your tax advisor for a complete analysis of the effect of the Merger on your U.S. federal, state and local and non-U.S. taxes.

Conditions of the Merger (Page 42)

 A number of conditions must be satisfied or waived before the Merger can be completed, including the following conditions:

•	adoption of the Merger Agreement by the affirmative vote a majority of the shares of outstanding Common Stock entitled to vote thereon;

•
if required, the waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all other material filings with or material permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any governmental entity required to consummate the Merger shall have been obtained or filed or shall have occurred;

•	accuracy as of March 18, 2012 and as of the closing of the Merger of the representations and warranties made by each of the parties in the Merger Agreement to the extent specified therein;

•	performance of or compliance with the pre-closing covenants and agreements by each of the parties to the Merger Agreement to the extent specified therein; and

•
absence of certain events, circumstances, changes, occurrences, states of fact or effects prior to the Effective Time that have had or would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company.

Neither Parent nor the Company can offer any assurance that all of the conditions will be satisfied or waived or that the Merger will occur, or if it occurs, as to its timing.

 Termination of the Merger Agreement and Termination Fees (Page 43)

The Merger Agreement may be terminated by the mutual written consent of the Company, Parent and Merger Sub, or under certain specified circumstances by either the Company or Parent. Upon termination of the Merger Agreement under certain specified circumstances, we may be required to pay a termination fee of approximately $3,546,172 to Parent, representing 4% of the aggregate consideration to be paid to stockholders and optionholders pursuant to the Merger.

 Restrictions on Solicitations of Other Offers and Adverse Recommendation Changes (Page 38)

The Merger Agreement restricts our ability to solicit, initiate, facilitate, propose or enter into or engage in discussions or negotiations with third parties regarding a proposal to acquire a significant interest in us or a substantial portion of our assets, including a substantial subsidiary. However, under certain circumstances, if we receive a bona fide unsolicited written Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Board Recommendation” beginning on page 38) from a third party that our Board of Directors determines in good faith (after consultation with outside counsel and financial advisors) constitutes a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Board Recommendation” beginning on page 38) or would reasonably be expected to lead to a Superior Proposal, we may furnish information to that third party and engage in negotiations regarding an Acquisition Proposal with that third party, subject to specified conditions and the ability of Parent to match any such Superior Proposal as described more fully in the Merger Agreement.

Appraisal Rights (Page 49)

Under Section 262 of the Delaware General Corporation Law (the “DGCL”), holders of Common Stock who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the “fair value” of their shares of Common Stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of the DGCL, which are summarized in this proxy statement. The judicially determined appraisal amount could be more than, the same as or less than the merger consideration. Any holder of Common Stock intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the proposal to adopt the Merger Agreement, must not vote in favor of adoption of the Merger Agreement and must otherwise strictly comply with all of the procedures required by the DGCL. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. A copy of Section 262 of the DGCL is attached hereto as Annex E.

Market Price of Common Stock (Page 46)

Our Common Stock is listed on the NASDAQ Capital Market under the trading symbol “ADGF.” The closing sale price of Common Stock on the NASDAQ Capital Market on March 16, 2012, the last trading day prior to the execution of the Merger Agreement was $9.86. The $10.80 per share to be paid for each share of Common Stock in the Merger represents:

•	a premium of approximately 10% to the closing share price on March 16, 2012;

•	a premium of approximately 38% to the average closing share price for the one-month period ending March 16, 2012;

•	a premium of approximately 76% to the average closing share price for the three-month period ending March 16, 2012;

•	a premium of approximately 71% to the closing share price on the last full trading day prior to Adams Golf's announcement that it was examining strategic alternatives on January 4, 2012; and

•	a premium of approximately 107% to the average closing share price for the one-year period ending March 16, 2012.

The closing sale price of Common Stock on the NASDAQ Capital Market on [ • ], 2012, the last trading day before the filing of this proxy statement, was $[ • ].

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

References to “Adams Golf,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Adams Golf, Inc. and its subsidiaries unless otherwise indicated by context.

The following questions and answers are intended to address briefly some commonly asked questions regarding the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 18, 2012, by and among Taylor Made Golf Company, Inc., a Delaware corporation (“Parent”), Apple Tree Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company; the merger of Merger Sub with and into the Company, pursuant to the Merger Agreement (the “Merger”); and the special meeting. These questions and answers may not address all questions that may be important to you as an Adams Golf stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 52.

Q.           What is the proposed transaction?

A.
The proposed transaction is the acquisition of Adams Golf by Parent pursuant to the Merger Agreement. After the Merger Agreement has been adopted by the stockholders and other closing conditions under the Merger Agreement have been satisfied or waived, at the effective time of the merger (the “Effective Time”), Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into Adams Golf. Adams Golf will be the surviving corporation and a wholly-owned subsidiary of Parent following the Effective Time.

Q.           What will I receive in the Merger?

A.
Upon completion of the Merger, you will be entitled to receive $10.80 in cash, without interest and less any applicable withholding taxes, for each share of Adams Golf common stock, par value $0.001 per share (the “Common Stock”) that you own immediately prior to completion of the Merger, unless you have properly and validly perfected your statutory rights of appraisal with respect to the Merger. For example, if you own 100 shares of Common Stock, you will receive $1080.00 in cash in exchange for your shares of Common Stock, without interest and less any applicable withholding taxes. After the Merger, you will not own any shares in Adams Golf, the surviving corporation or Parent whether or not you vote in favor of the Merger.

Q.           When and where is the special meeting?

A.	The special meeting of stockholders of Adams Golf will be held on [ • ], 2012 at 9:00 a.m. local time, at 2801 E. Plano Parkway, Plano, Texas 75074.

Q.           What vote of our stockholders is required to approve the proposal to adopt the Merger Agreement?

A.
The affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the special meeting is required to approve the proposal to adopt the Merger Agreement. Accordingly, failure to vote in person or by proxy or an abstention will have the same effect as a vote against the Merger Agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.
Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by the holders of all Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Q.           Have any stockholders already agreed to vote in favor of the transactions?

A.
Yes. All of our directors, including our Interim Chief Executive Officer, Barney Adams, and SJ Strategic Investments, LLC, an affiliate of our director, Mr. John M. Gregory (“SJ Strategic”), have entered into voting agreements with Parent. The voting agreements provide, among other things, that these Adams Golf stockholders have irrevocably agreed, on the terms and subject to the conditions specified in the voting agreements, to vote all shares of Common Stock owned by such stockholders in favor of the adoption of the Merger Agreement and any other proposal related to the Merger and against competing proposals and any action or agreement that would be expected to materially impair the ability of Adams Golf to complete the Merger. Such stockholders have also granted Parent an irrevocable proxy with respect to such shares of Common Stock. A form of voting agreement entered into by these stockholders is included as Annexes B and C hereto. As of March 16, 2012, the last trading day before announcement of the Merger, these stockholders held an aggregate of approximately 2,718,937 shares of Common Stock (representing approximately 34% of the outstanding shares of Common Stock as of March 16, 2012 and as of the record date) plus approximately 75,000 unvested Restricted Stock Shares and shares subject to unexercised options to purchase Common Stock. Pursuant to such voting agreements, if such stockholders acquire beneficial or record ownership of any additional shares of Common Stock, such shares will also be subject to such voting agreements. However, such shares of Common Stock subject to such voting agreements will be reduced, as provided for in such voting agreements, to equal 30% of the outstanding shares of Common Stock if the board of directors makes an Adverse Recommendation Change following an Intervening Event (each, as defined in the Merger Agreement, see “The Merger Agreement—No Solicitation; Board Recommendation” on page 38) in compliance with the Merger Agreement.

Q.           How does Adams Golf’s Board of Directors recommend that I vote?

A.
The board of directors of the Company (the “Board of Directors” or the “Board”) unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. You should read “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 19 for a discussion of the factors that the Board of Directors considered in deciding to recommend the adoption of the Merger Agreement.

Q.	What effects will the proposed Merger have on Adams Golf?

A.
If the proposed Merger occurs, after the Effective Time, Adams Golf will cease to be a publicly-traded company and will be wholly-owned by Parent. After the Effective Time, you will no longer have any interest in our future earnings or growth and you will no longer be a stockholder of Adams Golf. Following consummation of the Merger, the registration of the Common Stock and our reporting obligations with respect to the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, our Common Stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ Capital Market.

Q.	What happens if the Merger is not consummated?

A.
If the proposal to adopt the Merger Agreement is not approved by the stockholders or if the Merger is not completed for any other reason, the Merger will not occur and the Adams Golf stockholders will not receive any payment for their shares. Instead, Adams Golf will remain an independent public company and the Common Stock will continue to be listed and traded on the NASDAQ Capital Market. Under specified circumstances, Adams Golf may be required to pay a fee to Parent in the event the Merger Agreement is terminated as described under the caption “The Merger Agreement — Termination Fees” beginning on page 43.  You should also read “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 19 for a discussion of the factors that the Board of Directors considered in deciding to recommend the adoption of the Merger Agreement.

Q.	What do I need to do now?

A.
We urge you to read the proxy statement carefully, including the annexes and the other documents referred to or incorporated by reference herein, and to consider how the Merger affects you.  If you are a stockholder of record, you can ensure your shares of Common Stock are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card. Even if you plan to attend the special meeting, we encourage you to return the enclosed proxy card. If you hold your shares in “street” name, you can ensure that your shares are voted at the special meeting by instructing your broker or nominee how to vote, as discussed below. Do NOT return your stock certificate(s) with your proxy.

Q.	How do I cast my vote?

A.	You may vote:
•	Via Proxy: By marking, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;
•	Via Ballot: By attending the special meeting and casting a ballot in accordance with the instructions provided at the meeting; or
•	If you hold your shares in “street name,” by following the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.    If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.
Yes, but only if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the proposal to adopt the Merger Agreement, but will not have an effect on the proposal to adjourn the special meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting.

•	by notifying our Secretary, Pamela High, at Adams Golf, Inc., 2801 E. Plano Parkway, Plano, Texas 75074;
•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting); or
•	by submitting a later-dated proxy card.

If you have instructed a broker, bank or other nominee to vote your shares, the above instructions do not apply and instead you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.
If your shares are registered differently or are in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Each such proxy or set of voting instructions should be completed, signed and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.           What happens if I sell my shares before the special meeting or before the completion of the Merger?

A.
The record date of the special meeting is [____________], 2012, which is prior to the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $10.80 per share in cash to be received by our stockholders in the Merger. In order to receive the merger consideration for your shares of Common Stock, you must hold your shares through completion of the Merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.
Yes. As a holder of Common Stock, you are entitled to appraisal rights under the Delaware General Corporation Law (the “DGCL”) in connection with the Merger if you meet certain conditions. See “Rights of Appraisal” beginning on page 49.

Q.	When is the Merger expected to be completed?

A.
We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed around mid-year 2012. However, the exact timing of the completion of the Merger cannot be predicted. In order to complete the Merger, we must obtain stockholder approval, any required antitrust approvals (as of the date hereof, neither Parent nor we believe any such approvals or filings are required) and the other closing conditions under the Merger Agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement — Closing and Effective Time” and “The Merger Agreement —Covenants and Agreements—Conditions of the Merger” beginning on pages 33 and 42, respectively.

Q:           Who will bear the cost of this solicitation?

A:
The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Additional solicitation may be made by telephone, facsimile or other contact by certain of our directors, officers, employees or agents, none of whom will receive additional compensation for their solicitation efforts. Parent, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the Merger.

Q.	Will a proxy solicitor be used?

A.
Yes. Adams Golf has engaged Georgeson Inc. (“Georgeson”) to assist in the solicitation of proxies for the special meeting, and Adams Golf estimates it will pay Georgeson a fee of approximately $9,000. Adams Golf has also agreed to reimburse Georgeson for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Georgeson against certain losses, costs and expenses.

Q.	Should I send in my stock certificates now?

A.
No. After the Merger is completed, a paying agent will send you a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock (whether certificated or uncertificated) for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effectuate the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.           What are the U.S. federal income tax consequences of the Merger?

A.
The receipt of cash by you in exchange for your shares of Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes, and also generally will be a taxable transaction under applicable state, local and non-U.S. tax laws. If you are a U.S. person (as defined herein), you will recognize, for U.S. federal income tax purposes, gain or loss equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the shares of Common Stock exchanged for cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss. Capital gains recognized by an individual stockholder are eligible for preferential rates of U.S. federal income tax if the shares of Common Stock were held for more than one year. If the shares are held for one year or less, such capital gains recognized by an individual stockholder will be subject to tax at ordinary income tax rates. We recommend that you consult your own tax advisors as to the particular tax consequences to you of the Merger, including the effect of U.S. federal, state and local tax laws or non-U.S. laws. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 30 for a more detailed description of the U.S. federal income tax consequences of the Merger.

Q.	Who can help answer my other questions?

A.
If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Common Stock or need additional copies of the proxy statement or the enclosed proxy card, please (1) mail your request to Adams Golf, Inc., 2801 E. Plano Parkway, Plano, Texas 75074, Attn: Investor Relations, (2) call our Investor Relations department at (972) 673-9000, or (3) call our proxy solicitor, Georgeson, at either 1.212.440.9800 or toll-free at 1.866.357.4029; banks and brokers, call 1.212.440.9800. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which we refer you in this proxy statement include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Questions and Answers about the Special Meeting and the Merger,” “Summary,” “The Merger,” “Opinion of Morgan Stanley & Co. LLC,” and “Projected Financial Information” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement that could require us to pay an approximately $3,546,172 termination fee;

•	the outcome of any legal proceedings that have been or may be instituted against Adams Golf and others relating to the Merger Agreement;

•	the timing of the completion of the Merger, including any regulatory or other conditions associated therewith;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our business and customer relationships, operating results and business generally, including our ability to retain key employees;

•	the ability to recognize the benefits of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger; and

•
other risks detailed in our current filings with the SEC, including our most recent filings on Forms 8-K, 10-Q and 10-K, including but not limited to, the risks detailed in the sections entitled “Risk Factors.” See “Where You Can Find More Information” beginning on page 52.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Adams Golf, Inc.

Adams Golf, Inc. designs, assembles, markets and distributes premium quality, technologically innovative golf clubs for all skill levels.  Recently launched products include the Speedline Fast 12 drivers, Fast 12 LS drivers and the Speedline Fast 12 fairway woods, along with the Idea a12 OS irons and hybrids, Idea a12 hybrids, Idea Pro a12 irons and hybrids, Idea Tech V3 irons and hybrids, Redline irons, Idea a7 and a7 OS irons and hybrids, and Speedline 9088 UL drivers.  Adams Golf also develops new products under the Yes! Putters, Women's Golf Unlimited, Lady Fairway and Square 2 brands.

Adams Golf was incorporated in 1987 and redomesticated in Delaware in 1990. Our corporate headquarters and principal executive offices are located at 2801 E. Plano Parkway, Plano, Texas 75074, and our telephone number is (972)673-9000.

For more information about Adams Golf, please visit our website at www.adamsgolf.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 52. Our Common Stock is publicly-traded on the NASDAQ Capital Market under the symbol “ADGF.”

Parent

Taylor Made Golf Company, Inc., a Delaware corporation, is an affiliate of adidas AG.  Taylor Made Golf Company, Inc. sells golf clubs, balls, clothing and accessories under the TaylorMade, adidas Golf and Ashworth brands.  Parent’s principal executive offices are located at 5545 Fermi Court, Carlsbad, CA 92008, and its telephone number is (760) 918-6000.

The adidas Group is one of the global leaders within the sporting goods industry, offering a broad range of products around the core brands: adidas, Reebok, TaylorMade, Rockport and Reebok-CCM Hockey. The adidas Group has more than 46,000 employees.  The adidas Group’s principal executive offices are located at Olympiaring 2, 91074 Herzogenaurach, Germany and its telephone number is 09132 842000.

Merger Sub

Apple Tree Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent, was formed solely for the purpose of consummating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.  Merger Sub’s principal executive offices are located at c/o Taylor Made Golf Company, Inc., 5545 Fermi Court, Carlsbad, CA 92008 and its telephone number is (760) 918-6000.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board of Directors for use at the special meeting to be held on [ • ], 2012 at 9:00 a.m. local time, at 2801 E. Plano Parkway, Plano, Texas 75074, or at any adjournment or postponement thereof. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the Merger Agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Our stockholders must adopt the Merger Agreement in order for the Merger to occur. If the stockholders do not adopt the Merger Agreement or if the other closing conditions set forth in the Merger Agreement are not satisfied or waived, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [ • ], 2012.

Record Date and Quorum

We have fixed the close of business on [ • ], 2012 as the record date for the special meeting, and only holders of record of Common Stock on the record date are entitled to receive notice of and vote at the special meeting. As of the close of business on the record date, there were [7,995,511] shares of Common Stock, including [381,365] unvested shares of restricted Common Stock (“Restricted Stock Shares”), outstanding and entitled to vote. Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

The holders of a majority of the shares of Common Stock entitled to vote at the special meeting, present in person or represented by a duly authorized and properly completed proxy, constitutes a quorum for the purpose of considering the proposals. Shares of

Common Stock represented at the special meeting but not voted, including shares of Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Although the law in Delaware is unclear on the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining whether a quorum is present. Without controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will be counted for the purpose of determining whether a quorum is present. In connection with the special meeting, because only non-routine voting matters are on the ballot, there will be no broker non-votes, and such uninstructed shares will not be deemed present for quorum or voting purposes. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies.  If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy and entitled to vote may adjourn the meeting.

Vote Required for Approval

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of a majority of shares of Common Stock outstanding that are entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by the holders of all Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. If you do not return a signed proxy card by mail or vote your shares in person or if you “ABSTAIN” from voting on your proxy card or ballot, it will have the same effect as a vote against the proposal to adopt the Merger Agreement but it will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it will have the same effect as a vote against the proposal to adopt the Merger Agreement. As of the close of business on the record date, the directors and executive officers of Adams Golf held and are entitled to vote, in the aggregate, 2,835,965 shares of Common Stock (including 88,750 unvested Restricted Stock Shares), representing approximately 35% of the outstanding Common Stock.

Voting Agreements

As a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub required that John M. Gregory, SJ Strategic Investments LLC, an affiliate of John M. Gregory (“SJ Strategic”), Joseph R. Gregory, B.H. (Barney) Adams, Russell L. Fleischer, Mark R. Mulvoy, and Robert D. Rogers (collectively, the “Locked-up Stockholders”), acting solely in their capacities as stockholders of Adams Golf, enter into substantially identical voting agreements (the “Voting Agreements”) with Parent. As of [  ●  ], the record date for the special meeting, the Locked-up Stockholders held and are entitled to vote, in the aggregate, 2,718,937 of outstanding shares of Common Stock (plus a total of 75,000 unvested Restricted Stock Shares and shares issuable upon the exercise of options to purchase Common Stock , the “Voting Agreement Shares”) which represented approximately [34]% of our Common Stock outstanding. Pursuant to the Voting Agreements, if the Locked-up Stockholders acquire beneficial or record ownership of any additional shares of Common Stock, such shares will also be subject to the Voting Agreements. However, the Voting Agreement Shares will be reduced to equal 30% of the outstanding shares of Common Stock if the Board of Directors makes an Adverse Recommendation Change following an Intervening Event (each as defined in the section entitled “The Merger Agreement—No Solicitation; Board Recommendation” beginning on page 38).

Pursuant to the Voting Agreements, each Locked-up Stockholder agreed to, among other things, vote the Voting Agreement Shares owned by such Locked-up Stockholder “FOR” the approval of the Merger Agreement and any other proposal in favor of the Merger and against any other competing business combination proposals.  Each Locked-up Stockholder also granted an irrevocable proxy to Parent with respect to the Voting Agreement Shares pursuant to the Voting Agreements.

Proxies and Revocation

If you submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you direct on your proxy card or by such other method. If you sign your proxy card without expressing your vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	by notifying our Secretary, Pamela High, at Adams Golf, Inc., 2801 E. Plano Parkway, Plano, Texas 75074;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting); or

•	by submitting a later-dated proxy card.

If you hold your shares through a broker, bank or other nominee and you have instructed a broker, bank or other nominee to vote your shares of Common Stock, the above instructions do not apply and, instead, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card.   When the Merger is completed, a paying agent will mail to you a separate letter of transmittal that will enable you to receive the merger consideration in exchange for your shares of Common Stock (whether held in certificated or uncertificated form).

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if Adams Golf has not received sufficient votes to approve the Merger Agreement proposal at the special meeting. Any adjournments may be made without notice (if such adjournment is not for more than thirty (30) days and no new record date is fixed for the adjourned meeting), other than an announcement at the special meeting, by approval of the affirmative vote of a majority of the votes cast by the holders of all Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Any signed proxies received by Adams Golf in which no voting instructions are provided on such matter will be voted “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Adams Golf’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

At any time prior to convening the special meeting, our Board of Directors may postpone the special meeting for any reason without the approval of Adams Golf stockholders. If postponed, Adams Golf will provide notice of the new meeting date as required by law. Although it is not currently expected, the Board of Directors may postpone the special meeting for the purpose of soliciting additional proxies if Adams Golf has not received sufficient proxies to constitute a quorum or sufficient votes for adoption of the Merger Agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Appraisal Rights of Stockholders

Stockholders are entitled to statutory appraisal rights under Section 262 of the DGCL in connection with the Merger. This means that you are entitled to have the “fair value” of your shares determined by the Delaware Court of Chancery and to receive payment in cash for your shares at that value. The ultimate amount you receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Adams Golf before the vote is taken on the Merger Agreement and you must not vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Rights of Appraisal” beginning on page 49 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex E.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Adams Golf on behalf of its Board of Directors. Parent, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the Merger. In addition, we have retained Georgeson Inc. (“Georgeson”) to assist in the solicitation. We will pay Georgeson approximately $9,000 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, electronic mail, telephone, facsimile or other means of communication. These persons will not be paid additional or special remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record and obtain such holders’ voting instructions. Upon request, we will reimburse such brokers and fiduciaries for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please (1) mail your request to Adams Golf, Inc., 2801 E. Plano Parkway, Plano, Texas 75074, Attn: Investor Relations, (2) call our Investor Relations department at (972) 673-9000, or (3) call our proxy solicitor, Georgeson, toll free at 1.866.357.4029 or at 1.212.440.9800; banks and brokers call 1.212.440.9800.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of Adams Golf during its regular business hours by any interested holder of Common Stock.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

From time to time, the Board has periodically met with senior management and legal and financial advisors of the Company to review and discuss potential strategic directions for the Company in light of the Company’s financial and operating performance, developments in the industry and the competitive landscape in the markets in which it operates. Certain of these meetings have also addressed hypothetical acquisitions or business combinations involving various other parties.

On November 17, 2011, Messrs. John M. Gregory, Joseph R. Gregory and SJ Strategic together with Mr. Roland E. Casati and certain other reporting persons notified the Company, through the filing of an amendment to the Schedule 13D of Messrs. John M. Gregory, Joseph R. Gregory and SJ Strategic, that the reporting persons had entered into a voting agreement and intended to vote their shares together at the next annual meeting of the Company’s stockholders in favor of director nominees to be named subsequently.  Thereafter, all members of the Board engaged in informal meetings in person and telephonically amongst various directors to discuss the strategic direction of the Company in light of the actions contemplated by Messrs. John M. Gregory, Joseph R. Gregory, SJ Strategic, Mr. Casati and the remainder of the reporting group.  Members of management also engaged a proxy solicitation service to review the stockholder base and provide an analysis to the Company.

During late November 2011 and concurrently with the Board discussions above, management and members of the Board met with and interviewed multiple investment banks in order to recommend to the Board the appropriate investment bank to advise the Company on its strategic alternatives.

On December 5, 2011, the Board of Directors held a special meeting to discuss the current and future strategy of the Company.  After considering management’s review and discussion with respect to the investment banks with which management had met and management’s recommendation that the Board hire Morgan Stanley & Co LLC (“Morgan Stanley”), the Board authorized Morgan Stanley to begin work advising the Board on strategic alternatives that the Company should consider and to conduct a review of such strategic alternatives.  At the same meeting, the Board formed a special committee, comprised of Messrs. Adams, Rogers and Brewer, to work directly with Morgan Stanley and management in analyzing and considering the strategic alternatives for the Company.

On December 21, 2011, the special committee convened a telephonic meeting during which Morgan Stanley presented its review of potential strategic alternatives for the Company's consideration.  Topics addressed included the historical and recent performance of the Company’s stock and considerations surrounding various strategic alternatives, including but not limited to the institution of a regular or special dividend, a stock repurchase, a secondary equity offering, becoming a private company and a sale of the Company.

On December 27, 2011, the Board convened a special telephonic meeting to discuss such strategic alternatives, including but not limited to whether to further explore a potential sale, merger or other strategic business combination.  After deliberating, the Board authorized Morgan Stanley to begin a formal process to explore interest in such potential transactions; provided, that the Board and management were going to continue to explore other strategic alternatives related to remaining an independent company, including a stock repurchase or dividend program, while Morgan Stanley determined the potential value of such a potential sale, merger or other strategic business combination.  On January 4, 2012, the Company announced in a press release that it was formally exploring and evaluating strategic alternatives to enhance shareholder value and that it had engaged Morgan Stanley to assist in the evaluation of these alternatives. The press release also stated that the Company  intended to consider the full range of available options, that it had not made a decision to pursue any specific strategic alternative at that time, and that the exploration of strategic alternatives may not result in any specific action or transaction.

During January and February, 2012, Morgan Stanley actively examined the possible sale of the Company to strategic and private equity buyers.  Management continued to review and discuss all potential strategic alternatives, including a stock repurchase program and the potential value to stockholders of remaining independent.  Morgan Stanley approached over forty potential acquirors of the Company, several of whom, including adidas AG, entered into confidentiality and non-disclosure agreements with the Company and received non-public information regarding the Company. Morgan Stanley provided updates regarding these efforts to the Company’s management throughout this period.  adidas AG was the only party prepared to continue to the next stage of the process, and each of the other potential acquirors ultimately was not prepared to advance beyond this initial stage at such time.

On February 3, 2012, the Company held a management presentation in Richardson, Texas with representatives from adidas AG in attendance.  Following the presentation, on February 3, 2012, Morgan Stanley sent a letter to adidas AG, informing it of the process to submit a non-binding preliminary indication of interest in acquiring the Company in the format specified therein no later than February 17, 2012.  On February 17, 2012, adidas AG submitted such non-binding preliminary indication of interest in acquiring the Company for a proposed consideration of approximately $10.00 per share.

The Board of Directors met again on February 16 and 21, 2012 to review updates from Morgan Stanley on possible strategic alternatives.  At the meeting on February 21, 2012, the Board formed a special committee (the “Strategic Alternatives Negotiation Committee”), consisting of Mr. Russell Fleischer, to work directly with Morgan Stanley and with Haynes and Boone, LLP, the Company’s outside counsel (“Haynes and Boone”) to negotiate with any potential bidders and to recommend a strategic alternative to the entire Board. At that time, the Board instructed Haynes and Boone to prepare a bid form of an Agreement and Plan of Merger.  Morgan Stanley continued to update the Board and management with respect to the other potential bidders contacted.

At a regular quarterly meeting of the Board on February 27, 2012, Morgan Stanley made a telephonic presentation to the Board regarding its efforts to explore strategic alternatives, including updates on the various potential bidders contacted and the level of interest from such parties.

On February 27, 2012, Morgan Stanley sent a letter to adidas AG informing it of the process to submit a formal bid to acquire the Company in the format specified therein no later than March 9, 2012.  On February 28, 2012, representatives of adidas AG were granted access to an online datasite established by the Company, providing additional non-public information regarding the Company.  On February 29, 2012, Morgan Stanley sent the Company’s bid form of Agreement and Plan of Merger to adidas AG.  During the next ten days, a series of due diligence meetings between the Company’s management, auditors, and attorneys and representatives of adidas AG were conducted at the Company’s headquarters in Plano, TX, at the offices of the Company’s auditors in Dallas, TX, and telephonically.

Mr. Oliver G. Brewer III, the Company’s then Chief Executive Officer and a member of the Board, resigned effective as of February 29, 2012.  In connection with Mr. Brewer’s resignation, the Board appointed the Chairman of the Board and founder of Adams Golf, Mr. B.H. Adams, as Interim Chief Executive Officer.  Mr. Adams previously served as the Company’s Chief Executive Officer from 1987 until January 2002, and President of the Company from 1987 until August 2000.

On March 9, 2012, adidas AG delivered a revised draft of the Agreement and Plan of Merger along with its final offer to the Company stating that, subject to the completion of certain specific outstanding diligence items, it was willing to acquire the Company for consideration of $10.80 per share.

The Board held a special telephonic meeting on March 11, 2012, at which Morgan Stanley gave a presentation on its efforts to explore strategic alternatives and the non-binding offer to purchase the Company by adidas AG.  The Board unanimously voted to negotiate a transaction with adidas AG and authorized Morgan Stanley and Haynes and Boone to negotiate definitive agreements with adidas AG on a non-exclusive basis.

Between March 11 and March 18, 2012, Haynes and Boone and the Strategic Alternatives Negotiation Committee negotiated a final Agreement and Plan of Merger with counsel for Parent, while Parent and its representatives continued confirmatory diligence of the Company.  Parent also negotiated the Voting Agreements with the individual Locked-up Stockholders.  On March 16, 2012, upon the recommendation of the Strategic Alternatives Negotiation Committee, Haynes and Boone sent the final draft of the Merger Agreement, subject to non-substantive changes, together with certain background materials and materials from Morgan Stanley regarding its fairness opinion and related analyses, for review and consideration in advance of the Board meeting to be held on March 18, 2012.

During this time, at the direction of the Strategic Alternatives Negotiation Committee negotiations were undertaken to seek revisions to the draft form of voting agreements proposed by Parent.  Such negotiations led to explicit concessions from Parent to exclude any shares owned by Roland E. Casati from the shares of Common Stock subject to the voting agreements of Messrs. John M. Gregory and Joseph Gregory and SJ Strategic and to provide for a reduction in the numbers of shares of Common Stock subject to all voting agreements from approximately 34% to 30% in the aggregate if the Board makes an Adverse Recommendation Change following an Intervening Event (each, as defined in the Merger Agreement, see “The Merger Agreement—No Solicitation; Board Recommendation” on page 38) in accordance with the Merger Agreement.

On March 18, 2012, the Board held a telephonic meeting to discuss the proposed transaction and to review the final draft of the Merger Agreement, during which the directors discussed in depth the potential benefits and drawbacks of the proposed transaction to the Company’s stockholders. Morgan Stanley gave a presentation reviewing the broad process of exploring strategic alternatives for the Company that it had conducted over the past three months, which included contacting over forty potential acquirors, consisting of potential strategic and private equity buyers, and potential financing sources.  Mr. Fleischer discussed the proposed transaction, noting that it was the Strategic Alternatives Negotiation Committee’s recommendation that the Board approve the Merger Agreement and the transaction. Morgan Stanley then summarized Morgan Stanley’s analysis of the proposed transaction consideration and rendered to the Board its oral opinion, subsequently confirmed in writing, that as of March 18, 2012, based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in its opinion, the merger consideration to be received by the holders of shares of Common Stock in the Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view. The Board, with the assistance of Haynes and Boone, reviewed the material terms and conditions of the Merger Agreement, as reflected in the then current draft of the Merger Agreement, including certain contractual obligations, conditions and termination rights, and payment of a termination fee by the Company in certain specified circumstances. Following a thorough discussion, the Board unanimously determined that the Merger was advisable to, and in the best interests of, the Company and its stockholders, and approved and adopted the Merger and the Merger Agreement, resolved to recommend that the Company’s stockholders vote to adopt the Merger Agreement, and authorized its executive officers to execute and deliver the Merger Agreement.

On March 18, 2012, the parties executed and delivered the Merger Agreement, and on March 19, 2012, the parties announced the signing of the Merger Agreement.

Reasons for the Merger; Recommendation of the Board of Directors

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with the Company’s senior management, legal counsel and financial advisors and, in recommending that the Company’s stockholders vote their shares of Common Stock in favor of the adoption of the Merger Agreement, considered the following factors, each of which the Board believed supported its recommendation:

•
Assessment of Adams Golf’s Business.  Based on its knowledge and discussions with management regarding Adams Golf’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of the Company’s business and the industry in which it competes, and current industry, economic and market conditions, both on a historical and on a prospective basis, Adams Golf’s Board of Directors believed that the Merger presented an opportunity for Adams Golf’s stockholders to realize greater value than the value likely to be realized by Adams Golf’s stockholders in the event Adams Golf remained independent or pursued other alternatives considered in the review process, particularly in light of increased competition from larger companies.

•
Certainty of Value. The Board considered the form of consideration to be paid to the stockholders in the Merger and the certainty of the value of the cash consideration compared to the potential risks to the Company of continuing to operate as a going concern.  After conducting an extensive review of our results of operations and business prospects, management and the Board determined that continuing to operate independently was not reasonably likely to create greater value for our stockholders for the foreseeable future.

•
Strategic Alternatives. The Board considered and discussed with the Company’s management and advisors several potential alternatives to the acquisition by Parent, including the possibility of continuing to operate the Company as an independent entity and combinations with other merger partners, the possibility of issuing additional equity or debt in a public or private offering the possibility of certain asset sales and the desirability and perceived risks of these and other alternatives, as well as the range of potential benefits to the Company’s stockholders of each of these alternatives. The Board’s belief, after a review of potential strategic alternatives and based on, among other things, the Company’s ability to execute its strategic plan, the potential for significant dilution to the stockholders in any equity offering, the uncertain debt and capital markets, the potential inability to fund the Company’s capital expenditures and the increased value offered to stockholders in the Merger was more favorable to the stockholders of the Company than the potential value that might have resulted from other strategic opportunities reasonably available to the Company, including remaining an independent company.

•
Transaction Financial Terms. The Board considered the relationship of the merger consideration to the current and historical market prices of the Company’s Common Stock and the fact that the merger consideration was to be paid in cash, which would provide stockholders with the opportunity for liquidity and to receive a premium over the current and recent prices of the Common Stock. The Board reviewed historical market prices, volatility and trading information with respect to the Common Stock, including the fact that the merger consideration represented a premium of 80.3% over the average closing price per share of Common Stock on the NASDAQ Capital Market over the 30 days prior to  January 4, 2012 (which was the date we announced that we were examining strategic alternatives), 95.2% over the average closing price per share of Common Stock over the 90 days prior to January 4, 2012, 84.2% over the average closing price per share of Common Stock over the six months prior to January 4, 2012 and 79.0% over the average closing price per share of Common Stock for the one year prior to January 4, 2012.

•
Process.  The Board considered that the Merger was agreed to only after a lengthy process pursuant to which a total of over 40 potential purchasers were contacted during the first phase of the process, which included the submission of five confidentiality and non-disclosure agreements, one indication of interest, and the submission of one final bid.

•
Advice and Opinion of Morgan Stanley & Co. LLC. The Board considered the analysis of Morgan Stanley. In addition, the Board considered the opinion and financial presentation of Morgan Stanley, dated March 18, 2012, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the Merger by holders of shares of Common Stock, as more fully described below in the section entitled “Opinion of the Adams Golf Financial Advisor.”

•
Terms of the Merger Agreement. The Board considered the terms of the Merger Agreement, including the ability of Company, under certain circumstances specified in the Merger Agreement and prior to stockholder approval, to furnish information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide acquisition proposal.

•
Ability to Withdraw or Change Recommendation. The Board considered its ability under the Merger Agreement to withdraw or modify its recommendation in favor of the Merger under certain circumstances, including its ability to terminate the Merger Agreement in connection with a Superior Proposal or an Intervening Event (each as defined in the section entitled “The Merger Agreement—No Solicitation; Board Recommendation”), subject to payment of a termination fee of approximately $3,546,172, equal to 4% of the aggregate consideration to be paid to stockholders and optionholders pursuant to the Merger Agreement.

•
Enforceability. The Board considered the Company’s right to specifically enforce the Merger Agreement in the event that the Merger is not effectuated due to the Parent’s or Merger Sub’s breach of or failure to perform its obligations under the terms of the Merger Agreement.

•
Reasonableness of Termination Fee. The Board considered the termination fee payable by the Company to Parent in the event of certain termination events under the Merger Agreement and the Board of Directors’ determination that the termination fee of 4% of the aggregate consideration payable to stockholders and optionholders pursuant to the Merger Agreement is within the reasonable range of termination fees for transactions of this type.

•
Availability of Appraisal Rights. The Board considered the availability of statutory appraisal rights in connection with the Merger to the Company’s stockholders who vote against the Merger and who otherwise comply with all the required procedures under the DGCL, which allows such stockholders to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery in connection with the Merger.

•
Uncertainty of Management Transition.  On February 29, 2012, the Company’s then Chief Executive Officer, Oliver G. Brewer III, resigned from all of his positions as a director and officer of the Company and its subsidiaries and went to work for the Company’s competitor, Callaway Golf Company, on March 5, 2012.  Mr. Adams was appointed Interim Chief Executive Officer on February 29, 2012.  However, it is unclear that the Company will be able to find a suitable permanent replacement Chief Executive Officer on terms and conditions satisfactory to Adams Golf, and if the Company can find such a replacement, what effect the transition and new Chief Executive Officer will have on the Company’s strategic plans and continued operations.

            The Board also considered and discussed a number of risks, uncertainties and other countervailing factors in its deliberations relating to entering into the Merger Agreement and the transactions contemplated thereby, including:

•
Impact on the Company’s Stockholders. The Board considered the fact that, subsequent to the completion of the Merger, the Company would no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent the Company’s stockholders from participating in future earnings or growth of the Company and from benefiting from any appreciation in value of the combined company.

•
Operating Covenants. The Board considered the potential limitations on the Company’s pursuit of business opportunities due to pre-closing covenants in the Merger Agreement whereby the Company agreed that it will carry on its business in the ordinary course in substantially the same manner as previously conducted and, subject to specified exceptions, will not take a number of actions related to certain assets or the conduct of its business without the prior written consent of Parent.

•	Taxable Consideration. The Board considered that the gains, if any, from the contemplated transactions generally would be taxable to the Company’s stockholders for federal income tax purposes.

•
Effect of Public Announcement. The Board considered the effect of a public announcement of the Merger Agreement on the Company’s operations, stock price, customers and employees and its ability to attract and retain key management and employees.

•
Termination Fee. The Board considered that the Company would have to pay a termination fee of approximately $3,546,172, equal to 4% of the aggregate consideration to be paid to stockholders and optionholders pursuant to the Merger Agreement, if it terminated the Merger Agreement in accordance with its terms in certain circumstances, including in order to enter into a Superior Proposal.

•
Potential Conflicts of Interest. The Board was aware of the potential conflicts of interest between the Company, on the one hand, and certain of the Company’s executive officers and directors, on the other hand, as a result of the transactions contemplated by the Merger.

•	Possible Disruption. The Board considered the effect of disruption that may be caused by unexpected bidders or the failure to complete the Merger.

•	Closing Conditions. The Board considered that the Merger is subject to certain conditions to closing that are beyond the Company’s control.

•
Sole Remedy.  The Board considered the fact that the Company’s sole and exclusive remedy for any damages it incurs in connection with the Merger Agreement, including any failure by Parent to close the Merger, would be the right to specifically enforce the Merger Agreement and it would not receive any termination fee.

The Board believed that, overall, the potential benefits to the Company’s stockholders of entering into the Merger Agreement outweighed the contemplated risks and therefore would provide the maximum value to the Company’s stockholders.

The foregoing discussion summarizes the material factors considered by the Board of Directors in its consideration of the Merger. After considering these factors, as well as others, the Board of Directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Board of Directors and the complexity of these matters, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors but conducted an overall analysis of the transaction. In addition, individual members of the Board of Directors may have assigned different weights to various factors. The Board of Directors unanimously approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

The Board of Directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

 Opinion of the Adams Golf Financial Advisor

The Board retained Morgan Stanley to (i) identify practical strategies designed to improve the performance of the Common Stock, (ii) identify potential counterparties and expected valuations for a possible merger, sale or other strategic business combination, and to provide the Company with financial advisory services in connection with such possible transaction, and (iii) identify and explain any other strategic recommendations that the Company should consider. The Company selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation.

If the Company determined to enter into a definitive agreement with respect to a sale of all or substantially all of the Company and under the terms of the engagement letter between the Company and Morgan Stanley, Morgan Stanley agreed to render, upon the Company’s request, a fairness opinion in accordance with Morgan Stanley’s customary practice with respect to the consideration to be received in a proposed sale, merger or other strategic business combination. At the meeting of the Board on March 18, 2012, Morgan Stanley rendered to the Board its oral opinion, subsequently confirmed in writing, that as of March 18, 2012, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley as set forth in such written opinion, the consideration of $10.80 per share to be received by the holders of the Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of March 18, 2012, is attached hereto as Annex D. Morgan Stanley’s opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley as set forth in such written opinion. The Company encourages you to read the opinion carefully and in its entirety.

Morgan Stanley’s opinion is directed to the Board and addresses only the fairness from a financial point of view to the holders of the Common Stock of the consideration to be paid pursuant to the Merger Agreement, as of the date of such opinion. It does not address any other aspects of the Merger, or in any manner address the prices at which the Common Stock will trade at any time, and does not constitute an opinion or a recommendation as to how any stockholders of the Company should vote at any stockholders’ meeting to be held in connection with the Merger. The summary of Morgan Stanley’s opinion set forth below is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;
•	reviewed certain internal financial statements and other financial and operating data concerning the Company;
•	reviewed certain financial projections prepared by the management of the Company;
•	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
•	reviewed the reported prices and trading activity for the Common Stock;
•
compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other publicly traded companies comparable with the Company and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
•	participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;
•	reviewed the Merger Agreement and certain related documents; and
•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, Morgan Stanley assumed that the

Merger would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and actuarial advisors with respect to legal, tax, regulatory and actuarial matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of the Common Stock pursuant to the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, March 18, 2012. Events occurring after March 18, 2012 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its opinion dated March 18, 2012. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Various analyses presented below were based on the closing price of the Common Stock of $6.31 per share as of January 4, 2012, the last full trading day prior to the public announcement that the Company intended to evaluate strategic alternatives, in order to compare the consideration received in the Merger to the performance of the Common Stock before it was affected by public anticipation of a possible sale, merger or other strategic business combination. Following the public announcement that the Company intended to evaluate strategic alternatives, on January 5, 2012 the price of the Common Stock increased by approximately 13% to $7.16 per share, and overall between January 4, 2012 and March 16, 2012 the price of the Common Stock increased by approximately 56% to $9.86 per share.

Historical Share Price Performance

Morgan Stanley reviewed the historical price performance of the Common Stock and compared various spot and average historical prices to the consideration of $10.80 per share.

Morgan Stanley observed that the closing price of the Common Stock was $6.31 on January 4, 2012, the last full trading day prior to the public announcement that the Company intended to evaluate strategic alternatives. Morgan Stanley noted that the implied premium of the consideration of $10.80 per share over the closing price per share on January 4, 2012 was 71.2%.

The following table presents average and high closing prices for the Common Stock over periods relative to the announcement by the Company of its intention to evaluate strategic alternatives on January 4, 2012, and the premiums implied by the consideration of $10.80 per share over such closing prices.

	1 Day Prior	30 Days Average	90 Days Average	6 Month Average	12 Month Average	LTM High	High Since 2000
Share Price	$6.31	$5.99	$5.53	$5.86	$6.03	$7.88	$10.20
Premium Implied by Consideration of $10.80 Per Share	71.2%	80.3%	95.2%	84.2%	79.0%	37.1%	5.9%

Relative Trading Performance. Morgan Stanley reviewed and analyzed historical ratios of aggregate value (defined as market capitalization, plus consolidated total debt, plus minority interests, if any, plus preferred stock outstanding, if any, and less consolidated total cash and cash equivalents) to earnings before interest, taxes and depreciation on a consolidated basis (“EBITDA”) for the Company and for certain other companies comparable with the Company over certain twelve-month periods (this ratio is referred to in this section as the “LTM EBITDA Multiple”). This analysis is designed to compare the historical aggregate value of the Company relative to the performance of its business to (i) that of other companies comparable with the Company and (ii) the consideration per share to be received by the holders of the Common Stock pursuant to the Merger Agreement.

Morgan Stanley observed that the Company has generally been valued at lower LTM EBITDA Multiples than its peers. Morgan Stanley observed that while the Common Stock had generally been valued at LTM EBITDA Multiples of between 5.0 and 7.0, the comparable companies were generally valued at LTM EBITDA Multiples of between 6.5 and 9.0.

Morgan Stanley noted that the implied LTM EBITDA Multiple of the consideration of $10.80 per share was 8.9.

Analysis of Precedent Transactions

 Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some characteristics with the Merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for selected transactions featuring public targets in the sporting goods equipment industry with total consideration of $350 million or less since 2000. The following is a list of the transactions reviewed:

Selected Transactions (Announcement Date: Target / Acquiror)

• September 2008	King’s Safetywear Ltd. / Safe Step Group Ltd.

• June 2007	Everlast Worldwide, Inc. / Brands Holdings Ltd.

• December 2006	Igloo Vikski Inc. / Lanctot Ltd.

• February 2005	Malcolm Group PLC / Malcolm of Brookfield (Holdings)

• April 2004	Hockey Co. Holdings Inc. / Reebok International Ltd.

• November 2003	Football USA Inc. / K2 Inc.

• April 2003	Varsity Brands Inc. / Investor Group

• December 2002	Rawlings Sporting Goods Co. / K2 Inc.

• April 2000	PlayCore Inc. / Chartwell Investments II LLC

Morgan Stanley reviewed the premiums paid for the transactions described above over (i) the closing price of the target company’s stock on the trading day prior to public announcement of the transaction and (ii) the closing price of the target company’s stock 30 days prior to public announcement of the transaction. This review indicated the following:

	High	Low	Mean	Median
Premium to Price One Day Prior to Announcement	49.6%	8.8%	30.0%	29.4%
Premium to 30-Day Average Price	63.0%	14.9%	39.0%	40.1%

Morgan Stanley observed that the closing price of the Common Stock was $6.31 on January 4, 2012, the last full trading day prior to the public announcement that the Company intended to evaluate strategic alternatives. Morgan Stanley noted that the implied premium of the consideration of $10.80 per share over the closing price per share on January 4, 2012 was 71.2%, and that the implied premium of the consideration over the closing price per share 30 days prior to January 4, 2012 was 95.7%.

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Furthermore, Morgan Stanley based its analysis of the selected precedent transactions on the closing price of the relevant target company’s stock as of the trading days immediately prior to and 30 days prior to the public announcement of such relevant transaction. Morgan Stanley cannot be certain that the performance of such target company’s stock was not affected prior to such announcement by a public announcement that such target company was evaluating strategic alternatives or rumors to that effect. Mathematical analysis (such as determining the mean and median) is not in itself a meaningful method of using precedent transaction data.

Discounted Cash Flow Analysis

 Morgan Stanley calculated a range of implied equity values per share based on a discounted cash flow analysis. A discounted cash flow analysis is designed to provide an implied value of the present value of a company’s future cash flows. Morgan Stanley utilized the financial projections prepared by management of the Company in performing its discounted cash flow analysis (see “—Projected Financial Information” beginning on page 25). Morgan Stanley calculated the net present value of estimated free cash flows for the Company for 3.75-year and 4.75-year periods. These cash flows were discounted to present values at a series of exit multiples ranging from 5.0 to 7.0, based on the Company’s historical LTM EBITDA Multiples, and a series of discount rates ranging from 8.4%

to 10.4%, based on the Company’s weighted average cost of capital, which was determined by calculating the Company’s cost of equity using the capital asset pricing model.

Morgan Stanley observed that the range of implied present value per share suggested by a discount rate of 9.4% was approximately $10.35 to $14.58. Morgan Stanley noted that the consideration per share to be received by the holders of the Common Stock pursuant to the Merger Agreement is $10.80 per share.

General

 In connection with the review of the Merger by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of the Company. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view, as of March 18, 2012, of the consideration to be received by the holders of the Common Stock pursuant to the Merger Agreement to such holders and in connection with the delivery of its opinion, dated March 18, 2012, to the Board. These analyses do not purport to be appraisals or to reflect the prices at which the Common Stock might actually trade.

The consideration to be received by the holders of the Common Stock was determined through arm’s length negotiations between the Company and Parent and was approved by the Board. Morgan Stanley provided advice to the Board during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to the Company or the Board or that any specific consideration constituted the only appropriate consideration for the Merger.

Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to approve, adopt and authorize the Merger Agreement. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the consideration to be received by the holders of the Common Stock pursuant to the Merger Agreement, or of whether the Board would have been willing to agree to different consideration.

The Board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses.  Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services.  Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, Parent, adidas AG, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Company financial advisory services and a financial opinion in connection with the Merger, and the Company has agreed to pay Morgan Stanley an aggregate fee of approximately $2,250,000, $250,000 of which was a non-refundable fee paid upfront and the remaining portion of which is contingent on consummation of the Merger up to 2.5% of the value of the transaction, plus a potential discretionary fee based upon the outcome achieved, determined at the sole discretion of the Company based on its assessment of Morgan Stanley’s contribution to the overall outcome of the transaction. The Company has not made a final determination as to whether it will pay any amount of such discretionary fee. In the three years prior to March 18, 2012, Morgan Stanley has provided financial advisory services to the Company, and has received fees in connection with such services. In the three years prior to March 18, 2012, Morgan Stanley has not provided financial advisory services to Parent, adidas AG or their affiliates. Morgan Stanley may seek to provide such services to Parent, adidas AG and the Company in the future and expects to receive fees for the rendering of these services. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Projected Financial Information

We do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, in the course of the sale process described under “—Background of the Merger,” we provided Parent, selected, non-public prospective financial information, which we refer to as the Projected Financial Information, prepared by management.  Such information was also made available to Morgan Stanley prior to the execution and delivery of the Merger Agreement. We have included the material portions of the Projected Financial Information below in order to give our stockholders access to this information as well. The prospective financial information included in the Projected Financial Information and set forth below was prepared for purposes of the Board of Directors’ consideration and evaluation of the Merger and to facilitate Morgan Stanley’s financial analyses in connection with the Merger. In addition, the prospective financial information included in the Projected Financial Information and set forth below was made available to Parent to facilitate the due diligence review by Parent and its advisors. The inclusion of the prospective financial information below should not be regarded as an indication that our management team, the Board of Directors, Morgan Stanley, or Parent considered, or now considers, any of the Projected Financial Information to be predictive of actual future results.

Our senior management team advised the Board of Directors, Morgan Stanley, and Parent that its internal financial forecasts, upon which the following prospective financial information was based, were subjective in many respects. The prospective financial information set forth below reflects numerous assumptions with respect to industry performance, general business, economic, geo-political, market and financial conditions and other matters, all of which are difficult to predict and beyond the Company’s control. The prospective financial information set forth below also reflects numerous estimates and assumptions related to our business that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, although the prospective financial information set forth below was prepared in good faith based on assumptions believed to be reasonable at the time the information was prepared, there can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized.

The prospective financial information set forth below was not prepared with a view toward public disclosure. Accordingly, the prospective financial information set forth below was not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles (“GAAP”), and some of the projections present financial metrics that were not prepared in accordance with GAAP. Neither the Company’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The prospective financial information set forth below does not take into account any circumstances or events occurring since the date such information was prepared or which may occur in the future, and, in particular, does not take into account any revised prospects of our business, changes in general business, geo-political or economic conditions or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future. The prospective financial information consists of forward-looking statements and is based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, geo-political, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including the factors described under “Cautionary Note Concerning Forward-Looking Statements” beginning on page 12, that could cause actual results to differ materially from those shown below. Since the prospective financial information set forth below covers multiple years, such information by its nature is subject to greater uncertainty with each successive year. In addition, the projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Merger, which might also cause actual results to differ materially.

We have made publicly available our actual results for the fiscal year ended December 31, 2011. You should review our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to obtain this information. See “Where You Can Find More Information” beginning on page 52. You are cautioned not to place undue reliance on the specific portions of the prospective financial information set forth in the Projected Financial Information. No one has made or makes any representation to any stockholder regarding the information included in the prospective financial information set forth in the Projected Financial Information.

For the foregoing reasons, as well as the bases and assumptions on which the prospective financial information set forth in the Projected Financial Information was compiled, the inclusion of the prospective financial information in this proxy statement should not be regarded as an indication that such information will be predictive of actual future results or events, and it should not be relied on as such. Except as required by applicable securities laws, we have not updated nor do we intend to update or otherwise revise the prospective financial information set forth below, including, without limitation, to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events, including, without limitation, changes in general economic, geo-political or industry conditions, even in the event that any or all of the assumptions underlying the prospective financial information is shown to be in error.

The Projected Financial Information included the following estimates of the Company’s future financial performance for fiscal years 2011 through 2016:

	Fiscal Year Ending 12/31,
	2011E	2012E	2013E	2014E	2015E	2016E
Adams Income Statement
Total Revenue	96.5	108.8	118.6	129.2	140.9	153.2
% growth	11.9%	12.8%	9.0%	9.0%	9.0%	8.8%
Cost of Goods Sold	(53.7)	(60.9)	(67.0)	(72.9)	(79.5)	(86.4)
% of sales	55.7%	56.0%	56.6%	56.4%	56.4%	56.4%
Gross Profit	42.8	47.9	51.5	56.3	61.4	66.8
% margin	44.3%	44.0%	43.5%	43.6%	43.6%	43.6%
Total Operating Expenses	(36.2)	(39.3)	(43.5)	(47.0)	(49.6)	(52.1)
% of sales	37.5%	36.7%	36.7%	36.4%	35.2%	34.0%
EBIT	6.5	8.6	8.0	9.3	11.9	14.7
% margin	7%	8%	7%	7%	8%	10%
Depreciation & Amortization	1.4	2.1	0.7	0.8	0.9	0.9
% of sales	1.4%	1.9%	0.6%	0.6%	0.6%	0.6%
EBITDA	7.9	10.6	8.8	10.1	12.7	15.6
% margin	8.2%	9.8%	7.4%	7.8%	9.0%	10.2%
% growth	8.6%	34.3%	(17.4%)	14.8%	26.1%	22.8%
Net Income	9.2	8.3	7.7	9.0	11.5	14.3
% margin	9.5%	7.6%	6.5%	6.9%	8.1%	9.3%
% growth	64.1%	(9.4%)	(6.7%)	15.7%	28.1%	24.2%

Adams Cash Flow Statement
	Fiscal Year Ending 12/31,
	2011E	2012E	2013E	2014E	2015E	2016E
Cash from Operating
Net Income	9.2	8.3	7.7	9.0	11.5	14.3
D&A	1.4	2.1	0.7	0.8	0.9	0.9
(Increase) / Decrease in Working Capital	(2.4)	0.3	(3.0)	(3.7)	(4.1)	(4.5)
Cash Flow from Operating Activities	8.1	10.6	5.4	6.0	8.2	10.7
Cash from Investing
Capital Expenditure	(2.0)	(0.6)	(0.6)	(0.7)	(0.8)	(0.8)
Cash Flow from Investing Activities	(2.0)	(0.6)	(0.6)	(0.7)	(0.8)	(0.8)
Free Cash Flow	6.1	10.1	4.9	5.3	7.4	9.9

Financing of the Merger

The Merger Agreement does not contain any financing-related closing condition, and Parent has represented that it will have sufficient funds at the closing of the Merger to fund the payment of the merger consideration.

Interests of Adams Golf Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors to vote “FOR” the proposal to adopt the Merger Agreement, Adams Golf’s stockholders should be aware that certain of Adams Golf’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of Adams Golf’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Board of Directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and to recommend that our stockholders vote in favor of the proposal to adopt the Merger Agreement.

Mr. Fleischer, as the sole member of our Strategic Alternatives Negotiation Committee, was paid $25,000 in connection with his services in negotiating the Merger Agreement, as authorized and approved by the Board on February 27, 2012.

Treatment of Restricted Stock Shares; Cash Payable for Outstanding Shares Pursuant to the Merger

The Merger Agreement provides that each Restricted Stock Share granted by the Company, including awards with respect to which the restrictions have not lapsed that is outstanding as of the Effective Time, will have its forfeiture provisions lapse, or shall become fully vested, as the case may be, immediately prior to the Effective Time and the shares of Common Stock, as applicable, underlying such Restricted Stock Share will be treated in the same manner as the other outstanding shares of Common Stock in the Merger. Therefore, Company directors and executive officers who hold Restricted Stock Shares, including shares of Common Stock underlying their Restricted Stock Shares, will no longer be subject to forfeiture provisions or vesting requirements and will receive the same cash consideration with respect to such shares of Common Stock on the same terms and conditions as the other stockholders of the Company.

If the Company’s directors and executive officers own shares of Common Stock, they will receive the same cash consideration per share on the same terms and conditions as the other stockholders of the Company in the Merger. As of [ ______], 2012, the Company’s directors and executive officers beneficially owned in the aggregate 2,835,965 shares of Common Stock (excluding shares of Common Stock issuable upon the exercise of options to purchase Common Stock but including 88,750 shares of Common Stock underlying their Restricted Stock Shares).  As a result, the directors and executive officers holding such shares of Common Stock would be entitled to an aggregate cash amount equal to $30,628,422.

The following table sets forth, as of [ ______], 2012, the cash consideration that each director and executive officer would be entitled to receive for such person’s shares of Common Stock in the Merger (including shares of Common Stock underlying Restricted Stock Shares but excluding shares of Common Stock issuable upon the exercise of options to purchase Common Stock).

Director/Executive Officer	Number of Shares Owned Including Restricted Stock Shares	Aggregate Amount Payable for Shares
B.H. (Barney) Adams	456,976	4,935,340.80
Russell L. Fleischer	12,273	132,548.40
John M. Gregory	1,129,196	12,195,316.80
Joseph R. Gregory	1,131,946	12,225,016.80
Mark R. Mulvoy	12,523	135,248.40
Robert D. Rogers	13,523	146,048.40
Pamela High	79,528	858,902.40

Treatment of Options

Under the terms of the Merger Agreement, each outstanding stock option held by our employees (including our executive officers) and directors that is outstanding and unexercised as of immediately prior to the Effective Time (whether or not such stock option is vested and exercisable prior to the Effective Time) will have its vesting period accelerated in full and will be canceled and converted into the right to receive a cash payment equal to the number of shares underlying the option multiplied by the amount (if any) by which $10.80 exceeds the option exercise price, less any applicable withholding taxes, and without interest.

As of [______], 2012, the directors and executive officers of the Company held, in the aggregate, options to purchase 37,500 shares of Common Stock, which does not include any unvested options to purchase shares of Common Stock. Assuming the Effective Time occurs on [ _____], 2012 the directors and executive officers holding such options would be entitled to an aggregate cash amount equal to $270,500.

The following table shows, for our directors and executive officers, the aggregate number of shares subject to outstanding options, whether vested or unvested and the cash-out value of all outstanding options with a per share exercise price or reference price less than $10.80 (without taking into account any applicable tax withholdings).  The information in the table is as of [_____], 2012.

	Vested Options			Unvested Options
Name	Number of Shares Underlying Vested Options	Weighted Average Exercise Price Per Share	Consideration from Vested Options	Number of Shares Underlying Unvested Options	Weighted Average Exercise Price Per Share	Consideration from Unvested Options	Total Consideration
B.H. (Barney) Adams
Russell L. Fleischer	12,500	$4.72	$76,000				$76,000
John M. Gregory
Joseph R. Gregory
Mark R. Mulvoy	12,500	$1.24	$119,500				$119,500
Robert D. Rogers	12,500	$4.80	$75,000				$75,000
Pamela High

Payments Due Executives and Directors

The Company has entered into certain agreements or arrangements with Mr. Adams and Ms. High, which are described below.  These agreements provide for payments to be made to the executives under certain circumstances following the Effective Time, which are summarized below:

•
Mr. Adams serves under an employment agreement with us that expires on December 31, 2012 (the “Employment Agreement”). Effective February 29, 2012, in connection with Mr. Adams’ appointment as our Interim Chief Executive Officer, the Board of Directors agreed to pay Mr. Adams’ an additional salary of $15,000 per month and to pay Mr. Adams a bonus payment of $100,000 upon the earlier of: (i) the appointment of his successor and (ii) the consummation of the sale of the Company.  The Employment Agreement also provides Mr. Adams with certain severance payments in the event his employment is terminated by us without “Cause” or by him for “Good Reason”.  Among other things, Mr. Adams would have “Good Reason” to terminate his employment if his title, position, reporting requirements, responsibilities or duties were substantially reduced, his base salary were reduced or the successor to the Company following a merger were to fail to assume in writing the Employment Agreement.  These severance payments include: (i) payment equal to one year’s base salary in effect immediately prior to such termination and (ii) for a period of one year following such termination, any continuation coverage for which Mr. Adams may be entitled under COBRA.

•
On February 24, 2011, we entered into that certain Agreement Between Executive and Adams Golf Regarding Termination Due to a Change of Control or Termination Without Cause with Ms. High (the “Change of Control Agreement”).  The Change of Control Agreement expires on January 31, 2014. If Ms. High’s employment is terminated as part of a change of control of the Company, Ms. High would be entitled to receive any unpaid compensation earned or accrued as of the effective date of her termination and continued payments of base salary and substantially equal medical benefits for the twelve months following such termination. In addition, on October 23, 2009, Ms. High was granted 50,000 Restricted Stock Shares.  The Restricted Stock Shares vest in four equal annual installments beginning October 2010.  On May 25, 2010, Ms. High was granted 5,000 restricted shares of our common stock.  The restricted stock vests in four equal annual installments beginning May 2011.  On October 28, 2010, Ms. High was granted 30,000 restricted shares of our common stock.  The restricted stock vests in four equal annual installments beginning October 2011.  Upon the occurrence of a change of control, all of Ms. High’s unvested shares of restricted stock would vest no later than the calendar day immediately preceding the sale or closing date of the transaction.

The following table summarizes the estimated amount of the change in control payments that would be paid to our executive officers if each executive officer’s employment were terminated immediately following the Merger, assuming a [_____], 2012 closing date (the “Closing Date”).

Name	Change of Control Payments ($)		Benefits Continuation	Total
Pamela J. High	$160,000		$7,506	$183,506
B.H. Barney Adams	$220,000	(1)	$11,783	$231,783

(1)  Mr. Adams’ change of control payments consist of a $120,000 payment (one year’s base salary) under the Employment Agreement with respect to his position as Chairman of the Board and a $100,000 payment upon the consummation of a sale of the Company in connection with his appointment as our Interim Chief Executive Officer.

Interests of Mr. Brewer under Separation Agreement and Release

The Company entered into a Separation Agreement and Release with Oliver G. Brewer III, the former President and Chief Executive Officer of the Company, effective as of February 29, 2012, pursuant to which the 75,000 unvested Restricted Stock Shares previously granted to Mr. Brewer were no longer subject to immediate forfeiture upon his termination and vested upon the public announcement of the Merger.  In addition, pursuant to the Employment Agreement between Mr. Brewer and Calloway Golf Company, Mr. Brewer agreed to divest all 842,400 shares of Common Stock, which includes the 75,000 Restricted Stock Shares described above, owned by Mr. Brewer on or before December 31, 2012.  As of [  ●  ], the record date for the special meeting, Mr. Brewer held and is entitled to vote approximately 10.5% of our Common Stock outstanding.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that from the effective time and until a period of six (6) years following the closing date, the surviving corporation will indemnify, defend and hold harmless to the fullest extent permitted by law the present and former officers and directors of the Company and its subsidiaries against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Effective Time. In addition, the Merger Agreement requires that the indemnification provisions of the certificate of incorporation and bylaws of the surviving corporation contain the provisions with respect to indemnification, advancement of expenses and limitations on liability contained in the Second Amended and Restated Certificate of Incorporation, as amended, and the Amended Bylaws of the Company in effect immediately prior to the Effective Time and that such provisions shall remain in full force and effect for at least six (6) years from the Effective Time.

The Merger Agreement provides that, prior to the Effective Time,  the Company will purchase a directors’ and officers’ liability “tail” insurance policy that serves to reimburse present and former officers and directors of the Company and its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before, at or after the Effective Time, that will contain substantially the same scope and amount of coverage as the policy maintained by the Company immediately prior to the Effective Time. However, the Company will not pay a total premium in excess of 300% of the per annum rate of the aggregate annual premium currently paid by the Company to maintain its existing directors and officers’ insurance coverage.

Pursuant to the Merger Agreement, the indemnification and directors’ and officers’ insurance covenants described above will survive the consummation of the Merger and are intended to benefit, and will be enforceable by, any person or entity entitled to be indemnified under this provision of the Merger Agreement (whether or not parties to the Merger Agreement).

Section 16 Matters

Pursuant to the Merger Agreement, the Company must use commercially reasonable efforts to cause any dispositions of Company equity securities (including derivative securities) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        New Employment Arrangements

As of the date of this proxy statement, none of our executive officers nor any member of the Board of Directors has entered into or is in negotiations to enter into any amendments or modifications to existing employment agreements with us or our subsidiaries in anticipation of the Merger, nor has any executive officer who has plans or is expected to remain with the surviving corporation entered into or is in negotiations to enter into any agreement, arrangement or understanding with adidas AG, Parent or their respective affiliates regarding employment with Parent or the surviving corporation. Although no such agreement, arrangement or understanding currently exists for any executive officer at this time, adidas AG or Parent may request some of our executive officers to remain after the Merger is completed, and such executive officers may, prior to the closing of the Merger, enter into new arrangements with adidas AG, Parent or its affiliates regarding employment with Parent or the surviving corporation.  In addition, while no agreements or plans have been adopted as of the date of this proxy statement, the Company has agreed in the Merger Agreement to cooperate with Parent in connection with implementing retention plans or programs that would become effective immediately upon the Effective Time.

Continued Employee Benefits

Parent is to cause the surviving corporation to maintain in effect for at least one year employee benefit plans that provide the employees of the surviving corporation, as of the Effective Time, benefits and compensation plans (including with respect to salary and bonus but not equity awards), which are substantially comparable to those provided by the Company immediately prior to the Effective Time.  All of Adams Golf’s executive officers currently participate or are eligible to participate in Adams Golf’s health and welfare benefit plans, which include medical, dental, vision, life insurance, accidental death and dismemberment insurance, short term and long term disability, employee assistance program, flexible spending accounts and other welfare benefit plans.

Material Accounting Treatment

The Merger will be accounted for as a purchase under generally accepted accounting principles. The purchase price will be assigned to the fair value of the net tangible and intangible assets acquired, with any amounts in excess thereof being assigned to goodwill.  Goodwill will be capitalized unless and until it is deemed to be impaired, in which case the impairment will be measured and any such amount will be charged against current earnings.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. persons (as defined below) and non-U.S. persons (as defined below) whose shares of Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. person” to mean a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, we use the term “non-U.S. person” to mean a beneficial owner, other than a partnership, of shares of Common Stock that is not a U.S. person (as defined above).

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Common Stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners that hold shares of Common Stock as capital assets, and may not apply to shares of Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders that validly exercise their rights under Delaware law to object to the Merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, stockholders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or stockholders that hold Common Stock as part of a hedge, straddle, integration, constructive sale or conversion transaction). This discussion does not address the assumption of or receipt of consideration in connection with restricted stock, stock appreciation rights, restricted stock units or options to purchase shares of Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or non-U.S. tax laws.

U.S. Persons

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.   The exchange of shares of Common Stock for cash in the Merger by a U.S. person will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder whose shares of Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than twelve (12) months at the time of the consummation of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.   Backup withholding of tax may apply to cash payments to which a non-corporate stockholder is entitled under the Merger Agreement, unless the stockholder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Form W-9 that will be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Cash received in the Merger also generally will be subject to information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Persons

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.   The receipt of cash in exchange for shares of Common Stock in the Merger by a non-U.S. person generally will be exempt from U.S. federal income tax, unless:

•
the gain on shares of Common Stock, if any, is effectively connected with the conduct by the non-U.S. person of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the non-U.S. person’s permanent establishment in the United States), in which event (i) the non-U.S. person will be subject to U.S. federal income tax as described under “— U.S. Persons” above, but such non-U.S. person should provide a Form W-8ECI instead of a Form W-9, and (ii) if the non-U.S. person is a corporation, it also may be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty); or

•
the non-U.S. person is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, in which event the non-U.S. person will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of Common Stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

Backup Withholding and Information Reporting.   In general, if you are a non-U.S. person, you will not be subject to backup withholding and information reporting on a payment made with respect to shares of Common Stock exchanged for cash in the Merger if you have provided an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business) as part of the letter of transmittal. If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements may also apply to the partnership or other flow-through entity.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. person’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the Internal Revenue Service.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult with the stockholder’s own tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and non-U.S. tax laws, and, if applicable, the tax consequences of the assumption of or receipt of consideration in connection with options to purchase Common Stock, restricted stock, stock appreciation rights or restricted stock units.

Regulatory Approvals

Except for the filing of a certificate of merger in Delaware at or before the Effective Time and subject to the exemption from antitrust approvals discussed below, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Antitrust Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the implementing regulations thereunder (the “HSR Act”) requires the parties to certain acquisitions and other transactions that meet specified minimum size requirements to file a notification with the U.S. Department of Justice, Antitrust Division, and the U.S. Federal Trade Commission, unless an exemption applies.  We and Parent believe that the Merger is exempt from the notification requirements based on the fair market value of our assets that are considered non-exempt under the HSR Act.  Accordingly, neither we nor Parent are expected to make a notification under the HSR Act with respect to the Merger.  If such exemption does not apply, the Merger would not be able to be consummated until notification and report forms have been filed with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission by Parent and Adams Golf, and the applicable waiting period has expired or been terminated.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of Adams Golf. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which Parent, Adams Golf and their respective subsidiaries are engaged, the parties believe that the transaction will not violate antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

Adams Golf and Parent conduct business in a number of additional countries outside of the United States. The antitrust or merger control statutes or regulations of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein. Transactions such as the Merger are frequently scrutinized by foreign antitrust and competition authorities. Therefore, there can be no assurance that a challenge to the Merger under foreign antitrust or competition grounds will not be made or, if such a challenge is made, the result thereof.  As of the date hereof, Parent and Adams Golf believe that no such statute or regulation is applicable.  If any such statutes or regulations are hereafter determined to be applicable, Parent and Adams Golf intend to take such action as they may require, but no assurance can be given that any necessary approvals will be obtained. If any applicable waiting period has not expired or been terminated or any approval or exemption required to consummate the Merger has not been obtained, neither Parent nor the Company will be obligated to complete the Merger until such approval has been obtained or such applicable waiting period has expired or exemption been obtained.

Litigation Relating to the Merger

Since the announcement of the Merger, four putative stockholder class action lawsuits have been filed against the Company and the members of the Board of Directors in the Delaware Court of Chancery (the “Court”).  By order of the Court, the four lawsuits have been consolidated into a single stockholder class action (the “Action”).  The Action also names Parent and Merger Sub as additional defendants.  The Action asserts generally that the members of the Board of Directors breached their fiduciary duties by, among other things, failing to maximize stockholder value in the Merger and depriving the stockholders from participating in the Company’s long-term prospects, and further assert that the Company, Parent and Merger Sub aided and abetted those alleged breaches of duty.  The Action seeks, among other relief, an order enjoining the consummation of the Merger, rescissory damages or rescission of the Merger if it is consummated, other damages in an unspecified amount, and an award of attorneys’ fees and costs of litigation.

The Company, Parent and Merger Sub believe that the Action is without merit and intend to defend it vigorously.

Delisting and Deregistration of Common Stock

If the Merger is completed, the Common Stock will be delisted from the NASDAQ Capital Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Common Stock.

THE MERGER AGREEMENT

The following sections describe the material provisions of the Merger Agreement but do not purport to describe all of the terms of the Merger Agreement. The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by the Merger Agreement. The full text of the Merger Agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the Merger that is important to you. You are urged to carefully read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

The Merger Agreement should be read in conjunction with the disclosures in Adams Golf’s filings with the SEC available at the SEC’s website, www.sec.gov. The provisions contained in the Merger Agreement are intended to govern the contractual rights and relationships, and to allocate risks, between Adams Golf and Parent with respect to the Merger. The representations and warranties made by Adams Golf, Parent and Merger Sub to one another in the Merger Agreement were negotiated between the parties, and any inaccuracies in the representations and warranties may be waived by the beneficiary of such representations and warranties. Moreover, the representations and warranties are qualified in a number of important respects, including through the use of exceptions for certain matters disclosed by the Company to Parent in a confidential disclosure schedule and may be subject to a contractual standard of materiality different from those generally applicable to stockholders. None of the representations and warranties will survive the closing of the Merger.

 The Merger

At the Effective Time, Merger Sub will be merged with and into Adams Golf. The separate corporate existence of Merger Sub will cease and Adams Golf will continue as the surviving corporation. Adams Golf will become a wholly-owned subsidiary of Parent.  Merger Sub was created solely for purposes of the Merger and has no material assets or operations of its own.

 Closing and Effective Time

The closing of the Merger will take place on the second business day after the satisfaction or waiver of all of the conditions described below under “—Covenants and Agreements—Conditions of the Merger” beginning on page 42 (other than any condition that by its nature cannot be satisfied until the closing of the Merger, but subject to satisfaction of any such condition), unless Adams Golf and Parent agree to another closing time in writing.

The Merger will become effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as is specified in the certificate of merger and as is agreed to by Adams Golf and Parent, which is referred to as the Effective Time.

 Consideration to be Received in the Merger

The Merger Agreement provides that, at the Effective Time, each then issued and outstanding share of Common Stock (other than any shares of Common Stock (i) held in the treasury of Adams Golf, (ii) owned by Parent, (iii) owned by any direct or indirect wholly-owned subsidiary or affiliate of Parent (including Merger Sub), and (iv) held by Adams Golf stockholders validly exercising and perfecting appraisal rights) will be cancelled and extinguished and converted into the right to receive $10.80 in cash, without interest and less any withholding tax, which is referred to as the merger consideration. Following the Effective Time, each holder of shares of Common Stock will cease to have any rights with respect to such shares of Common Stock, except for the right to receive the merger consideration therefore, without interest and less any withholding tax.

 Cancellation of Shares

Each share of Common Stock held by Adams Golf as treasury stock and each share of Common Stock owned by Parent or any direct or indirect wholly-owned subsidiary or affiliate of Parent (including Merger Sub) immediately prior to the Effective Time will be automatically cancelled and extinguished and will not be entitled to any merger consideration.

Treatment of Stock Options and Restricted Stock

At the Effective Time, (i) each then outstanding Restricted Stock Share (whether vested or unvested) will be converted into the right to receive a cash payment equal to $10.80 (without interest and less any applicable withholding tax) for each share of Common Stock subject to such award, and (ii) each then outstanding stock option not previously exercised, whether or not then vested and exercisable, will be converted into the right to receive a cash payment equal to (A) (i) the excess, if any, of $10.80 (without interest) over the option exercise price, multiplied by (ii) the number of shares of Adams Golf common stock subject to such stock option, less (B) any applicable withholding tax.

We have agreed to use reasonable best efforts to take all such lawful action as may be necessary to provide for and give effect to the foregoing.

Appraisal Rights

The Merger Agreement provides that any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by those of our stockholders who have not voted in favor of or consented to the Merger and who are otherwise entitled to demand and have properly demanded and perfected their rights to be paid the fair value of such shares of Common Stock in accordance with, and who comply in all respects with Section 262 of the DGCL, will not be converted into the right to receive the merger consideration, and such Adams Golf stockholders will be entitled to only such rights as are granted by Section 262 of the DGCL. However, if any such Adams Golf stockholder fails to perfect or effectively waives, withdraws or loses his, her or its rights under Section 262 of the DGCL, his, her or its shares of Common Stock in respect of which he, she or it would otherwise be entitled to receive fair value under Section 262 of the DGCL will thereupon be deemed to have been converted, at the Effective Time, into the right to receive the merger consideration, less any applicable taxes required to be withheld and without any interest thereon, upon surrender of the certificate(s) representing such shares of Common Stock.

 Payment for Shares

Prior to completion of the Merger, Merger Sub will appoint a bank or trust company reasonably acceptable to Adams Golf to act as paying agent for the payment of the merger consideration. At the Effective Time, Parent or Merger Sub will deposit, or will cause to be deposited, with the paying agent funds sufficient to pay the merger consideration.

As soon as reasonably practicable after the Effective Time (but no later than three business days after the Effective Time), the paying agent will mail to all record holders of a certificate or certificates representing shares of Common Stock whose shares were converted into the right to receive the merger consideration a letter of transmittal and instructions on how to surrender certificates representing such shares of Common Stock or to cause the transfer of such shares of Common Stock in book entry form pursuant to an “agent’s message” (or such other evidence as the paying agent may reasonably request) in exchange for the merger consideration. The certificates can be surrendered or shares of Common Stock transferred, as the case may be, to the paying agent until the first anniversary of the Effective Time. Upon delivery of a valid letter of transmittal and the surrender of Common Stock certificates or transfer of book-entry shares of Common Stock, as the case may be, on or before the first anniversary of the Effective Time, Parent will cause the paying agent to pay the holder of such shares of Common Stock, in exchange therefor, cash in an amount equal to the merger consideration less any taxes required to be withheld multiplied by the number of shares of Common Stock surrendered or transferred, as the case may be, without interest. Each share of Common Stock that is surrendered or transferred will be cancelled. You should not send in your Common Stock certificates or transfer your book entry shares of Common Stock until you receive a letter of transmittal with instructions from the paying agent. Do not send Common Stock certificates with your proxy card.

Payment of the merger consideration may be made to a person other than the person in whose name a surrendered share of Common Stock is registered if:

•	such certificate is properly endorsed or otherwise is in proper form for transfer, including book entry transfer; and

•
the person requesting such payment establishes to the satisfaction of Merger Sub that any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of such surrendered or transferred share of Common Stock have been paid or are not applicable.

The merger consideration paid upon the surrender of certificates representing shares of Common Stock or transfer of book entry shares of Common Stock in accordance with the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock. At the Effective Time, the stock transfer books of Adams Golf will be closed and there will not be any further registration of transfers of any shares of Adams Golf’s capital stock thereafter on the records of Adams Golf.

If your Common Stock certificate has been lost, stolen or destroyed, you will be entitled to obtain payment of the merger consideration by complying with the reasonable replacement guidelines established by the paying agent and, if reasonably required by the paying agent, posting a bond, in such reasonable amount as the paying agent may direct, as indemnity against any claim that may be made against it with respect to your lost, stolen or destroyed Common Stock certificate.

Pursuant to the Merger Agreement, Parent, the surviving corporation and the paying agent may deduct and withhold from the merger consideration and any other amounts payable under the Merger Agreement in connection with the stock options, and Restricted Stock Shares, any amounts required to be withheld or deducted under the applicable federal, state, local or foreign tax laws with respect to the making of such payment.  Any such merger consideration payable with respect to stock options, or Restricted Stock Shares will be paid as soon as practicable after the Effective Time and in any case no later than fifteen (15) business days after the Effective Time.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by Adams Golf, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	authorization of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and enforceability of the Merger Agreement;

•
required governmental filings and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•
absence of conflicts with, violation or breach of, defaults under, the organizational documents of  the Company and its subsidiaries and certain contracts and permits in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	the capitalization of and capital structure of the Company;

•	the ownership of all shares of capital stock of the Company by Parent upon consummation of the Merger;

•	the Company’s ownership of all subsidiaries;

•	accuracy and sufficiency of SEC filings;

•	compliance with NASDAQ Capital Market rules and regulations;

•
preparation of the consolidated financial statements of the Company and its subsidiaries in accordance with United States GAAP on a consistent basis and in compliance with applicable SEC rules and regulations;

•	indebtedness;

•	accounts receivable;

•	inventory;

•	absence of certain “off-balance sheet arrangements;”

•	internal controls over financial reporting;

•	absence of certain changes or events and the conduct of business in the ordinary course of business since January 1, 2012;

•	absence of undisclosed material liabilities;

•	compliance with applicable laws (including anti-bribery and export control laws), court orders and certain regulatory matters;

•	material contracts;

•	accuracy of the information in this proxy statement;

•	legal proceedings;

•	labor matters;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	real property;

•	intellectual property;

•	environmental matters and compliance with environmental laws;

•	tax matters;

•	receipt of a fairness opinion from Morgan Stanley;

•	brokers’, finder’s and similar fees payable in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•	the inapplicability of state takeover statutes;

•	insurance;

•	related party transactions;

•	significant customers; and

•	illegal payments.

The Merger Agreement also contains a number of representations and warranties by Parent and Merger Sub, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	authorization of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and enforceability of the Merger Agreement;

•
required governmental filings and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•
absence of conflicts with, violation or breach of, defaults under, the organizational documents of Parent or Merger Sub and certain contracts and permits in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	“interested stockholder” (as defined in Section 203 of the DGCL) status and the ownership of shares of Common Stock;

•	accuracy of information supplied by Parent or Merger Sub for inclusion or incorporation by reference in this proxy statement;

•	sufficiency of funds to pay the merger consideration;

•	solvency of Parent and the Surviving Corporation upon consummation of the Merger;

•	operations of Merger Sub since its formation;

•	legal proceedings; and

•	acknowledgment of disclaimer of express or implied representations or warranties of the Company, except as set forth in the Merger Agreement and the Company’s disclosure letter.

Significant portions of the representations and warranties of Adams Golf, Parent and Merger Sub are qualified as to “materiality” or “material adverse effect.” Under the Merger Agreement, a material adverse effect means, when used in connection with Adams Golf, any event, circumstance, change, occurrence, state of facts or effect that (i) has, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Adams Golf and its subsidiaries, taken as a whole, or (ii) prevents or materially delays the ability of Adams Golf to consummate the Merger, other than, in the case of clause (i), any such events, circumstances, changes, occurrences or states of facts to the extent resulting from any of the following (except, in the case of the first, second and fourth and fifth bullets below, to the extent such event, circumstance, change, occurrence, state of facts or effect has a disproportionately adverse effect on Adams Golf and its subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Company operates):

•	changes in industries in which Adams Golf and its subsidiaries operate in general;

•
general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of the shares of Common Stock);

•
the announcement of the Merger Agreement, the pendency of the Merger and transactions contemplated by the Merger Agreement, the identity of Parent and the undertaking and performance or observance of the obligations contemplated by the Merger Agreement or necessary to consummate the transactions contemplated by the Merger Agreement, including adverse effects on the results of operations attributable to uncertainties associated with the period between March 18, 2012 and the Closing Date or the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees;

•	acts of war, insurrection, sabotage or terrorism;

•	changes in GAAP or the accounting rules or regulations of the SEC, in each case, arising or becoming effective after March 18, 2012; or

•
the failure, in and of itself, by Adams Golf to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after March 18, 2012 (it being understood that the causes underlying any such failure may be considered in determining whether a material adverse effect has occurred or would be reasonably expected to occur).

Covenants and Agreements

Operating Covenants

We have agreed generally to operate the business of the Company in the ordinary course consistent with past practices and specifically, with certain exceptions, that during the period from the date of the Merger Agreement until the Effective Time:

•
the Company and its subsidiaries will conduct business in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its commercially reasonable efforts to (A) preserve its business organizations intact, (B) maintain its existing relationships with material customers, suppliers, employees, creditors and business partners, to keep available the services of its present officers and employees and to manage its working capital (including the payment of accounts payable and the receipt of accounts receivable), and (C) (i) file all tax returns required to be filed by it and pay all of its debts and taxes when due and (ii) pay or perform its other liabilities when due, in each case, subject to good faith disputes over such debts, taxes or liabilities;

•
the Company will not amend its Second Amended and Restated Certificate of Incorporation or Amended Bylaws and its subsidiaries will not amend their certificate of incorporation, bylaws or other comparable charter or organizational documents;

•
neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than by and among the Company and its subsidiaries); (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, puts, collars, commitments or rights of any kind to acquire or sell (or stock appreciation rights with respect to), any shares of capital stock of the Company or any of its subsidiaries (including treasury stock), other than in respect of (1) the shares of the Company's capital stock reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Options outstanding on the date of the Merger Agreement or the vesting of Restricted Stock Shares or (2) grants of Options or Restricted Stock Shares to new hires pursuant to offer letters outstanding as of the date of the Merger Agreement and disclosed to Parent, (C)  split, combine or reclassify the Common Stock or any outstanding capital stock of any of the subsidiaries of the Company or (D) redeem, purchase or otherwise acquire, directly or indirectly, any of the Company's capital stock;

•
except as required by applicable law or under the terms of any of the Company’s benefit plans, the Company will not (A) make any changes in the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or other persons providing management services (other than increases in wages in the ordinary course of business and consistent with past practice to employees of the Company or its subsidiaries who are not officers, directors or affiliates of the Company), (B) adopt, enter into or amend (including acceleration of vesting) any employment, severance, consulting, termination, deferred compensation or other employee benefit agreement (collectively referred to as, "Employment Agreements") including, without limitation, any of the Company’s benefit plans, except that the Company and its subsidiaries may in the ordinary course of business consistent with past practice enter into in any such agreement in connection with the hiring of new employees who are not executive officers or direct reports to an executive officer, (C) make any loans (other than travel and payroll advances to non-officer employees in the ordinary course of business consistent with past practice) to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to a benefit plan of the Company or otherwise, (D) take (or omit to take) any action which action (or omission to act) would reasonably be expected to result in a "good reason", "constructive termination", or similar event, for purposes of any Employment Agreement;

•
except as required by applicable law or under the terms of any employee benefit plan of the Company as of the date of the Merger Agreement, the Company will not and will not permit its subsidiaries to (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate (other than in the ordinary course consistent with past practice), (B) pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, or (C) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any employee benefit plan of the Company, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any past or present director, officer, employee, agent or consultant;

•
except in the ordinary course of business consistent with past practice, as required by applicable law or under the terms of any of the Company’s benefit plans, the Company will not (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan or agreement to any officer, director, employee or affiliate, other than in the ordinary course of business consistent with past practice, (B) pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, or (C) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Company benefit plan, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant;

•
neither the Company nor any of its subsidiaries will, (A) incur or assume any long-term or short-term indebtedness (including without limitation drawing down any amounts under the Company’s credit facility), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (C)  make any loans, advances or capital contributions to, or investments in, any other person or enter into any material commitment or transaction (including, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate); provided, however, that for the purposes of the foregoing, indebtedness shall not include, or be deemed to include, and the foregoing shall not prohibit, or be deemed to prohibit, normal terms of payment with the Company’s customers or revolving credit on the Company’s credit or charge cards in the ordinary course of business consistent with past practices;

•	neither the Company nor any of its subsidiaries will make or authorize any initial capital expenditure, other than capital expenditures contemplated by the Company's existing capital budget;

•
neither the Company nor any of its subsidiaries will pay, discharge, waive or satisfy any rights, claims, liabilities or obligations, other than the payment, discharge, waiver, settlement or satisfaction of any such rights, claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Company’s financial statements (or the notes to the Company’s financial statements);

•
neither the Company nor any of its subsidiaries will (A) change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or law, (B) settle any material tax claim, assessment, audit or investigation, (C) consent to any material tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment, (D) make, revoke or change any tax election, (E) request a tax ruling, (F) amend any tax return, or (G) file any tax return in a manner that is materially inconsistent with past custom and practice with respect to the Company or any of its subsidiaries unless required by applicable law;

•
neither the Company nor any of its subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger Agreement) or (B) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets, other than in the ordinary course of business and consistent with past practice;

•
neither the Company nor any of its subsidiaries will acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets (other than in the ordinary course of business consistent with past practices), securities, properties, interests or businesses;

•
neither the Company nor any of its subsidiaries will sell, lease, license or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than the sale of inventory in the ordinary course of business;

•
neither the Company nor any of its subsidiaries will amend, supplement, or terminate any material contract or enter into any contract that would constitute a material contract, other than in the ordinary course of business consistent with past practices;

•	neither the Company nor any of its subsidiaries will initiate or settle any material action; or

•
neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

No Solicitation; Board Recommendation

We have agreed that we will not, nor will we authorize or permit any of our subsidiaries or our or their officers, directors or employees, investment bankers, attorneys, accountants, financial advisors or other advisors, agents or other representatives to, directly or indirectly:

•
solicit, initiate, facilitate or encourage (including by providing information) the submission of any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•
enter into, engage in or otherwise participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or otherwise cooperate in any way with any third party that has made, or that the Company knows is considering making, an Acquisition Proposal;

•
enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal;

•
fail to take all action necessary to enforce, or waive, terminate, modify or amend, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party or otherwise bound; or

•	resolve by action of our Board of Directors, to publicly propose or agree to do any of the foregoing.

Additionally, neither us nor any of our subsidiaries, our Board of Directors or any representative thereof may, directly or indirectly, (i) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, the Board of Directors’ recommendation with respect to the Merger or (ii) adopt, approve or recommend an Acquisition Proposal.  The foregoing is referred to as an “adverse recommendation change.”

The Merger Agreement provides that, notwithstanding the restrictions described above, at any time prior to the time that our stockholders adopt the Merger Agreement, the Company may (A) engage in negotiations or discussions with respect to a bona fide, unsolicited written Acquisition Proposal that the Board of Directors determines in good faith, after consultation with outside legal counsel and its financial advisor) constitutes or would reasonably be expected to lead to a Superior Proposal, and (B) thereafter furnish non-public information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement with such third party on terms and conditions substantially similar to those contained in the confidentiality agreement entered into with adidas Group and which permits the Company to comply with the terms of the Merger Agreement; provided, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party.  The Company was further required to immediately cease any existing activities, discussions or negotiations with any other persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal, to revoke or withdraw access granted to any such other parties to any data room (virtual or actual) containing non-public information and to take such actions necessary to enforce any confidentiality or “standstill” provisions in effect to which the Company is a beneficiary.

We have also agreed to promptly (but in no event later than one business day after receipt) advise Parent of the receipt of any Acquisition Proposal and the material terms of any such takeover proposal.  In connection with the notice provided pursuant to the preceding sentence, the Company must include the material terms and conditions of such Acquisition Proposal, including the identity of the bidder. In addition, we have agreed to keep Parent reasonably informed on a current basis of the status of any takeover proposal, indication, inquiry or request.

Notwithstanding the foregoing restrictions, our Board of Directors may at any time prior to the adoption of the Merger Agreement by our stockholders, (a) in response to a bona fide, unsolicited written Acquisition Proposal that the Board determined in good faith (after consultation with its outside legal counsel and financial advisor) constitutes a Superior Proposal, (i) terminate the Merger Agreement and cause the Company to enter into a definitive agreement with respect to such Superior Proposal (see “Covenants and Agreements—Termination” beginning on page 43 for applicable termination procedures), and (ii) make an adverse recommendation change or (b) make an adverse recommendation change (i) in response to a reasonably unanticipated material development or change in circumstances that occurs or arises after the date of the Merger Agreement that is positive to the Company and the reasonably likely effect of which was not known or reasonably foreseeable by the Board (other than the receipt of an Acquisition Proposal) (an “Intervening Event”) and (ii) the Board determines in good faith (after consultation with its outside legal counsel and financial advisor), in light of such Intervening Event, that a failure to make an adverse recommendation change could reasonably result in a breach of its fiduciary duties to the stockholders of the Company, but, in each case, only at a time that is after the fourth business day following our delivery to Parent of written notice advising it that our Board of Directors intends to take such action, specifying, in the case of the termination of the Merger Agreement for purposes of entering into a definitive agreement with respect to the Superior Proposal, the terms and conditions of such Superior Proposal, including the identity of the person making the Superior Proposal and, in the case of making the adverse recommendation change, reasonably specify the basis upon which the Board intends to effect such adverse recommendation change.  However, upon the receipt of a Superior Proposal from a third party and Parent amending and revising the terms of the Merger to match such Superior Proposal, if that third party makes another Acquisition Proposal, the notice period would be reduced from four days to two days.

The foregoing is further subject to the following requirements:

•
any amendment to the financial terms or any other material term of any applicable Acquisition Proposal or Superior Proposal will require a new written notice by us and a new four business day period, and no termination of the Merger Agreement by us or adverse recommendation change may be made during any such four business day period;

•
during the four business day period referenced in the immediately preceding bullet point, we will, and we will cause our financial and legal advisors to, if requested by Parent, negotiate with Parent in good faith to make such changes in the terms and conditions of the Merger Agreement so that, with respect to any adverse recommendation change that is not in response to an Intervening Event, such Acquisition Proposal ceases to constitute a Superior Proposal or, with respect to any adverse recommendation change in response to an Intervening Event, so that the Board no longer concludes that a failure to make such adverse recommendation change could reasonably result in a breach of its fiduciary duties to the stockholders of the Company;

•	our Board of Directors will take into account any changes to the financial and other terms of the Merger Agreement proposed by Parent in response to any such written notice by us or otherwise; and

•
the requirements for terminating the Merger Agreement and making the adverse recommendation change are still satisfied at the time the Merger Agreement is terminated or at the time such adverse recommendation change is made.

An “Acquisition Proposal” as used herein means other than the transactions contemplated by the Merger Agreement, any offer or proposal from any third party relating to (i) any acquisition, purchase, lease or license, direct or indirect, of 20% or more of the consolidated assets of the Company and its subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) any merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company.

A “Superior Proposal” as used herein means a bona fide, unsolicited written Acquisition Proposal (except that the references therein to “20%” shall be replaced by “50%”), the initial receipt of which did not result from or arise in connection with a breach of the non-solicitation provisions of the Merger Agreement by the Board or the Company and which the Board determines in good faith, after considering the advice of outside legal counsel and its financial advisor and taking into account all the terms and conditions of such Acquisition Proposal, (a) if accepted, is reasonably likely to be consummated and (b) would result in a transaction that is more favorable to the Company's stockholders (other than Parent and any of its affiliates) from a financial point of view than the Merger taking into account any financing contingencies, if any, of such Acquisition Proposal and the fully committed financing of the merger consideration hereunder.

Nothing described above limits our ability to take and disclose to our stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or to make any other disclosure to our stockholders if, in our board’s determination in good faith after consultation with outside counsel, such disclosure is required under applicable law (provided that the Company and our Board of Directors may not make adverse recommendation change except to the extent expressly permitted by the exceptions referenced above and that the Company must include an affirmation of the Board of Directors’ recommendation in favor of the Merger Agreement in any such disclosure, unless prohibited by law).

Reasonable Best Efforts and Certain Pre-Closing Obligations

We and Parent have agreed to use our reasonable best efforts to take, or cause to be taken, actions, and do, or cause to be done, things necessary, proper or advisable under any applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including using reasonable best efforts in:

•	the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•
if required, to file, as promptly as practicable, but in any event no later than twenty (20) business days after the date of the Merger Agreement, notifications under the HSR Act, to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice and to resolve any objections with respect thereto or any other federal, state or foreign laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (provided that neither party shall be required to sell, divest or dispose of its businesses, product lines or assets or otherwise taking or committing to take actions that would limit their freedom of action with respect to its businesses, product lines or assets);

•	the satisfaction of the other parties’ conditions to consummating the Merger and the other transactions contemplated by the Merger Agreement;

•
obtaining (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any third party, including any governmental entity required to be obtained or made in connection with the Merger and the other transactions contemplated by the Merger Agreement; and

•
the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement and to fully carry out the purposes thereof subject to compliance with the Merger Agreement.

In addition, we and Parent have each agreed to coordinate and cooperate in connection with:

•	the preparation and filing of this proxy statement with the SEC;

•
determining whether any action by or in respect of, or filing with, any governmental entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any material contracts, in connection with the closing of the Merger; and

•
timely taking any such actions, seeking any such consent, approvals or waivers or making any such filings or furnishing information required in connection with the proxy statement or any other filings.

We and Parent have agreed to notify the other as promptly as practicable with respect (a) to the occurrence or non-occurrence of any event that would reasonably be expected to cause either (i) any representation or warranty to be inaccurate or (ii) any condition to the Merger to be unsatisfied, (b) any material failure to comply with any covenant, condition or agreement to be complied with or satisfied under the Merger Agreement, or (c) any notice or communication from any governmental entity.  Additionally, Parent has acknowledged that it does not have actual knowledge of any breach of the Company’s representations or warranties, except with respect to the ownership of all capital stock of the Company after the Effective Time, and shall notify the Company if it becomes aware of any such breach.

Access to Information; Confidentiality

We have agreed to provide Parent and its representatives, from time to time prior to the earlier of the Effective Time or the termination of the Merger Agreement, such information as Parent reasonably requests with respect to the Company and its subsidiaries and their respective businesses, financial condition and operations, and to provide Parent and its representatives access at reasonable times and upon reasonable prior notice to the officers, employees, agents, properties, offices and facilities of the Company and its subsidiaries and to their respective books and records, subject to certain exceptions.  We have also agreed to allow Parent and its representatives, upon reasonable advance notice, to perform customary, non-invasive environmental inspections at our leased facilities.  Such non-public information received from us or our affiliates or representatives will be held in confidence in accordance with the provisions of the confidentiality agreement between the Company and adidas Group.  Parent will indemnify, defend and hold harmless the Company and its subsidiaries with respect to any and all liabilities, resulting directly from the action or inaction of Parent or its representatives during any visit to the Company.  Parent will, and will cause its representatives, to treat all information received as confidential and subject to the confidentiality agreement entered into between adidas Group and the Company.

Meeting of Our Stockholders

We have agreed to, as soon as practicable after the date of the Merger Agreement, duly call, give notice of, convene and hold a special meeting of our stockholders for the purpose of considering and taking action upon the adoption of the Merger Agreement, which special meeting is the subject of this proxy statement. Our Board of Directors must recommend the Merger Agreement and the Merger to our stockholders, unless there has been an adverse recommendation change, and use its reasonable best efforts to obtain the stockholder approval. Notwithstanding any adverse recommendation change, unless the Merger Agreement is validly terminated in accordance with the terms thereof, the Merger Agreement must be submitted to the stockholders for approval and the Company and Board must take all reasonably lawful action to call, convene and hold the special meeting substantially consistent with the Company's past practices for its stockholder meetings held since January 1, 2009.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, from and after the Effective Time and for at least six (6) years, the surviving corporation will, and Parent will cause the surviving corporation to, to the fullest extent permitted under the DGCL, honor the Company’s obligations existing as of the date of the Merger Agreement to indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries against all costs and expenses (including attorneys’ and accountants’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, based on the fact that such individual is or was such a director or officer or is or was serving at the request of the Company or its subsidiaries and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the transactions contemplated by the Merger Agreement). The Merger Agreement also provides that the Company will, prior to the Effective Time, purchase a directors’ and officers’ liability “tail” insurance policy, which insurance will contain substantially equivalent scope and amount of coverage as provided in the existing policy maintained by the Company immediately prior to the Effective Time, subject to certain limitations on the amount of premiums required to be paid for such insurance coverage.

Employee Benefit Matters

Parent has agreed to provide employee benefit plans to the Company’s employees substantially comparable to those currently provided by the Company (including with respect to salary and bonus but not equity awards) for at least one year from the Effective Time.  Parent has agreed that with respect to any Parent employee benefit plan in which any employee of the Company or any of its subsidiaries first becomes eligible to participate on or after the Effective Time, Parent will (i)  waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employee and his or her eligible dependents under such plan, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior to the Effective Time under the analogous employee benefit plan of the Company, (ii) provide such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such Parent employee benefit plan  under the analogous Company employee benefit plan in satisfying any applicable deductible or annual or lifetime maximum out-of-pocket requirements under such Parent employee benefit plan and (iii) recognize all service of such employee with the Company and its subsidiaries and predecessors that was recognized by the Company or any such subsidiary prior to the date of the Merger Agreement in the ordinary course of administering its or such subsidiary’s employee benefits, for purposes of eligibility to participate and vesting in benefits under such plan, to the extent that such service was recognized for that purpose under any analogous employee benefit plans of the Company provided that, in no event will the recognition of prior service result in the duplication of benefits.

Additional Agreements

The Merger Agreement contains additional agreements between us and Parent relating to, among other things:

•	consultations regarding public announcements;

•	notification of certain matters; and

•	compliance of Merger Sub with all of its obligations under or related to the Merger Agreement.

Conditions of the Merger

The obligation of each party to the Merger Agreement to effect the Merger is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

•	adoption of the Merger Agreement by Adams Golf stockholders;

•
to the extent applicable, (i) the waiting period (including any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired or been terminated; and (ii) all other material filings with or permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any governmental entity required to consummate the Merger or the other transactions contemplated by the Merger Agreement will have been obtained or filed or will have occurred (collectively, (i) through (ii) are referred to as the governmental approval condition);

•
no order or law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other governmental entity, or other legal restraint or prohibition, each of which is referred to as a transaction restraint, shall be in effect preventing the consummation of the Merger or the other transactions contemplated by the Merger Agreement (provided, however, that each of the parties to the Merger Agreement will have used its reasonable best efforts to prevent the entry of any such transaction restraints and to appeal as promptly as possible any such transaction restraints that may be entered to the extent required by the Merger Agreement); and

•
no governmental entity will have instituted (or if instituted, will not have withdrawn) any action, suit, proceeding, claim, arbitration or investigation wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent or restrain the consummation of the transactions contemplated by the Merger Agreement, or (ii) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation thereof.

The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver by Parent and Merger Sub, on or prior to the Closing Date, of the following conditions:

•	accuracy as of the date of the Merger Agreement and as of the closing of the Merger of the representations and warranties made by us to the extent specified in the Merger Agreement;

•
performance of or compliance with the covenants and agreements contained in the Merger Agreement to be performed or complied with by us prior to or on the Closing Date to the extent specified in the Merger Agreement;

•	delivery to Parent of a certificate signed by an executive officer certifying to the satisfaction of the two conditions above-mentioned;

•
absence of the occurrence of any development, change, circumstance or condition prior to the Effective Time that has had or would reasonably be expected to have a material adverse effect on the Company; and

•	the delivery of a FIRPTA certificate by the Company.

The obligation of Adams Golf to effect the Merger is further subject to the satisfaction, or waiver by Adams Golf, on or prior to the Closing Date, of the following conditions:

•	accuracy as of date of the Merger Agreement and as of the closing of the Merger of the representations and warranties made Parent and Merger Sub to the extent specified in the Merger Agreement;

•
performance of or compliance with the covenants and agreements of each of Parent and Merger Sub contained in the Merger Agreement to be performed or complied with by it prior to or on the Closing Date to the extent specified in the Merger Agreement; and

•	delivery to us of a certificate signed by an executive officer of each of Parent and Merger Sub certifying to the satisfaction of the two conditions above-mentioned.

We and Parent can provide no assurance that all of the conditions precedent to the Merger will be satisfied or waived by the party permitted to do so.

Termination

We, Parent and Merger Sub may mutually agree in writing, at any time prior to the Effective Time, to terminate the Merger Agreement and abandon the Merger. Also, either Parent or we may terminate the Merger Agreement and abandon the Merger without the consent of the other, at any time prior to the Effective Time if:

•
the Merger is not consummated on or before September 30, 2012 (the "Outside Date"); provided, however, that such termination right shall not be available to any party whose breach of any provision of the Merger Agreement caused the failure of the Merger to be consummated by such time; provided, further, however, that, if, on the Outside Date, either of the conditions to the Closing with respect to antitrust approvals, any order or law preventing the transaction or any governmental order preventing or restraining the consummation of the Merger shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to December 31, 2012, and such date shall become the Outside Date for purposes of this Agreement, with further extension of the Outside Date available by mutual written consent of Parent and the Company;

•
a final and non-appealable restraining order, permanent injunction or other order has been issued by a governmental entity or some other legal restraint or prohibition that makes illegal or otherwise prohibits the consummation of the Merger or enjoins the Company or Parent from consummating the Merger or any of the other transactions contemplated by the Merger Agreement; or

•
our stockholders fail to adopt the Merger Agreement at the special meeting (including any adjournments and postponements thereof); provided, however, if the stockholders would have approved the adoption of the Merger Agreement but for a breach of one of the Voting Agreements, the Company shall not exercise its termination right for 30 business days in order for Parent to attempt to enforce its remedies against any such breaching party under the Voting Agreements and the parties shall reasonably cooperate to adjourn or postpone the special meeting to enable such specific enforcement.

Parent can terminate the Merger Agreement before the Effective Time if:

•	an adverse recommendation change shall have occurred; or

•	there has been a material breach of the non-solicitation provision by the Company.

We can terminate the Merger Agreement:

•
before the Effective Time and only prior to the adoption of the Merger Agreement by our stockholders at the special meeting, in order to promptly enter into a definitive agreement with respect to a Superior Proposal subject to our compliance with the non-solicitation provisions of the Merger Agreement and payment of the related termination fee (as set forth below) and provided that we satisfy certain notice and negotiation requirements (as described in –No Solicitation; Board Recommendation above).

Termination Fees

Pursuant to the Merger Agreement, we will be required to pay Parent the Termination Fee equal to 4% of the aggregate consideration payable to all stockholders and optionholders if the Merger Agreement is terminated:

•
by Parent as a result of any adverse recommendation change having occurred or there having been a material breach of the non-solicitation requirements (as described in the section entitled “The Merger Agreement–No Solicitation; Board Recommendation” above); provided, that Parent shall not be entitled to the Termination Fee if it has delivered to the Company notice of termination of the Merger Agreement more than thirty (30) days after Parent's executive officers obtained actual knowledge of the material breach of the non-solicitation requirements;

•
by Parent or the Company after the (i) Outside Date or the failure of the stockholders to approve the adoption of the Merger Agreement at the special meeting and (ii) an adverse recommendation change has occurred;

•	by the Company in connection with entering into a binding written definitive agreement concerning a Superior Proposal; or

•
by the Company after (i) an Acquisition Proposal shall have been made to the Company or directly to the stockholders or shall have been otherwise become publicly known or any person shall have publicly announced an intention to make an Acquisition Proposal, (ii) Outside Date or the failure of the stockholders to approve the adoption of the Merger Agreement at the special meeting and (iii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement in connection with or consummated any Acquisition Proposal.

Our only remedy under the Merger Agreement is to seek specific performance of the Parent and Merger Sub’s obligations under the Merger Agreement; provided, that if a court of competent jurisdiction will not specifically enforce the Merger Agreement, we may pursue other remedies at law or in equity, including monetary damages.

Effect of Termination

Subject to our obligation to pay the Termination Fee in certain circumstances and each party’s respective right to specific performance in certain circumstances, if the Merger Agreement is terminated by us or Parent in accordance with its terms, the Merger Agreement will become void and of no effect, with no liability or obligation on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to the Merger Agreement, except for certain specific provisions that survive in accordance with the Merger Agreement and any liability of Parent or the Company for such party’s fraud or knowing and intentional breach of the Merger Agreement.

Amendment

Subject to the requirements of the applicable law, the Merger Agreement may be amended by the parties thereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after adoption of the Merger Agreement by the stockholders of the Company and Merger Sub; provided that the Merger Agreement may not be amended except by an instrument in writing signed by the parties to the Merger Agreement.

Extension; Waiver

At any time prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties by the other party contained in the Merger Agreement or in any document delivered pursuant thereto, and (iii) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights.

THE VOTING AGREEMENTS

The following sections describe the material provisions of the Voting Agreement but do not purport to describe all of the terms of the Voting Agreements. The summary of the material terms of the Voting Agreement below and elsewhere in this proxy statement is qualified in its entirety by the Voting Agreements. The full text of the form of Voting Agreements are attached to this proxy statement as Annexes B and C and are incorporated by reference into this proxy statement. This summary may not contain all of the information about the Merger that is important to you. You are urged to carefully read the Voting Agreements in their entirety because it they are legal documents that govern the obligations of certain of our directors in connection with the Merger.

In connection with the Merger Agreement, each of the Locked-up Stockholders, acting solely in their capacities as stockholders of Adams Golf, entered into a separate Voting Agreement with Parent, dated as of March 18, 2012, pursuant to which each of the Locked-up Stockholders agreed to take the following actions, among others, during the term of the Voting Agreement: (1) vote such Locked-up Stockholder's Voting Agreement Shares in favor of the Merger and in favor of any transactions related to the Merger; (2) vote such Locked-up Stockholder's Voting Agreement Shares against any alternative business combination transaction; and (3) grant an irrevocable proxy to Parent with respect to such Locked-up Stockholder’s Voting Agreement Shares.

Each Locked-up Stockholder also agreed not to, directly or indirectly, sell, pledge, encumber, grant an option with respect to, transfer or otherwise dispose of any of the Voting Agreement Shares, other than transfers to Parent or to any member of such Locked-up Stockholder’s immediate family or a trust for the benefit of any such person, for personal tax-planning purposes or to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, or consent to, a transfer of, any of the voting shares or stockholder’s voting or economic interest therein. In addition, if the Locked-up Stockholders acquire beneficial or record ownership of any additional shares of the Company, such shares will also be subject to the Voting Agreements. The Locked-up Stockholders have options and other unvested rights to acquire an aggregate of 75,000 shares of Common Stock, which would be subject to the Voting Agreements upon exercise.

If the Board of Directors makes an Adverse Recommendation Change against the Merger in the case of an Intervening Event in accordance with the Merger Agreement, certain of the Voting Agreement Shares would be automatically released from the Voting Agreements, such that the aggregate Voting Agreement Shares would equal 30% of the issued and outstanding shares of Common Stock of the Company.  Additionally, the Voting Agreements executed by Messrs. John M. Gregory, Joseph G. Gregory and SJ Strategic also contain certain provisions which specify that such Locked-up Stockholders do not have, and will not exercise, the right to vote certain shares of Common Stock held by Mr. Ronald E. Casati in connection with stockholder approval of the Merger, as more fully described in such Voting Agreements.

The Voting Agreements and all obligations of each such Locked-up Stockholder under the Voting Agreement will terminate upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the effective time of the Merger, (iii)  the date immediately following the date of the stockholders meeting to vote on the Merger Agreement, (iv) the date that Parent notifies the Company in writing that it is not willing or not able to proceed with the Merger on substantially the terms set forth in the Merger Agreement, and (v) the date upon which the parties to such Voting Agreement agree in writing to terminate such Voting Agreement.   A copy of the forms of Voting Agreements are attached to this proxy statement as Annexes B and C, which we incorporate by reference into this document.

MARKET PRICE OF COMMON STOCK

Our Common Stock is listed for trading on the NASDAQ Capital Market under the symbol “ADGF.” The following table sets forth, for the fiscal quarters indicated, the high and low closing prices per share as reported by the NASDAQ Capital Market.

	Common Stock
	High	Low

FISCAL YEAR 2010
First Quarter (January 1 — March 31)	$3.50	$2.95
Second Quarter (April 1 — June 30)	$4.32	$3.30
Third Quarter (July 1 — September 30)	$5.02	$3.26
Fourth Quarter (October 1 — December 31)	$4.90	$4.21
FISCAL YEAR 2011
First Quarter (January 1 — March 31)	$6.20	$4.75
Second Quarter (April 1 — June 30)	$7.88	$4.83
Third Quarter (July 1 — September 30)	$7.59	$4.83
Fourth Quarter (October 1 — December 31)	$6.46	$4.95
FISCAL YEAR 2012
First Quarter (January 1 — March 31 )	$10.76	$6.31
Second Quarter (April 1 — [ ])	$10.72	$10.78

The closing sale price of the Common Stock on the NASDAQ Capital Market on March 16, 2012, the last trading day prior to the execution and amendment of the Merger Agreement, was $9.86 per share. On [ • ], the last trading day before the filing of this proxy statement, the closing price for the Common Stock on the NASDAQ Capital Market was $[ • ]  per share. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information, as of [ ● ], with respect to the beneficial ownership of Common Stock by (1) each individual or entity whom we know to own beneficially more than five percent of Common Stock; (2) each current director; (3) our two current executive officers; and (4) all of our current directors and executive officers as a group. Unless otherwise indicated, all persons named below can be reached at 2801 E. Plano Parkway, Plano, Texas 75074.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Certain Persons
SJ Strategic Investments LLC (3)	2,720,792	34.0%
Roland E. Casati (4)	459,650	5.7%
Nantahala Capital Management, LLC(5)	579,155	7.2%
Taylor Made Golf Company, Inc. (6)	2,793,937	34.8%

Directors and Named Executive Officers
B.H. (Barney) Adams (7)	456,976	5.7%
Oliver G. Brewer III (8)	842,400	10.5%
Russell L. Fleischer (9)	24,773	*
John M. Gregory (10)	2,720,792	34.0%
Joseph R. Gregory (11)	2,720,792	34.0%
Mark R. Mulvoy (12)	25,023	*
Robert D. Rogers (13)	26,023	*
Pamela High	79,528	1.0%

All Directors and Executive Officers as a Group	3,333,115	41.5%

 *  Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities for which such person or entity currently has beneficial ownership or has the right to acquire beneficial ownership with 60 days of [______], 2012.

(2)	Applicable percentage of ownership is based on [7,995,511] voting shares of common stock outstanding on [ ● ].
(3)
Includes (a) 1,119,673 shares owned by Mr. Joseph R. Gregory, the brother of Mr. John Gregory, (b) 12,273 shares owned by Mr. John Gregory, the managing member of SJ Strategics, and (c) 459,650 shares owned by Mr. Roland E. Casati, for which SJ Strategic Investments and Messrs. John Gregory and Joseph Gregory may be deemed to have beneficial ownership as a result of a voting agreement with Mr. Casati. SJ Strategic Investments has disclaimed beneficial ownership of the shares owned by Mr. Joseph R. Gregory and Mr. John Gregory. The address for SJ Strategic Investments LLC is 340 Edgemont Avenue, Suite 200, Bristol, TN 37620. Such beneficially owned shares of Common Stock are subject to a Voting Agreement with Taylor Made Golf Company, Inc. (“Parent”), that is more fully described in the section entitled “Voting Agreements” above.

(4)
The address for Mr. Casati is Continental Offices, Ltd., 2700 River Road, Suite 211, Des Plaines, IL 60018.  Mr. Casati may be deemed to have beneficial ownership of 2,261,142 shares of Common Stock as a result of a voting agreement with SJ Strategic Investments and Messrs. John Gregory and Joseph Gregory.  Mr. Casati has disclaimed beneficial ownership of the shares of Common Stock owned by SJ Strategic Investments, Mr. Joseph R. Gregory and Mr. John Gregory.

(5)
Nantahala Capital Management, LLC (“Nantahala”) is the general partner and/or the investment manager of Nantahala Capital Partners Limited Partnership, Nantahala Capital Partners II Limited Partnership, Nantahala Capital Partners LC Limited Partnership, Blackwell Partners LLC and Silver Creek CS SAV, LLC (collectively, the “Nantahala Investment Vehicles”).  Nantahala has the power to vote and direct the disposition of the shares of Common Stock owned by the Nantahala Investment Vehicles.  The principal purpose of the Nantahala Investment Vehicles is to invest in securities.  The principal business of Nantahala is to serve as the general partner and/or the investment manager of the Nantahala Investment Vehicles and other investment vehicles.  The principal business address for Nantahala is 100 First Stamford Place, 2nd Floor, Stamford, CT 06902.  The number of shares set forth in the table for Nantahala is based solely on Nantahala's Amedment No. 1 to Schedule 13D filed with the SEC on January 10, 2012.

(6)
Taylor Made Golf Company, Inc., or Parent, may be deemed to have beneficial ownership of 2,793,937 shares of Common Stock (including a total of 75,000 unvested Restricted Stock Shares and unexercised options to purchase shares of Common Stock) by virtue of those certain Voting Agreements between Parent and each of SJ Strategic Investments and Messrs. John M. Gregory, Joseph R. Gregory, B.H. (Barney) Adams, Russell L. Fleischer, Mark R. Mulvoy, and Robert D. Rogers. Such Voting Agreements are more fully described in the section entitled “Voting Agreements” above.

(7)
Includes 456,976 shares Mr. Adams holds jointly with Jackie Adams, his spouse. Such beneficially owned shares of Common Stock are subject to a Voting Agreement with Parent that is more fully described in the section entitled “Voting Agreements” above.

(8)	The address for Mr. Brewer is 2180 Rutherford Rd., Carlsbad, CA 92008. Mr Brewer was the CEO and a Director of the Company until he resigned effective as of February 29, 2012.
(9)
Includes (a) vested options to purchase 12,500 shares of Common Stock held by Mr. Fleischer and (b) 7,500 unvested Restricted Stock Shares for which Mr. Fleischer does not have the power to dispose. Such beneficially owned shares of Common Stock are subject to a Voting Agreement with Parent that is more fully described in the section entitled “Voting Agreements” above.

(10)
Includes (a) 1,116,923 shares owned by SJ Strategic Investments LLC, (b) 1,119,673 shares owned by Mr. Joseph R. Gregory, (c) 7,500 unvested Restricted Stock Shares for which Mr. John Gregory does not have the power to dispose and (d) 459,650 shares owned by Mr. Casati, for which SJ Strategic Investments and Messrs. John Gregory and Joseph Gregory may be deemed to have beneficial ownership as a result of a voting agreement with Mr. Casati. Mr. John Gregory is the managing member of SJ Strategic Investments LLC. Mr. Joseph Gregory is the brother of Mr. John Gregory. Mr. John Gregory has disclaimed beneficial ownership of the shares owned by Mr. Joseph Gregory. Such beneficially owned shares of Common Stock are subject to a Voting Agreement with Parent that is more fully described in the section entitled “Voting Agreements” above.

(11)
Includes (a) 1,116,923 shares owned by SJ Strategic Investments LLC, (b) 12,273 shares owned by Mr. John Gregory, (c) 7,500 unvested Restricted Stock Shares for which Mr. Joseph Gregory does not have the power to dispose and (d) 459,650 shares owned by Mr. Casati, for which SJ Strategic Investments and Messrs. John Gregory and Joseph Gregory may be deemed to have beneficial ownership as a result of a voting agreement with Mr. Casati. Mr. Joseph Gregory’s brother, Mr. John Gregory, is the managing member of SJ Strategic Investments LLC. Mr. Joseph Gregory has disclaimed beneficial ownership of the shares owned by SJ Strategic Investments and Mr. John Gregory. Such beneficially owned shares of Common Stock are subject to a Voting Agreement with Parent that is more fully described in the section entitled “Voting Agreements” above.

(12)
Includes (a) vested options to purchase 12,500 shares of Common Stock held by Mr. Mulvoy and (b) 7,500 unvested Restricted Stock Shares for which Mr. Mulvoy does not have the power to dispose. Such beneficially owned shares of Common Stock are subject to a Voting Agreement with Parent that is more fully described in the section entitled “Voting Agreements” above.

(13)
Includes (a) vested options to purchase 12,500 shares of Common Stock held by Mr. Rogers and (b) 13,523 shares of Common Stock held by a trust (including 7,500 unvested Restricted Stock Shares for which such trust does not have the power to dispose) for which Mr. Rogers has sole voting and dispositive power over the shares held by the trust. Such beneficially owned shares of Common Stock are subject to a Voting Agreement with Parent that is more fully described in the section entitled “Voting Agreements” above.

RIGHTS OF APPRAISAL

Under the DGCL, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your Common Stock as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, as determined by the Delaware Court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Adams Golf’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement and is incorporated herein by reference. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

As described further below, a record holder of Common Stock must make a demand for appraisal.  All references in this summary of appraisal rights to a “stockholder” are to record holders of Common Stock, unless otherwise specified.  Section 262 requires that stockholders be notified that appraisal rights will be available not less than twenty (20) days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Adams Golf’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. Stockholders who wish to consider exercising their appraisal rights should carefully review the text of Section 262 contained in Annex E since failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under the DGCL.

Stockholders who elect to demand appraisal of their shares must satisfy each of the following conditions:

•     A stockholder must deliver to Adams Golf a written demand for appraisal of his, her or its shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262;

•     A stockholder must not vote in favor of or consent to the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of your appraisal rights and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Common Stock; and

•     A stockholder must continuously have record ownership of the shares through the Effective Time.

All demands for appraisal should be addressed to Adams Golf, Inc., 2801 E. Plano Parkway, Plano, Texas 75074, Attention: Pamela High, and must be delivered before the vote on the Merger Agreement is taken at the special meeting and must be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform Adams Golf of the identity of the record holder and the intention of such holder to demand appraisal of his, her or its shares.

Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Adams Golf. The beneficial holder must, in such cases, act promptly to have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares in a timely manner. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If a stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify such nominee as the record holder.

If you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten (10) days after the Effective Time, the surviving corporation must give written notice that the Merger has become effective to each Company stockholder who has complied with Section 262 and who did not vote in favor of or consent to the Merger Agreement. At any time within sixty (60) days after the Effective Time, any stockholder who has demanded an appraisal but has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his, her or its shares of Common Stock.  Within one hundred twenty (120) days after the Effective Time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition must be made upon the surviving corporation. The surviving corporation has no obligation or present intent to file such a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.  Within one hundred twenty (120) days after the Effective Time, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Common Stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request the written statement described in the previous sentence.  Such written statement will be mailed to the requesting stockholder within ten (10) days after such written request is received by the surviving corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within twenty (20) days after receiving service of a copy of the petition, to provide the Delaware Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice, if so ordered by the Delaware Court, to dissenting stockholders who demanded appraisal of their shares, the Delaware Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Adams Golf’s Common Stock, the Delaware Court will appraise the shares owned by such stockholders, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value. When the value is determined, the Delaware Court will direct the payment of such value, with interest, if any, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.  Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

In determining fair value, the Delaware Court is required to take into account all relevant factors. Accordingly, the determination could be based upon considerations other than, or in addition to, the market value of the Common Stock, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”  The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.  The Weinberger Court also noted that, under Section 262, fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the Merger.”  In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.  In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”  Since any such judicial determination of the fair value of the Common Stock could be based upon considerations other than or in addition to the price paid in the Merger and the market value of the Common Stock, stockholders should recognize that the value so determined could be higher or lower than the price per share of Common Stock paid pursuant to the Merger.  Holders of Common Stock should note that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262.  Moreover, the Company does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and the Company may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Common Stock is less than the price paid in the Merger. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court as the Delaware Court deems equitable in the circumstances.  However, costs do not include attorneys’ and expert witness fees.  Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon the application of a stockholder, the Delaware Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time.  If no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time, or if the stockholder has not commenced an appraisal proceeding and delivers to the surviving corporation a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the Merger within sixty (60) days after the Effective Time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than sixty (60) days after the Effective Time may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days.

In view of the complexity of Section 262, Adams Golf’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2012 annual meeting of stockholders. Any stockholder proposals to be considered timely for inclusion in the 2012 proxy statement must be submitted in writing to our principal executive offices, Adams Golf, Inc., 2801 E. Plano Parkway, Plano, Texas 75074 and must have been received no later than December 10, 2011 (120 days prior to the first anniversary of the 2011 proxy statement).

Our Bylaws provide that stockholder proposals and director nominations by stockholders may be made in compliance with certain advance notice, informational and other applicable requirements.  The notice must be delivered to the secretary of the Company (1) at least 90 days before any scheduled meeting or (2) if less than 100 days notice or prior public disclosure of the meeting is given, by the close of business on the 10th day following the giving of notice or the date public disclosure was made, whichever is earlier.  Stockholder proposals to be presented at the 2012 annual meeting of stockholders which are not to be included in the Company’s proxy materials must have been received by the Company no later than February 22, 2012, if our 2012 annual meeting is held on May 22, 2012 or no later than the 10th day following notice or public disclosure of the annual meeting date, if the annual meeting is held on another date.  Stockholder proposals must also comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act and our bylaws.

For any proposal that is not submitted for inclusion in the 2012 proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at the 2012 annual meeting, SEC rules permit management to vote proxies in its discretion if our 2012 annual meeting is on or before June 9, 2012 and we (a) received notice of the proposal before the close of business on February 23, 2012 and advise stockholders in the 2012 proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) did not receive notice of the proposal prior to the close of business on February 23, 2012.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please (1) mail your request to Adams Golf, Inc., 2801 E. Plano Parkway, Plano, Texas 75074, Attn: Investor Relations, or (2) call our Investor Relations department at (972) 819-0700. Upon written or oral request, we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Adams Golf files with the SEC by going to the “Investors Relations” section of our website at www.adamsgolf.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to 2801 E. Plano Parkway, Plano, Texas 75074, Attn: Investor Relations, on Adams Golf’s website at www.adamsgolf.com, or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [ • ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

TAYLOR MADE GOLF COMPANY, INC.,

APPLE TREE ACQUISITION CORP.

and

ADAMS GOLF, INC.

dated as of

March 18, 2012

EXHIBIT LIST

Exhibit A	Certificate of Incorporation of Surviving Corporation
Exhibit B	Bylaws of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 18, 2012, by and among Taylor Made Golf Company, Inc., a Delaware corporation ("Parent"); Apple Tree Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Adams Golf, Inc., a Delaware corporation (the "Company").

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company each have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Merger Sub by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, John M. Gregory, Joseph R. Gregory, SJ Strategic Investments LLC, B.H. (Barney) Adams, Russell L. Fleischer, Mark R. Mulvoy, and Robert D. Rogers (collectively, the "Stockholders"), have each executed and delivered a voting agreement (the "Voting Agreements") pursuant to which, following the execution and delivery of this Agreement, each Stockholder has agreed to vote their Shares in favor of the adoption of this Agreement at the Special Meeting.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation.  The Company as the surviving corporation after the Merger is referred to in this Agreement as the "Surviving Corporation."

Section 1.2 Closing.  The closing of the Merger (the "Closing") shall take place as soon as reasonably practicable, but in no event later than the second Business Day, after the satisfaction or waiver of all of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but Closing shall be subject to the satisfaction or waiver of such conditions) (the "Closing Date"), at 10:00 a.m. Dallas time at the offices of Haynes and Boone, LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas 75219, unless another date or place is agreed to in writing by the parties to this Agreement.

Section 1.3 Effective Time.  Parent and the Company shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and the Company, being the "Effective Time").

Section 1.4 Effect of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the Effective Time, unless otherwise specifically set forth in the applicable document.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time and in connection with the filing of the Certificate of Merger, the certificate of incorporation of the Company shall be amended and restated to read in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

(b) At the Effective Time, the bylaws of the Company shall be amended and restated to read, in the form attached hereto as Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON EQUITY INTERESTS

Section 2.1 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action required on the part of Parent, Merger Sub, the Company or the holders of Equity Interests or securities of Parent or Merger Sub:

(a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will be cancelled and extinguished and will be converted into the right to receive $10.80 per share in cash, less applicable Taxes, if any, required to be withheld with respect to such payment, payable to the holder of such Share, without interest (the "Merger Consideration").  All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled and cease to exist.  Each holder of a Share or Shares (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will cease to have any rights with respect to such Share or Shares, except the right to receive the Merger Consideration for such Share or Shares upon surrender of the certificate formerly representing such Share or Shares (a "Certificate"), subject to the provisions of Section 2.7, or, in the case of uncertificated Shares (the "Uncertificated Shares"), the book entry transfer of such Share or Shares upon receipt by the Paying Agent of evidence of transfer as the Paying Agent may reasonably request, each in the manner provided in Section 2.2.

(b) Each Share held by the Company (in the treasury or otherwise) and each Share owned by Parent, any direct or indirect wholly-owned Subsidiary of Parent or any Affiliate of Parent (collectively, "Excluded Shares") immediately before the Effective Time will be cancelled and extinguished, and no payment or other consideration will be made with respect to such Equity Interest.

(c) Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time will thereafter be converted into and represent one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation's capital stock that are issued and outstanding immediately after the Effective Time).  Each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

Section 2.2 Payment; Surrender of Equity Interest; Stock Transfer Books.

(a) Before the Effective Time, Merger Sub shall designate, at its election, the Company's transfer agent or another bank or trust company reasonably acceptable to the Company to act as agent for the Surviving Corporation for the benefit of the holders of Shares (other than Dissenting Shares and Excluded Shares) in connection with the Merger (the "Paying Agent") to receive the funds necessary to make the payments contemplated by Section 2.1(a) pursuant to procedures reasonably acceptable to the Company.  At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent in a separate account for the benefit of holders of Shares (other than the Dissenting Shares and Excluded Shares) (the "Payment Fund") the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a), as applicable.  If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by Parent hereunder pursuant to Section 2.1(a), Parent shall promptly deposit, or cause to be deposited, cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) As soon as reasonably practicable after the Effective Time, but in any event no later than three (3) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares which were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Shares will pass, only upon delivery of the Certificate or Certificates representing such Shares to the Paying Agent or, with respect to Uncertificated Shares, book entry transfer of the Uncertificated Shares to Paying Agent, and will be in such form and have such other provisions as the Company and Merger Sub may reasonably specify) and (ii) instructions for use in surrendering Certificates or transferring the Uncertificated Shares in exchange for the Merger Consideration.  Each holder of a Certificate or Certificates or Uncertificated Share or Uncertificated Shares may thereafter until the first anniversary of the Effective Time surrender any such Certificate or Certificates to the Paying Agent under cover of the letter of transmittal or transfer any such Uncertificated Shares by book entry transfer of such Uncertificated Share or Uncertificated Shares upon receipt by the Paying Agent of evidence of transfer as the Paying Agent may reasonably request (each a "Valid Transfer").  Upon the completion of a Valid Transfer on or before the first anniversary of the Effective Time, Paying Agent shall, and Parent shall cause the Paying Agent to, pay the holder of such Shares cash in an amount equal to the Merger Consideration, less any Taxes required to be withheld and without interest, multiplied by the number of Shares so transferred.  Until so surrendered, each Certificate or Uncertificated Share (other than Certificates or Uncertificated Shares representing Dissenting Shares and Excluded Shares) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares.

(c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer Taxes or other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or Uncertificated Share surrendered or shall have established to the satisfaction of Merger Sub or the Paying Agent that such Tax either has been paid or is not applicable.  The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or such Uncertificated Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or (ii) prior to the date of this Agreement, and in each case which remain unpaid at the Effective Time.

(d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company's capital stock thereafter on the records of the Company.  From and after the Effective Time, the holders of Shares will cease to have any rights with respect to any such Shares, except as otherwise provided for in this Agreement or by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II.  No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented the Shares or transfer of Uncertificated Shares.

(e) Promptly following the date which is one (1) year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect to such cash), which had been made available to the Paying Agent and which has not been disbursed to holders of Certificates or Uncertificated Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or transfer of their Uncertificated Shares, without any interest on and less any Taxes required to be withheld from such Merger Consideration.  Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any other provision of U.S. federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Section 2.3 Treatment of Company Stock Plan.

(a) At the Effective Time, each then-outstanding and unexercised option (the "Options") to purchase shares of the Company Common Stock under the Company Stock Plan, whether vested or unvested, shall be cancelled and converted into and shall become a right to receive from the Surviving Corporation (or Parent to the extent the Surviving Corporation can not satisfy its obligations), in settlement thereof, a cash payment, less any applicable Taxes required to be withheld and without interest, equal to the product, if a positive number, of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Option and (ii) the number of shares of the Company Common Stock subject to such Option not exercised; provided that any Options for which the per share exercise price equals or exceeds the Merger Consideration shall be cancelled without any payment in respect thereof (the "Option Consideration").

(b) At the Effective Time, each then-outstanding restricted share of Company Common Stock granted under the Company Stock Plan (each a "Company Restricted Share") outstanding and subject to restrictions immediately prior to the Effective Time (whether vested or unvested), by virtue of the Merger and without any action on the part of the holder thereof, will become fully vested and no longer subject to any restrictions immediately prior to, and then will be cancelled automatically at the Effective Time and will thereafter represent, and will be converted into, only the right to receive from the Surviving Corporation (or Parent to the extent the Surviving Corporation can not satisfy its obligations) an amount of cash, less any applicable Taxes required to be withheld and without interest, equal to the Merger Consideration (the "Company Restricted Share Consideration").

(c) Reserved.

(d) All amounts payable pursuant to this Section 2.3 shall be subject to any required withholding of Taxes and shall be paid without interest.  Parent will, or will cause the Surviving Corporation to, pay to holders of the Options and Company Restricted Shares, the Option Consideration or Company Restricted Share Consideration, as applicable, as soon as practicable after the Effective Time and in any case no later than fifteen (15) Business Days thereafter.  Parent may, in its reasonable discretion, cause the amounts payable pursuant to this Section 2.3 to holders of Options or Company Restricted Shares to be delivered through the Company's ordinary payroll system in lieu of delivery of a check or making a wire transfer to such holder.

(e) Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from the holders of Options and Company Restricted Shares under the Company Stock Plan and take all such other lawful action as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, without incurring any liability in connection therewith) to provide for and give effect to the transactions contemplated by this Section 2.3.  Except as otherwise agreed to in writing by the parties hereto, (i) the Company Stock Plan will terminate as of the Effective Time or expire in accordance with its terms, whichever is earlier, and (ii) following the Effective Time, no participant in the Company Stock Plan shall have any right under the Company Stock Plan to acquire the capital stock of the Company, the Surviving Corporation or any other Person.

(f) Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause any dispositions of Equity Interests (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Board of Directors of the Company (the "Company Board") or a committee of two (2) or more non-employee directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act).  Such approval shall specify:  (A) the name of each officer or director, (B) the number of securities to be disposed of for each named person, and (C) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 promulgated under the Exchange Act.

Section 2.4 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder's rights under Section 262 of the DGCL, such stockholder's Shares in respect of which such stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration as provided in Section 2.1(a), less any applicable Taxes required to withheld and without any interest thereon, upon surrender of the Certificate or Certificates representing such Shares, or transfer of the Uncertificated Share or Shares, pursuant to Section 2.2.

(b) The Company shall give Parent (i) prompt written notice of any notice (whether written or oral) received by the Company of the intent of any holder of Shares to demand the fair value of any Shares, any written demand for appraisal, any withdrawals thereof and any instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such demands or extend or waive the deadline or other time period applicable to any dissenters' rights; provided, however, that the Company shall give Parent advance written notice of the requirement to make any payment pursuant to an Order prior to making such payment.

Section 2.5 Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the intentions of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the intentions of this Agreement.

Section 2.6 Adjustments.  If, during the period between the date hereof and the Effective Time, any change in the Equity Interests or number of Equity Interests specified in Section 3.4(a) shall occur, by reason of any reclassification, recapitalization, stock split or combination, reverse stock split, reorganization, exchange or readjustment of shares or otherwise, or any stock dividend thereon with a record date during such period (including any dividend or distribution of securities convertible into capital stock), but excluding any change that results from any exercise of Options or the vesting of Company Restricted Shares, then the Merger Consideration, any other amounts payable pursuant to this Agreement, all references in this Agreement to specified numbers of Equity Interests affected thereby, and all calculations provided for that are based upon numbers of Equity Interests (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such change or event.

Section 2.7 Lost Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the reasonable replacement requirements established by the Paying Agent (including, if reasonably required by the Paying Agent or Parent, the posting by such holder of a bond in such amount as the Paying Agent or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate), the Paying Agent shall deliver in exchange for the lost, stolen or destroyed

Certificate the applicable Merger Consideration payable in respect of the Shares represented by the Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub (the "Company Disclosure Letter") or (ii)  in the Specified Company SEC Documents filed prior to the date of this Agreement (and then (x) only to the extent reasonably apparent in the Specified Company SEC Documents that such disclosed item is an event, item or occurrence that relates to a matter covered by a representation or warranty set forth in this Article III and (y) other than risk factors or other forward-looking statements or similar language in the Specified Company SEC Documents), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  The Company does not own any equity interests in any corporation or other entity, except for its Subsidiaries.

Section 3.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to consummate the transactions contemplated hereby (the "Transactions").  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the adoption of this Agreement requires the approval (the "Stockholder Approval") of the holders of a majority of the outstanding shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock").  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by the other parties hereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Assuming the accuracy of the representation and warranty in Section 4.4, the Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock that is necessary in connection with the consummation of the Merger and the other Transactions.

(c) At a meeting duly called and held, the Company Board unanimously adopted resolutions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, in which the Company Board (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company's stockholders and declared this Agreement advisable, (ii) approved this Agreement and the Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote at the Special Meeting, and (iv) (subject to Section 5.2) recommended that the Company's stockholders vote to adopt and approve this Agreement (such recommendation, the "Company Recommendation").

Section 3.3 Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing with the SEC of the Proxy Statement and the making of such other filings as may be required under the Exchange Act or by the rules of the Nasdaq Stock Market in connection with this Agreement, and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Charter Documents or the Subsidiary Charter Documents, (b) require any material filing with, or material permit, authorization, consent or approval of, any court, arbitral tribunal, arbitrator, administrative agency, or commission or other governmental, quasi-governmental, administrative or regulatory authority or agency (a "Governmental Entity"), (c) except as set forth on Section 3.3(c) of the Company Disclosure Letter result in a violation or breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, amendment, cancellation or acceleration under any Material Contract or (d) violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (c) where such violations, breaches or defaults would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 1,250,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"), and 12,500,000 shares of Company Common Stock.  As of the date of this Agreement, (i) no shares of Company Preferred Stock are issued and outstanding, (ii) 7,995,511 shares of Company Common Stock (including 381,365 Company Restricted Shares) are issued and outstanding, (iii) 410,937 shares of Company Common Stock are issued and held in the treasury of the Company, and (iv) 287,560 shares of Company Common Stock are reserved for issuance under the Company

Stock Plan in respect of awards outstanding as of the date hereof. Section 3.4(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (A) the number of Shares subject to, the holder of, the vesting schedule and exercise price of each outstanding Option, and (B) the number of Shares subject to, the holder of, and vesting schedule of each outstanding Company Restricted Share.  All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Options or the vesting of outstanding Company Restricted Shares will be, when issued in accordance with the terms of the Options or Company Restricted Shares, duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in this Section 3.4(a) and for changes resulting from the exercise of the Options, the issuance of shares of Company Restricted Shares, or vesting of Company Restricted Shares outstanding as of the date hereof, there are no (x) shares of capital stock of the Company authorized, issued or outstanding, (y) existing options, warrants, preemptive rights or subscriptions relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such share or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription, or other similar instrument, or (z) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company or of any Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.  Except as set forth in Section 3.4(a) of the Disclosure Letter, neither the Company nor any Subsidiary of the Company owns any Equity Interests or any capital stock or other equity interest in any other Person.

(b) Upon consummation of the Merger, (i) all outstanding Company Common Stock (other than any Dissenting Shares and Excluded Shares but including the Company Restricted Shares) will be converted in accordance with this Agreement under the DGCL into the right to receive the Merger Consideration or the Company Restricted Share Consideration, as the case may be, and will no longer represent any interest in the Company, (ii) all Options will be converted in accordance with the terms of the Company Stock Plan and this Agreement into the right to receive the Option Consideration and will no longer represent the right to acquire capital stock of the Company; and (iii) the only outstanding shares of capital stock of the Company will be owned by Parent and there will be no options, warrants, or other rights to purchase or otherwise acquire any shares of capital stock of the Company.

(c) With respect to the Options, (i) each grant of Options was duly authorized no later than the date on which the grant of such Options was by its terms to be effective (the "Grant Date") by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly delivered by the Company to the recipient, (ii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Securities Act, the Exchange Act, and all other applicable Laws and rules or requirements of self regulatory authorities, including the rules of the Nasdaq Stock Market, (iii)  except as set forth on Section 3.4(c) of the Company Disclosure Letter, the per share exercise price of each Option was no less than the fair market value of a share of the Company Common Stock on the applicable Grant Date and (iv) each such grant was properly accounted for in all material respects in accordance with the United States generally accepted accounting principles ("GAAP") in the Financial Statements (including the related notes) of the Company and disclosed in all material respects in the Company SEC Documents in accordance with GAAP, the Exchange Act and all other applicable Laws.  All Options and Company Restricted Shares may, by their terms, be treated in accordance with Section 2.3, without the requirement of any consent or release from the holders of such Options and Company Restricted Shares.  The Contracts governing the terms of each outstanding Option and Company Restricted Share provide that, upon a change in control of the Company, all unvested Options and Company Restricted Shares shall automatically vest in full.

(d) All of the outstanding shares of capital stock of each of the Subsidiaries are owned beneficially or of record by the Company, directly or indirectly, and all such shares were issued in compliance with applicable Laws, have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of any Encumbrances, except Permitted Encumbrances, or any other restrictions (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest).

(e) There are no voting trusts or other Contracts or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.  Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or such Subsidiary of the Company on any matter.

Section 3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2009, the Company has timely filed or otherwise transmitted all Company SEC Documents, each of which as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder or under the Sarbanes-Oxley Act or the Dodd-Frank Act, each as in effect on the date so filed. Since January 1, 2009, none of the Company SEC Documents contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company's Subsidiaries is subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act or otherwise required to file or furnish any forms, reports or other documents with the SEC.  There are no outstanding or unresolved comments in comment letters from the SEC or its staff with respect to any Company SEC Document.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) Since January 1, 2009, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market LLC.

(c) Each of the consolidated financial statements (including any notes and schedules thereto) included or incorporated by reference in the Company SEC Documents (the "Financial Statements") (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, in all material respects, (x) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with GAAP, in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnote disclosure as permitted by GAAP), and (z) fairly presents in accordance with GAAP, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements.  Neither the Company nor any Subsidiary of the Company has any unresolved material dispute with BKD, LLP that would be required to be disclosed in any document required to be filed with the SEC under Item 304 of Regulation S-K promulgated under the Securities Act (i) on a matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure or (ii) in connection with any matter related to the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2011.

(d) The Company and its Subsidiaries have no outstanding indebtedness for borrowed money, including pursuant to the Credit Facility.

(e) Neither the Company nor any of the Company's Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's audited financial statements or other Company SEC Documents.

(f) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning the Company and all of its Subsidiaries is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC.  The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of the Company's and its consolidated Subsidiaries' financial reporting and the preparation of their financial statements for external purposes in accordance with GAAP.  As of December 31, 2011, neither the chief executive officer (including any interim chief executive officer) nor the chief financial officer of the Company has become aware of, and neither the

Company Board nor the audit committee of the Company Board has been advised of, (i) any fact, circumstance or change that is reasonably likely to result in a "significant deficiency" or a "material weakness" (each as defined in Public Company Accounting Oversight Board Auditing Standard 2) in the design or operation of the Company's internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company's internal control over financial reporting.

(g) The statements contained in the certifications of each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) filed with the Company SEC Documents as required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents were true and accurate in all material respects as of the date they were made.  The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) To the Knowledge of the Company, since January 1, 2009, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from employees of the Company and its Subsidiaries regarding questionable accounting or auditing matters, have been received by the Company's officers or directors.  The Company has made available to Parent a summary of all material complaints or concerns relating to employee concerns regarding possible violations of Law made since January 1, 2009. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's chief financial officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(i) All accounts receivable (including trade receivables and other receivables) have been recorded on the Financial Statements in accordance with GAAP and derive from bona fide sales transactions entered into in the ordinary course of business consistent with past practice and are payable on the terms and conditions set forth in the applicable Contract (net of allowances for doubtful accounts as reflected in the Financial Statements in accordance with GAAP).  To the Knowledge of the Company, the $3.0 million receivable due from the Company's Canadian agent for receivables collected but not yet remitted to the Company described in footnote 13 to the Company's Financial Statements for the year ended December 31, 2011 is fully recoverable.

(j) All inventory reflected in the Financial Statements consists of quantity and quality usable and salable in the ordinary course of business consistent with past practices and is not obsolete, defective, damaged or slow moving, and is merchantable and fit for its intended use and is being actively marketed in the commercial channels in the ordinary course of business consistent with past practices, subject only to the allowances and reserves reflected in the

Financial Statements.  All inventory has been properly valued at the lower of cost or market, including the capitalization of labor and overhead costs, in accordance with GAAP, consistently applied.  The Company has maintained established controls over the inventory and maintains accurate perpetual records updated periodically for physical inventory counts.

Section 3.6 Absence of Certain Changes.  From January 1, 2012 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, (b) there has not occurred any event, change or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any actions that if taken after the date of this Agreement would be prohibited by Section 5.1.

Section 3.7 No Undisclosed Material Liabilities.  Except for (i) liabilities disclosed and provided for in the balance sheet included in the Financial Statements or in the notes thereto set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, (ii) liabilities incurred in the ordinary course of business consistent with past practices since January 1, 2012, or as expressly contemplated by this Agreement, in each case that would not, individually or in the aggregate, have a Material Adverse Effect, (iii)  fees and expenses of the Company's investment bankers, accountants and attorneys (including in connection with this Agreement), (iv) the change of control bonuses or other payment set forth in the Specified Company SEC Documents or on Section 3.7 of the Company Disclosure Letter and (v) the D&O Premium, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.8 Compliance with Laws and Court Orders.  The Company and each of its Subsidiaries is and, since January 1, 2009, has been in compliance with, and to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable Law or Order, except for failures to comply or violations that would not, individually or in the aggregate, have a Material Adverse Effect.  The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the "Company Permits"), except for failures to comply or violations that would not, individually or in the aggregate, have a Material Adverse Effect.  The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits.

Section 3.9 Material Contracts.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a list of each of the following Contracts, excluding any such Contracts described in or filed, furnished or included with the Specified Company SEC Documents, to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries' material assets or properties is bound: (i) any Contract (other than this Agreement) that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act; (ii) any Contract containing covenants of the Company or any of its Subsidiaries not to compete in any line of business, industry or geographical area in any manner or restricting the Company or any of its Subsidiaries from freely setting prices for its products (including "most favored customer" pricing provisions); (iii) any Contract which creates a partnership or joint venture or similar arrangement; (iv) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, trust deed or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP; (v) any Contract of guarantee, support, or assumption with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; (vi) any collective bargaining agreement, (vii) any Contract for the sale of any of its material assets, other than inventory, after the date hereof, in the ordinary course of business consistent with past practices; (viii) any Contract that contains a put, call, collar, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person; (ix) any material settlement agreement or similar Contract and any settlement agreement or similar Contract with a Governmental Entity, in each case, to which the Company or any of its Subsidiaries is a party; (x) any Contract which contains a "change in control" clause or other similar provision which will create any rights or obligations of the Company, any Subsidiary of the Company, or another party to such Contract upon the execution of this Agreement or consummation of any of the Transactions; (xi) any Contract for or relating to the employment by it of any director, employee or officer or other type of Contract with any of its directors or officers that is not terminable by it without cost or other liability; (xii) any Contract that grants exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person or that limits or purports to limit in any material respect the ability of the Company or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material asset or business; (xiii) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreements evidencing Options or Company Restricted Shares under the Company Stock Plan provided or made available to Parent; (xiv) any other Contract in which its officers, directors, employees or stockholders or any members of their immediate families is directly or indirectly interested (whether as a party or otherwise); (xv) any Contract which would reasonably be expected to prohibit, impede or materially delay the consummation of the Merger or any of the other Transactions; (xvi) any License Agreement; (xvii) any Lease; and (xviii) any other Contract (other than this Agreement, purchase orders for the purchase of inventory in the ordinary course consistent with past practices or agreements between the Company and any of its Subsidiaries or between any of the Subsidiaries of the Company) under which the Company and its Subsidiaries are obligated to make payments (whether fixed, contingent or otherwise) in excess of $500,000 per annum or $1,000,000 during the life of the Contract.  Each such Contract described in clauses (i)-(xviii) is referred to herein as a "Material Contract."

(b) All Material Contracts are in written form or summarized in Section 3.9(b) of the Company Disclosure Letter.  Neither the Company nor any of its Subsidiaries is in material default under any Material Contract and no event has occurred with respect to the Company or any of its Subsidiaries or, to the Company's Knowledge, with respect to any other contracting party, that (with or without the lapse of time or the giving of notice, or both) would reasonably be expected to (i) cause a material default under any Material Contract or (ii) give any party (1) the right to accelerate the maturity or performance of any obligation of the

Company or any of its Subsidiaries under any Material Contract, or (2) the right to cancel or terminate any Material Contract.  Each of the Material Contracts is, and after the consummation of the Transactions will continue to be, in full force and effect and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and, to the Knowledge of the Company, the other parties thereto, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  The Company has made available to Parent true and complete copies of each Material Contract, including all material amendments thereto.

Section 3.10 Information in Proxy Statement.  The proxy statement to be distributed to the Company’s stockholders for the Special Meeting (such proxy statement, as amended or supplemented from time to time, and together with any schedules required to be filed with the SEC in connection therewith, the "Proxy Statement") will not, at the date it is first mailed to the Company's stockholders and at the time of the Special Meeting and at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  Notwithstanding anything to the contrary in this Section 3.10, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.11 Litigation.  There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective assets or properties, or any officer, director or employee of the Company or any of its Subsidiaries in such capacity, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party or subject to or in default under any Order which would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12 Labor Matters.   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union Contracts.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has not received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of the Company and, to the Knowledge of the Company, no such investigation is in progress.  As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company pending, or to the Knowledge of the Company, threatened.  To the Knowledge of the Company, no union claims or demands to represent any employees of the Company or any of its Subsidiaries and there are no organizational campaigns currently in progress or undertaken at any time during the past two (2) years with respect to any of the employees of the Company.

Section 3.13 Employee Compensation and Benefit Plans; ERISA.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of all compensation, benefit, fringe benefit and other plans, programs, arrangements or agreements (i) to which the Company or any of its Subsidiaries is a party or (ii) that are currently maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (the "Company Plans").

(b) With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the "IRS"), (iii) any current summary plan description or employee handbook, (iv) for the past two (2) years (A) the Form 5500 and attached schedules, to the extent due and filed with the IRS, (B) audited financial statements, and (C) actuarial valuation reports, if any, and (v) copies of any correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation or Department of Labor (or any agency thereof) relating to any material compliance issues with respect to any Company Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Plan has been established and is being administered in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable Law.

(d) Neither the Company nor any of its Subsidiaries currently has, and at no time in the past has had, an obligation to contribute to a "multiemployer plan", as defined in Section 3(37) of ERISA.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Action (other than routine claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(f) Neither any of the Company Plans, nor any other plan currently or previously maintained by the Company or any of its Subsidiaries, is subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and its accompanying trust is exempt from taxation under Section 501(a) of the Code, and are subject to a favorable determination or opinion letter to that effect from the IRS and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(h) The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any person for any income, excise or other tax incurred by such person pursuant to any applicable federal, state, local or non-U.S. Law related to the collection and payment of Taxes.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has performed all obligations required to be performed by it under the Company Plans, including the payment of all benefits, contributions and premiums required by and due under the terms of each Company Plan or applicable Law.

(j) No Company Plan promises or provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company or any of its Subsidiaries, other than group health plan continuation coverage required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar state Laws.

(k) Except as set forth on Section 3.13(k) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, severance pay or increase in benefits under or with respect to any Company Plan, (ii) except as provided in Section 6.9, cause or result in a limitation (other than any limitation imposed by applicable Laws) on the right of the Company to amend or terminate any Company Plan, or (iii) result in any "parachute payment" that would not be deductible by reason of the application of Section 280G of the Code or would cause the imposition of taxes under Code Section 4999.

(l) Each Company Plan that is a "nonqualified deferred compensation plan" (within the meaning of Code Section 409A) is in compliance, in both form and operation, with the requirements of Code Section 409A and the regulations and guidance promulgated thereunder, and no amounts paid or deferred under any such Company Plan is (or has been), or upon vesting or settlement will be, subject to the additional tax under Code Section 409A(a)(1)(B).

(m) There is no Contract to which the Company or any of its Subsidiaries is (or has been) a party that, individually or collectively, did (or could) give rise to the payment of any amount that would not be deductible pursuant to Code Section 162(m).

(n) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Company Plans or ERISA.

Section 3.14 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.14(a) of the Company Disclosure Letter contains a true and complete list of all material real property leased or subleased (whether as tenant or subtenant) by the Company or any Subsidiary of the Company (including the improvements thereon, the

"Leased Real Property").  The Leased Real Property constitutes all of the real property utilized in connection with the Company Business.

(c) The Company or one of its Subsidiaries has valid leasehold estates in all Leased Real Property, each free and clear of all Encumbrances, except Permitted Encumbrances.  The Company or one of its Subsidiaries has exclusive possession of each Leased Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business, true, correct and complete copies of which have been provided to Parent.

(d) (i) Each Lease is in full force and effect and is valid and enforceable in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (ii) there is no material default under any Lease either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default by the Company or its Subsidiaries thereunder.  Neither the Company nor any of its Subsidiaries has assigned (collaterally or otherwise) or granted any other security interest in the Leases or any interest therein.

(e) (i) To the Knowledge of the Company, there are no pending or, threatened condemnation or eminent domain proceedings that affect any Leased Real Property, and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Leased Real Property.

(f) Except as would not have a Material Adverse Effect, the Company and each Subsidiary of the Company has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, except for that personal property that is no longer used or useful in the conduct of the Company Business or the respective businesses of each of its Subsidiaries, and in each case free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.15 Intellectual Property.

(a) The Company or one of its Subsidiaries exclusively owns all right, title, and interest in, or has the valid right to use, pursuant to a license or otherwise, all Intellectual Property used in the operation of the Company's business as presently conducted (the "Company Intellectual Property") (without limiting the foregoing, the Company’s business as presently conducted includes the sale of products bearing the ADAMS GOLF trademark in the United States of America, Canada, Japan, Korea, the United Kingdom and China, and such products fall within International Trademark Classes 25 and 28); provided, however, that notwithstanding the foregoing, the Company makes no representation or warranty regarding its right to use the ADAMS GOLF trademark on products classified in International Trademark Class 25 in China, Japan or Korea.  Section 3.15(a) of the Company Disclosure Letter lists all registrations and applications for Intellectual Property owned by the Company or one of its Subsidiaries.  Except as would not reasonably be expected to result in a Material Adverse Effect, the Company has not violated, misappropriated or infringed the Intellectual Property of any other Person, except for any of the foregoing that have since been finally and conclusively resolved without further right to appeal.  Except as set forth on Section 3.15(a) of the Company Disclosure Letter, to the Knowledge of the Company, no Third Party has violated, misappropriated or infringed any material Intellectual Property owned by the Company or any of its Subsidiaries, except where such violation, misappropriation or infringement would not be reasonably likely to result in a Material Adverse Effect.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Letter, (i) with respect to material Company Intellectual Property owned by the Company or its Subsidiaries: (A) no claim has been brought or made challenging the ownership, right to use or validity of the Company Intellectual Property or opposing or attempting to cancel the Company's rights in the Company Intellectual Property and, to the Company's Knowledge, no valid ground exists for any such claim; and (B) no such Company Intellectual Property is scheduled to expire within five (5) years from the date of this Agreement, and (ii) with respect to material Company Intellectual Property owned by a Third Party and licensed to or otherwise used by the Company or its Subsidiaries, Company's (and its Subsidiaries') right to use such Company Intellectual Property is not scheduled to expire or terminate within five (5) years from the date of this Agreement.

(c) The Company has taken commercially reasonable steps to protect, preserve and maintain the Company Intellectual Property purportedly owned by the Company or any of its Subsidiaries and to preserve and maintain the secrecy and confidentiality of all the Company's trade secrets and confidential information.  All current employees, consultants and independent contractors of the Company, and any former employees, consultants and independent contractors engaged since January 1, 2006, in the active development or creation of material Company Intellectual Property related to the Company’s products have executed and delivered to the Company a Contract regarding the protection of such proprietary information and the assignment of Company Intellectual Property to the Company or a Subsidiary of the Company.  No director, officer, employee, agent or representative of the Company owns or holds, directly or indirectly, any interest in any of the Company Intellectual Property.

(d) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 are the only representations and warranties in this Agreement with respect to Intellectual Property.

Section 3.16 Environmental Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, and they possess and comply, and are in compliance with, all applicable Environmental Permits required under such Laws to operate as they currently operate; and (ii) neither the Company nor any Subsidiary of the Company has received any written notification alleging that they are liable under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar foreign, state or local Law, for any Release or threatened Release of Materials of Environmental Concern at any location owned or occupied by the Company or any Subsidiary of the Company at any time except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been fully resolved with the appropriate Governmental Entity without further material obligations (other than obligations to generally comply with applicable Laws) or liability for the Company or any Affiliate thereof.  There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.   Neither the Company nor any Subsidiary of the Company has received a request for information pursuant to Section 104(e) of CERCLA or any similar foreign, state or local Law.

(b) To the Company’s Knowledge, except as would not reasonably be expected to have a Material Adverse Effect, there have been no Releases of Materials of Environmental Concern from the Company’s or any of its Subsidiaries' operations at, under, from, in, to, or upon any Leased Real Property or, during the term of the Company’s or any of its Subsidiaries' ownership, lease or operations thereof, at, under, from, in, to, or upon property formerly owned, operated or leased by the Company.

(c) To the Company's Knowledge, neither the Company nor any of its Subsidiaries nor any of their respective predecessors, or any entity previously owned by the Company, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Materials of Environmental Concern to any off-site disposal location which would reasonably be expected to result in a Material Adverse Effect.

Section 3.17 Taxes.

(a) The Company and each of its Subsidiaries has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by them, all such Tax Returns are correct and complete in all material respects, and all Taxes shown as due thereon have been paid to the appropriate Governmental Entity.  Neither the Company nor any of its Subsidiaries has received written notice (or, to the Knowledge of the Company or any of its Subsidiaries, any notice not in writing) of any claim made by any Tax authority or other Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is required to file Tax Returns or pay Taxes to that jurisdiction.

(b) There is no audit, assessment, examination, or other Action pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries in respect of any material Tax.  Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency or assessment outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.  Neither the Company nor any of its Subsidiaries has entered into any closing agreement or similar written or otherwise binding arrangement with any Tax authority or other Governmental Entity with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to any extension or waiver thereof, has not expired.

(c) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or similar arrangement.

(d) Each of the Company and its Subsidiaries has duly and timely withheld and timely remitted to the appropriate Tax authority or other Governmental Entity all material Taxes required to have been withheld and remitted under applicable Law.

(e) There are no Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(f) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(g) None of the Company's or any of its Subsidiaries' assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code and none of the property of the Company or any of its Subsidiaries is properly treated as owned by persons other than the Company or any of its Subsidiaries for income Tax purposes.

(h) Neither the Company nor any of its Subsidiaries has participated in a transaction that is a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(i) Neither the Company nor any of its Subsidiaries (i) has received approval to make or has agreed to a change in any accounting method or has any written application pending with any Governmental Entity requesting permission for any such change; (ii) has agreed to or is required to make any adjustment under Section 481 or Section 482 of the Code (or similar provision of state, local or foreign Law); (iii) has received written notification that the IRS (or other Governmental Entity) is proposing any adjustment under Section 481 or Section 482 of the Code (or similar provision of state, local or foreign Law).

(j) There are no Contracts, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

(k) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l) Neither the Company nor any of its Subsidiaries has any material deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law) or any material excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19.

(m) Neither the Company nor any of its Subsidiaries is or ever has been a United States real property holding corporation (as that term is defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(n) The net operating losses, if any, of the Company and each of its Subsidiaries are not subject to any material limitation under Section 382 of the Code and any excess credits, net capital losses, and foreign tax credits of the Company and each of its Subsidiaries are not subject to any material limitation under Section 383 of the Code.

(o) Neither the Company nor any of its Subsidiaries has distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or 361 of the Code.

(p) The Company has delivered to Parent correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company and its Subsidiaries since January 1, 2008.

(q) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.13 and this Section 3.17 are the only representations and warranties in this Agreement with respect to Taxes.

Section 3.18 Fairness Opinion.  The Company Board has received the written opinion (or an oral opinion to be confirmed in writing, a copy of which will be provided to Parent upon receipt thereof by the Company) of Morgan Stanley & Co. LLC ("Morgan Stanley"), dated as of March 18, 2012, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of Shares is fair from a financial point of view to such holders, excluding Parent and its Affiliates.

Section 3.19 Brokers or Finders.  Except for Morgan Stanley, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee from the Company or any of its Subsidiaries in connection with any of the Transactions.  Except for the consideration payable pursuant to the engagement letter, dated as of December 27, 2011, between the Company and Morgan Stanley, neither the Company nor any Affiliate thereof has any obligation to Morgan Stanley.

Section 3.20 State Takeover Statutes.  No "moratorium," "fair price," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Transactions.  Assuming the accuracy of the representation and warranty set forth in Section 4.4, the action of the Company Board in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 3.21 Insurance.  With respect to each insurance policy that is material to the Company and its Subsidiaries that is currently in place, neither the Company nor any of its

Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy.  Except as would not reasonably be expected to result in a Material Adverse Effect, the Company's insurance policies protect the Company's and its Subsidiaries' properties from losses and risks in a manner reasonable for its and their respective assets and properties and are of the types and in amounts customarily carried by Persons conducting similar businesses or operating similar assets in the area(s) in which the Company Business is conducted.  Except as set forth on Section 3.21 of the Company Disclosure Letter, there is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.22 Related Party Transactions.  Except as set forth in the Specified Company SEC Documents, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of the Shares or any current or former director, officer, employee or affiliate of the Company or any of its Subsidiaries, or to any member of the Immediate Family or Affiliates (including any trusts established for the benefit of such Immediate Family members) of any of the foregoing, and no such Person has any interest in any such Contract, transaction or other arrangement, except (a) for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business consistent with past practice and (b) for any such transactions that would not be required to be disclosed in the Specified Company SEC Documents pursuant to the rules and regulations promulgated under the Exchange Act.

Section 3.23 Illegal Payments, etc.  In the conduct of its business neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents, has given, or agreed to give, any gift, contribution or payment that is illegal under applicable Law to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable Law, or reimbursed any political gift or contribution that is or was illegal under applicable Law made by any other Person, to any candidate for federal, state, local or foreign public office.

Section 3.24 Top Customers and Suppliers.  Section 3.24 of the Company Disclosure Letter sets forth a true, correct and complete list of the names of the fifteen (15) largest customers (as measured by gross revenue per customer for the most recently completed fiscal year of the Company) (the "Top Customers") and the five (5) largest vendors and suppliers of the Company (as measured by total purchases per vendor for products or services for the most recently completed fiscal year of the Company) (the "Top Suppliers").  Since January 1, 2012, no Top Customer or Top Supplier has discontinued its relationship with the Company or notified the Company in writing that it intends to discontinue such relationship.  To the Knowledge of the Company, no such Top Customer or Top Supplier has any plans to discontinue such relationship.

Section 3.25 Rebates and Discounts.  Since January 1, 2011, except as set forth on Section 3.25 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the

Company has engaged in rebate, discount, advance sale programs, volume discounts, or other programs or arrangements (such as arrangements to sell to customers products or services in excess of such customers' reasonable foreseeable requirements) with its respective customers which (x) are outside the ordinary course of business and (y) would otherwise reasonably be expected to result in such customers reducing, temporarily or permanently, their purchases of services and products from the Company or any Subsidiary of the Company.

Section 3.26 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates otherwise makes any express or implied representation or warranty with respect to "Information" as defined in the Confidentiality and Standstill Agreement, dated January 11, 2012, between the Company and adidas AG, an Affiliate of Parent (the "Confidentiality Agreement").

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization; Ownership of Merger Sub.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.  Parent owns directly all of the issued and outstanding capital stock of the Merger Sub.  There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock (or other interests convertible into or exchangeable for or rights to acquire shares of capital stock) of Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock (or other interests convertible into or exchangeable for or rights to acquire shares of capital stock) of  Merger Sub, by sale, lease, license or otherwise.  There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

Section 4.2 Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation, bylaws or other similar organizational documents of Parent and Merger Sub, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other instrument or obligation to which Parent or any of its Subsidiaries (including Merger Sub) is a party or by which any of them or any of their respective properties or assets may be bound or (d) violate any Order or Law applicable to Parent, any of its Subsidiaries (including Merger Sub) or any of their properties or assets, except in the case of clause (b), (c) or (d) where failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4 Ownership of Common Stock.  Neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last three years has Parent or any of its Subsidiaries (including Merger Sub) been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.  Neither Parent nor any of its Subsidiaries (including Merger Sub), directly or indirectly, beneficially or of record, “owns” (as defined in Section 203 of the DGCL) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement) in excess of 5% of the Company Common Stock.

Section 4.5 Information in Proxy Statement.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

Section 4.6 Transaction Funds; Sufficiency of Funds.  Parent and Merger Sub have as of the date hereof, and will immediately prior to the Effective Time have, sufficient funds available to finance and consummate all of the Transactions at Closing including the payment of all amounts required to be paid by or on behalf of Parent or the Surviving Corporation as contemplated by Article II or any other provision of this Agreement, and any required refinancings or repayments of existing Indebtedness of the Company, and all related estimated fees and expenses (collectively, the "Transaction Funds"). There are no conditions precedent or other contingencies related to the funding of the full amount of the Transaction Funds.

Section 4.7 No Prior Activities.  Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions (including any financing), Merger Sub has not incurred, and prior to the Effective Time will not have incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities, and has not engaged, and prior to the Effective Time will not have engaged, directly or indirectly through any Subsidiary or Affiliate, in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 4.8 Solvency.  Assuming satisfaction of the conditions to Parent's obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the Transactions and the payment of the aggregate Merger Consideration, any other repayment or refinancing of Indebtedness contemplated in this Agreement, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses, Parent and the Surviving Corporation (including its Subsidiaries), taken as a whole, will be Solvent as of the Effective Time and immediately after the consummation of the Transactions.  For the purposes of this Agreement the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "fair saleable value" of the assets of such Person will, as of such date, exceed (i) the value of all "liabilities of such Person, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.9 Litigation.  There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or, to the Knowledge of Parent, any officer, director or employee of Parent or Merger Sub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.  Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.10 Disclaimer of Warranties.  Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III and the Company Disclosure Letter, and Parent and Merger Sub (i) further agree that the Company shall not have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or Parent's or Merger Sub's use of, any such information, including the "Information," as defined in the Confidentiality Agreement and (ii) disclaim that they are relying upon or have relied upon any such information.  In connection with any investigation by Parent and Merger Sub of the Company and its Subsidiaries, Parent and Merger Sub have received or may receive from the Company and/or its Subsidiaries and/or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications.  Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Merger Sub shall have no claim against anyone with respect thereto.  Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any representation or warranty in this Agreement with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).  Nothing herein is intended, or shall be construed, to limit Parent’s rights or remedies in the case of fraud or knowing and intentional breach of this Agreement by the Company.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company.  Between the date of this Agreement and the Effective Time, the Company shall conduct the Company’s business in the ordinary course of business consistent with past practices.  In addition to the foregoing, except (a) as expressly provided by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Letter, (c) as required by Law, or (d) as consented to by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld, conditioned or delayed except, in the case of Sections 5.1(ii), 5.1(iii), 5.1(vi)(A), 5.1(vi)(B), 5.1(x), 5.1(xi), and 5.1(xii), for which Parent may grant or withhold its consent in its sole and absolute discretion:

(i) the Company and its Subsidiaries will conduct business in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its commercially reasonable efforts to (A) preserve its business organizations intact, (B) maintain its existing relationships with material customers, suppliers, employees, creditors and business partners, to keep available the services of its present officers and employees and to manage its working capital (including the payment of accounts payable and the receipt of accounts receivable), and (C) (i) file all Tax Returns required to be filed by it and pay all of its debts and Taxes when due and (ii) pay or perform its other liabilities when due, in each case, subject to good faith disputes over such debts, Taxes or liabilities;

(ii) the Company will not amend its Company Charter Documents and no Subsidiary of the Company will amend its Subsidiary Charter Documents;

(iii) neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than by and among the Company and its Subsidiaries); (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, puts, collars, commitments or rights of any kind to acquire or sell (or stock appreciation rights with respect to), any shares of capital stock of the Company or any of its Subsidiaries (including treasury stock), other than in respect of (1) the shares of the Company's capital stock reserved for issuance on the date of this Agreement pursuant to the exercise of Options outstanding on the date of this Agreement or the vesting of Company Restricted Shares or (2) grants of Options or Company Restricted Shares to new hires pursuant to offer letters outstanding as of the date of this Agreement and set forth in Section 5.1(iii) of the Company Disclosure Letter, (C)  split, combine or reclassify the Shares or any outstanding capital stock of any of the Subsidiaries of the Company or (D) redeem, purchase or otherwise acquire, directly or indirectly, any of the Company's capital stock;

(iv) except as required by applicable Law or under the terms of any Company Plan, the Company will not (A) make any changes in the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or other Persons providing management services (other than increases in wages in the ordinary course of business and consistent with past practice to employees of the Company or its Subsidiaries who are not officers, directors or Affiliates of the Company), (B) adopt, enter into or amend (including acceleration of vesting) any employment, severance, consulting, termination, deferred compensation or other employee benefit agreement (collectively, "Employment Agreements") including, without limitation, any Company Plan, except that the Company and its Subsidiaries may in the ordinary course of business consistent with past practice enter into in any such agreement in connection with the hiring of new employees who are not executive officers or direct reports to an executive officer, (C) make any loans (other than travel and payroll advances to non-officer employees in the ordinary course of business consistent with past practice) to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Plan or otherwise, (D) take (or omit to take) any action which action (or omission to act) would reasonably be expected to result in a "good reason", "constructive termination", or similar event, for purposes of any Employment Agreement;

(v) except in the ordinary course of business consistent with past practice, as required by applicable Law or under the terms of any Company Plan, the Company will not (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan or agreement to any officer, director, employee or Affiliate, other than in the ordinary course of business consistent with past practice, (B) pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, or (C) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Company Plan, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant;

(vi) neither the Company nor any of its Subsidiaries will, (A) incur or assume any long-term or short-term Indebtedness (including without limitation drawing down any amounts under the Credit Facility), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (C)  make any loans, advances or capital contributions to, or investments in, any other Person or enter into any material commitment or transaction (including, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate); provided, however, that for the purposes of the foregoing, Indebtedness shall not include, or be deemed to include, and the foregoing shall not prohibit, or be deemed to prohibit, normal terms of payment with the Company’s customers or revolving credit on the Company’s credit or charge cards in the ordinary course of business consistent with past practices;

(vii) neither the Company nor any of its Subsidiaries will make or authorize any initial capital expenditure, other than capital expenditures contemplated by the Company's existing capital budget, a copy of which has been attached to Section 5.1(vii) of the Company Disclosure Letter;

(viii) neither the Company nor any of its Subsidiaries will pay, discharge, waive or satisfy any rights, claims, liabilities or obligations, other than the payment, discharge, waiver, settlement or satisfaction of any such rights, claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements);

(ix) neither the Company nor any of its Subsidiaries will (A) change any of the accounting methods used by it or any of its methods of reporting income or deductions for Tax purposes unless required by a change in GAAP or Law, (B) settle any material Tax claim, assessment, audit or investigation, (C) consent to any material Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment, (D) make, revoke or change any Tax election, (E) request a Tax ruling, (F) amend any Tax Return or (G) file any Tax Return in a manner that is materially inconsistent with past custom and practice with respect to the Company or any of its Subsidiaries unless required by applicable Law;

(x) neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement) or (B) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets, other than inventory in the ordinary course of business consistent with past practice;

(xi) neither the Company nor any of its Subsidiaries will acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets (other than in the ordinary course of business consistent with past practices), securities, properties, interests or businesses;

(xii) neither the Company nor any of its Subsidiaries will sell, lease, license, or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than the sale of inventory in the ordinary course of business;

(xiii) other than in the ordinary course of business consistent with past practices, neither the Company nor any of its Subsidiaries will (A) amend, supplement, or terminate any Material Contract or (B) enter into any Contract that would have been required to be disclosed on Section 3.9 of the Company Disclosure Letter as a Material Contract had it been entered into prior to the date hereof;

(xiv) neither the Company nor any of its Subsidiaries will place or allow the creation of any material Encumbrance (other than a Permitted Encumbrance) on any of their respective assets and properties;

(xv) neither the Company nor any of its Subsidiaries will initiate or settle any material Action; and

(xvi) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

Section 5.2 No Solicitation by the Company.

(a) General Prohibitions.  Except as provided in Section 5.2(b), neither the Company Board, the Company nor any of its Subsidiaries shall, nor shall the Company Board, the Company or any of its Subsidiaries authorize or direct any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants, financing sources or other agents or advisors ("Representatives") to (i) solicit, initiate, facilitate (which shall not include the taking of (or omitting to take) any action in the ordinary course of business consistent with past practices or as specifically provided under this Agreement or required by applicable Law)  or encourage (including by way of furnishing information) the submission of any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, engage in or otherwise participate in any discussions or negotiations with, furnish any  information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries (except as required by Law) to, or otherwise cooperate with any Third Party that has made, or, to the Knowledge of the Company, is considering making, an Acquisition Proposal, (iii) make an Adverse Recommendation Change, (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (v) waive, terminate, modify or fail to enforce any provision of any "standstill" or similar obligation of any Person other than Parent, or (vi) resolve by action of the Company Board, publicly propose or agree to do any of the foregoing.  For the purposes of this Agreement, an "Adverse Recommendation Change" shall occur if the Company Board (A) withholds, withdraws, qualifies or modifies (or publicly proposes or resolves to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation or (B) adopts, approves or recommends to the Company's stockholders an Acquisition Proposal.

(b) Exceptions.  Notwithstanding Section 5.2(a) or any other provision of this Agreement, at any time prior to obtaining the Stockholder Approval:

(i)        (A)           the Company may (1) engage in negotiations or discussions with any Third Party and its Representatives that has made after the date of this Agreement a bona fide, unsolicited written Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or would reasonably be expected to result in a Superior Proposal, and (2) thereafter furnish or make available to such Third Party and its Representatives and financing sources non-public information relating to the Company and any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party on terms and conditions substantially the same as those contained in the Confidentiality Agreement and which permits the Company to comply with the terms of this Section 5.2 (including this subsection (b)); provided, that the Company shall (x) notify Parent promptly (but in no event later than one (1) Business Day) after receipt by the Company of any Acquisition Proposal of the material terms and conditions thereof, including the identity of the party making such proposal, and a copy of any documents submitted therewith and (y) furnish to Parent and Merger Sub concurrently with the furnishing of such information to such person any information that has not previously been furnished to Parent and Merger Sub;

(B)           the Company Board may make an Adverse Recommendation Change following the receipt of any bona fide, unsolicited written Acquisition Proposal in accordance with this Section 5.2(b)(i), which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) to constitute a Superior Proposal; provided, however, that (1) the Company shall provide Parent with four (4) Business Days (the "Notice Period") notice of its intention to do so; provided, however, that if the Superior Proposal is from a Person that has previously made a Superior Proposal to the Company, then such Notice Period shall be two (2) Business Days rather than four (4) Business Days; (2) during the applicable Notice Period (or any Subsequent Notice Period), (x) if requested by Parent in writing, the Company shall engage in good faith negotiations exclusively with Parent to make such adjustments to the terms and conditions of this Agreement to cause the Acquisition Proposal which was determined to constitute a Superior Proposal to no longer constitute a Superior Proposal; and shall use reasonable best efforts to, and to cause its financial advisors and outside legal counsel to, exclusively negotiate with Parent in good faith (to the extent Parent so requests to negotiate), (y) the Company shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether such Acquisition Proposal continues to constitute a Superior

Proposal and (z) any material amendment to the terms of such Superior Proposal shall be deemed to be a new Acquisition Proposal and shall require a new notice pursuant to this Section 5.2(b); provided, however, that any such material amendment to the terms of such Superior Proposal shall be subject to a new notice period of two (2) Business Days (the "Subsequent Notice Period") rather than four (4) Business Days; and (3) prior to, and as a condition of entering into a Contract for such Acquisition Proposal (if such Acquisition Proposal continues to constitute a Superior Proposal), the Company shall have terminated this Agreement in accordance with Section 8.1(d) and paid the Termination Fee in accordance with Section 8.2(b).  After delivery of such written notice pursuant to clause (1) in the immediately preceding sentence, the Company shall promptly keep Parent informed of all material developments affecting the material terms and conditions of any such Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Superior Proposal).

(C)           Subject to compliance with Section 5.2(b)(i)(A), Section 5.2(b)(i)(B), Section 8.1(d), and Section 8.2(b), the Company may terminate this Agreement to promptly enter into a binding written definitive agreement with respect to such Superior Proposal; or

(ii) the Company Board may make an Adverse Recommendation Change, other than in connection with an Acquisition Proposal, only if (1) a reasonably unanticipated material development or change in circumstances occurs or arises after the date of this Agreement that is positive to the Company and the reasonably likely effect of which was not known or reasonably foreseeable by the Company Board (such material development or change in circumstances being referred to as an "Intervening Event"), and (2) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor), in light of such Intervening Event, that a failure to make such Adverse Recommendation Change could reasonably result in a breach of its fiduciary duties to the stockholders of the Company; provided, however, that the Company Board may not make an Adverse Recommendation Change unless the Company shall have provided prior written notice to Parent at least four (4) Business Days in advance of its intention to make an Adverse Recommendation Change, which notice shall reasonably specify the basis upon which the Company Board intends to effect such Adverse Recommendation Change, and prior to effecting such Adverse Recommendation Change (A) the Company shall, if requested by Parent, during the applicable notice period, have negotiated with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the Company Board shall no longer conclude that a failure to make such Adverse Recommendation Change could reasonably result in a breach of its fiduciary duties to the stockholders of the Company and (B) if, during the four (4) Business Day notice period, Parent made an offer to amend this Agreement that would, upon the Company's acceptance, be binding on Parent, the Company Board after consideration of such offer in good faith (after consultation with its outside legal counsel and financial advisor), shall have concluded that the failure of the Company Board to make such Adverse Recommendation Change could reasonably result in a breach of its fiduciary duties to the stockholders of the Company; provided, further, that the Company Board shall not be permitted to effect an Adverse Recommendation Change pursuant to this Section 5.2(b)(ii) with respect to or in connection with any Acquisition Proposal (which shall be covered by and solely subject in all respects to Section 5.2(b)(i)).

Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9, Item 1012 of Regulation M-A or Rule 14e-2 under the Exchange Act or from making any disclosure to the Company's stockholders if the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would create a reasonable possibility of a breach of its fiduciary duties under Delaware Law.  Any such disclosure shall be deemed to constitute an Adverse Recommendation Change if the Company does not affirm its Company Recommendation in such disclosure unless the Company is expressly prohibited from including such affirmation in such disclosure in accordance to applicable Law.

(c) Definition of Superior Proposal.  For purposes of this Agreement, "Superior Proposal" means an Acquisition Proposal (except the references therein to "20%" shall be replaced by "50%") the initial receipt of which did not result from or arise in connection with a breach of this Section 5.2 by the Company Board or the Company and which the Company Board determines in good faith, after considering the advice of outside legal counsel and its financial advisor and taking into account all the terms and conditions of such Acquisition Proposal, (a) if accepted, is reasonably likely to be consummated and (b) would result in a transaction that is more favorable to the Company's stockholders (other than Parent and any of its Affiliates) from a financial point of view than the Merger taking into account any financing contingencies, if any, of such Acquisition Proposal and the fully committed financing of the Merger Consideration hereunder.

(d) Obligation to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and direct its and their Representatives to, (i) cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal, (ii) immediately revoke or withdraw access of any Person other than Parent and its Representatives to any data room (virtual or actual) containing non-public information with respect to the Company or its Subsidiaries previously furnished and request from such Persons the prompt return or destruction of all such non-public information, and (iii) take such action as is necessary to enforce any confidentiality or "standstill" provisions or provisions of similar effect to which it is a party or of which it is a beneficiary.

Section 5.3 SEC Filing Covenant.  From the date hereof until the Effective Time, the Company shall file all Company SEC Documents required to be filed by the Company.  Each such Company SEC Document (i) shall be filed on a timely basis, including any applicable extensions of time to file, and (ii) shall comply, when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, each as in effect on the date filed.

Section 5.4 Section 16 Matters.  Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Company shall file with the SEC the Proxy Statement.  The Company will use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as and to the extent required by applicable federal securities Laws.  Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation.

(b) Parent and Merger Sub will provide for inclusion, or incorporation by reference, in the Proxy Statement all required information regarding Parent and Merger Sub.  Parent and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, or any amendment or supplement thereto (other than amendments or supplements thereto in compliance with Section 5.2), before such is filed with the SEC.  In addition, the Company will provide Parent and its counsel with (i) any comments or communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and (ii) the reasonable opportunity to review and comment on such comments.

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading.  The Company further agrees to cause the Proxy Statement as so corrected or supplemented to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 6.2 Stockholders Meeting.

(a) Subject to the ability of the Company to terminate this Agreement in accordance with the terms of Section 8.1(d), the Company shall, as soon as reasonably practicable after the date of this Agreement, in accordance with applicable Law, the Company Charter Documents and the rules of The NASDAQ Stock Market, duly call, give notice of, convene and hold a special meeting of the Company's stockholders (the "Special Meeting") for the purpose of considering and taking action upon the adoption of this Agreement.  Subject to the ability of the Company Board to effect an Adverse Recommendation Change in accordance with Section 5.2, the Company Board shall (i) recommend approval and adoption of this Agreement by the Company's stockholders, (ii) use its commercially reasonable efforts to obtain the Stockholder Approval and (iii) otherwise comply with all legal requirements and common law duties applicable to such meeting.

(b) Subject to the ability of the Company to terminate this Agreement in accordance with the terms of Article VIII, at the Special Meeting, the Company shall, through the Company Board, make the Company Recommendation unless there has been an Adverse Recommendation Change made in accordance with Section 5.2.  Prior to (or after the withdrawal of) any Adverse Recommendation Change, the Company shall take all reasonable lawful action to solicit the Stockholder Approval.  Notwithstanding any Adverse Recommendation Change, the Company shall take all commercially reasonable lawful action in order to properly call, hold, and complete the Special Meeting in compliance with applicable Law and the Company Charter Documents including, without limitation, (i) setting and publicizing the record date for the Special Meeting, (ii) printing, mailing, and filing with the SEC, the Proxy Statement in accordance with Section 3.10, (iii) making available reasonably adequate facilities and Company representatives for the Special Meeting, and (iv) collecting and tabulating proxies and other votes cast during or prior to the Special Meeting, in each case, substantially consistent with the Company's past practices for its stockholder meetings held since January 1, 2009.

Section 6.3 Reasonable Best Efforts.

(a) Except as otherwise set forth in this Agreement, prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions as promptly as practicable following the execution of this Agreement including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties' conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing and filing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

(b) Prior to the Closing, each party hereto shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to and provide the other parties hereto (or their counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions.  Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions.  If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request.  To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to effect such transfers.

(c) The Company and Parent shall take all reasonable actions necessary to file, as promptly as practicable, but in any event no later than twenty (20) Business Days after the date of this Agreement, notifications under the HSR Act and to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and requests received from any state Attorney General or other Governmental Entity in connection with antitrust matters.

(d) Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws ").  In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Laws, each of Parent and the Company shall cooperate and use all reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(d) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(d).  Each of Parent and the Company shall use all reasonable best efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(e) The parties’ reasonable best efforts shall not include (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of the Company, Parent or their respective Subsidiaries or (ii) otherwise taking or committing to take actions that would limit Parent’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Company, Parent or their respective Subsidiaries.

Section 6.4 Notification of Certain Matters.  Subject to applicable Law, the Company shall give prompt written notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt written notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would reasonably be expected to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time if such untruth or inaccuracy could reasonably be expected to cause the conditions set forth in Section 7.2(a) or Section 7.3(a) not to be satisfied or (ii) any condition to the Merger to be unsatisfied at the Effective Time, (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (c) any notice or communication from any Governmental Entity in connection with the Merger; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.  As of the date of this Agreement, none of Parent’s or Merger Sub's executive officers (as defined in Rule 3b-7 of the Exchange Act) has actual knowledge of any breach of the Company’s representations and warranties that would give rise to the failure of the condition set forth in Section 7.2(a) and Parent and/or Merger Sub shall notify the Company in writing if either of them becomes aware of any such breach; provided, however, that the foregoing shall not apply to any breach, alleged breach, or possible breach by the Company of Section 3.4(b) nor create in Parent or Merger Sub an obligation to inform the Company of any knowledge or imputed knowledge with respect to a breach, alleged breach, or possible breach of Section 3.4(b).

Section 6.5 Access; Confidentiality.

(a) Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to (i) provide Parent and its representatives, at Parent's sole expense, from time to time prior to the earlier of the Effective Time or the termination of this Agreement, reasonable access upon prior notice during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives, at Parent's sole expense, such financial and operating data and other information (in each case, to the extent in the actual possession of the Company or its Subsidiaries) as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries.  Any investigation pursuant to this Section shall be conducted in such manner as to be reasonably non-invasive and not to interfere unreasonably (x) with the conduct of the business of the Company and its Subsidiaries and (y) with the prompt discharge by the Company's and its Subsidiaries' employees of their duties.  Parent shall, and shall cause Parent's Affiliates and Representatives to hold any non-public information received from the Company, its Affiliates or Representatives, directly or indirectly, in accordance with the Confidentiality Agreement.  The Company shall be entitled to have a Representative accompany Parent, Merger Sub and their respective representatives at all times.

(b) Parent agrees to indemnify, defend and hold the Company and its Subsidiaries harmless from any and all threatened or pending Actions or investigations and any and all liabilities, including reasonable costs and expenses for the loss, injury to or death of any Parent representative, resulting directly from the action or inaction of any of Parent or Parent's representatives during any visit to the business or property sites of the Company and its Subsidiaries.  Notwithstanding Section 6.5(a) and the foregoing provisions of this Section 6.5(b), neither the Company nor its Subsidiaries shall be required to provide access (i) to or to disclose any information (A) where such access or disclosure could jeopardize the attorney-client privilege or work product privilege of the Company or any of its Subsidiaries or contravene any Law or (B) to the extent that outside counsel to the Company advises that such access or disclosure should not be permitted or made in order to ensure compliance with any applicable Law or (ii) for Parent, Merger Sub or any of their respective representatives to conduct any sampling of environmental media without the Company's prior written consent.

(c) Parent will not (and will cause Parent's representatives not to) use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the Transactions and to hold confidential all information which it has received or to which it has gained access pursuant to this Section 6.5 in accordance with the Confidentiality Agreement.  Further, Parent shall cause any representative of Parent or Merger Sub who is not a party to the Confidentiality Agreement, upon request by the Company, to execute a joinder to such Confidentiality Agreement and agree to be bound by the terms and conditions thereof. The parties hereto acknowledge and agree that the Confidentiality Agreement shall remain in full force and effect.

Section 6.6 Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company, except as either party reasonably believes, after receiving the advice of outside counsel and after informing the other party, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market.  Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party, except pursuant to Section 5.2(b) or as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market.

Section 6.7 Indemnification; Directors' and Officers' Insurance.

(a) From the Effective Time until the six (6) year anniversary of the Closing Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries  (collectively, the "Indemnified Parties") against all costs and expenses reasonably incurred by an Indemnified Party  (including attorneys' and accountants' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, by reason of the fact that such individual is or was serving at the request of the Company or its Subsidiaries and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the Transactions) in accordance with the terms of the Company's Certificate of Incorporation and Bylaws.  The Surviving Corporation shall be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the Indemnified Party.  If the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest with the Surviving Corporation, the Indemnified Party may retain separate counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay the fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its consent (which consent shall not be unreasonably conditioned, withheld or delayed).

(b) Effective as of the Effective Time, the Company, after consultation with Parent, will cause to be purchased a directors' and officers' liability "tail" insurance policy that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company and its Subsidiaries (as opposed to reimbursing the Company or such Subsidiaries) with respect to claims against such directors and officers arising from facts or events occurring before, at or after the Effective Time (including as to, or arising out of or pertaining to, the Transactions), which insurance will contain substantially equivalent scope and amount of coverage as provided in the directors' and officers' liability insurance currently provided as of the date of this Agreement by the Company and its Subsidiaries; provided, however, that the Company will not pay a premium for such insurance policy in excess of three hundred percent (300%) of the aggregate premium paid by the Company for its directors and officers' insurance coverage in effect for the year that includes the date of this Agreement (the "D&O Premium").  If the aggregate premium necessary to purchase such insurance coverage exceeds three hundred percent (300%) of the D&O Premium, the Company will use its reasonable best efforts to obtain the most advantageous "tail" policy of directors' and officers' liability insurance and fiduciary liability insurance reasonably obtainable for an aggregate premium not exceeding three hundred percent (300%) of the D&O Premium.

(c) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, advancement of expenses, and limitations on liability set forth in the Company Charter Documents, and such provisions in the certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, modified or otherwise repealed for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of any individual who at the Effective Time is a director, officer, employee or agent of the Company or is or previously was serving at the request of the Company or its Subsidiaries as a director, trustee, officer, member, manager, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, pension or other employee benefit plan or other enterprise, unless such modification is required after the Effective Time by Law and then only to the minimum extent required by such Law.

(d) The rights of each Indemnified Party under this Section 6.7 are concurrent with and cumulative to (not a substitution for) any rights such individual may have under the Company Charter Documents and Subsidiary Charter Documents, the DGCL, or any other applicable Laws or under any agreement between any Indemnified Party and the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be independently and directly enforceable by, each Indemnified Party.

(e) In the event that Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation (or its assets, as the case may be) assume the obligations set forth in this Section 6.7.

Section 6.8 Merger Sub Compliance.  Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 6.9 Employee Matters.

(a) From and after the Effective Time and until the one year anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its other Subsidiaries to, maintain in effect Parent Plans which provide the employees and former employees of the Company and its Subsidiaries as of the Effective Time benefits and compensation plans (including with respect to salary and bonus but not equity awards) which are substantially comparable to those provided by the Company as of the date hereof.

(b) Eligibility.  With respect to any Parent Plan in which any employee of the Company or any of its Subsidiaries first becomes eligible to participate on or after the Effective Time, Parent shall, or shall cause its applicable Affiliates to:  (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under such Parent Plan, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior thereto under the analogous Company Plan; (ii) provide such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such Parent Plan under the analogous Company Plan (to the same extent that such credit was given under such Company Plan) in satisfying any applicable deductible or annual or lifetime maximum out-of-pocket requirements under such Parent Plan; and (iii) recognize all service of such employee with the Company and its Subsidiaries and predecessors (including recognition of all prior service with any entity (including any such Subsidiary prior to its becoming a Subsidiary of the Company) that was recognized by the Company (or any such Subsidiary) prior to the date hereof in the ordinary course of administering its (or such Subsidiary's) employee benefits), for purposes of eligibility to participate in and vesting in benefits under such Parent Plan, to the extent that such service was recognized for such purpose under the analogous Company Plan; provided, that, in no event shall the recognition of prior service result in a duplication of benefits.

(c) Contractual Rights.  Parent and the Surviving Corporation shall honor, or cause to be honored, in accordance with their respective terms, all vested or accrued benefit obligations to, and contractual rights of, employees, including any benefits or rights arising as a result of the Transactions (either alone or in combination with any other event).

(d) No Third Party Beneficiaries.  This Section 6.9 is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary contain herein, this Section 6.9 does not amend any provisions of any Company Plan or Parent Plan.

(e) Post-Closing Retention Plans.  The Company shall reasonably cooperate with Parent in connection with implementing any retention plans or programs at the Company that would be contingent upon the Closing and would become effective immediately upon the Effective Time.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party's Obligation to Effect the Merger.  The respective obligation of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained at the Special Meeting.

(b) Government Approvals.  The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all other material filings with or material permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any Governmental Entity required to consummate the Merger shall have been obtained or filed or shall have occurred.

(c) No Injunctions or Restraints.  No Order or Law shall have been entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

(d) Court Proceedings.  No Governmental Entity shall have instituted (or if instituted, shall not have withdrawn) any action, suit, proceeding, claim, arbitration or investigation wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent or restrain the consummation of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation thereof; provided, however, that prior to invoking this condition, each party shall have complied with its obligations under Section 6.3.

Section 7.2 Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement (other than those contained in Section 3.4(b)) shall have been true and correct in all respects at and as of the date hereof and shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as have not, individually or in the aggregate, resulted in a Material Adverse Effect.  The representations and warranties of the Company contained in Section 3.4(b) shall have been true and correct in all respects at and as of the date hereof and shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer's Certificate.  The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) No Material Adverse Effect.  Since the date of this Agreement, no event, development, change, circumstance or condition shall have occurred or exist prior to the Effective Time that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) FIRPTA Certificate.  On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulations Section 1.1445-2(c)(3).

Section 7.3 Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or material adverse effect, in all respects) all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer's Certificate.  Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions.  Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligations hereunder if such failure was caused by such party's failure to comply with its obligations to consummate the Merger and the other Transactions pursuant to this Agreement, including the obligations of such party pursuant to Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party (notwithstanding any Stockholder Approval):

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Merger has not been consummated on or before September 30, 2012 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement caused the failure of the Merger to be consummated by such time; provided, further, however, that, if, on the Outside Date, either of the conditions to the Closing set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to December 31, 2012, and such date shall become the Outside Date for purposes of this Agreement, with further extension of the Outside Date available by mutual written consent of Parent and the Company; or

(ii) a final and non-appealable restraining order, permanent injunction or other order issued by a Governmental Entity or other legal restraint or prohibition that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger or any of the other Transactions provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used all reasonable best efforts to prevent the entry of such permanent injunction, including by satisfying its obligations under Section 6.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Stockholder Approval having been obtained; provided, however, if the Stockholder Approval would have been obtained if all Voting Agreements had been fully-performed, the Company’s right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Company for thirty (30) Business Days to provide Parent with an opportunity to enforce its specific performance remedy set forth in the Voting Agreement with respect to such Stockholder(s) who breached a Voting Agreement and during such thirty (30) Business Day period the parties hereto shall reasonably cooperate in good faith in order to adjourn or postpone the Special Meeting to enable the enforcement of any such specific performance remedy by Parent;

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred; or

(ii) there shall have been a material breach of Section 5.2.

(d) by the Company, if, prior to receipt of the Stockholder Approval, the Company Board authorizes the Company, subject to complying with the terms of this Agreement (including without limitation Section 5.2(a) and Section 5.2(b)(i)), to promptly enter into a binding written definitive agreement with respect to a Superior Proposal.

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that the provisions of the first sentence of Section 6.5(b), Section 6.5(c), Section 6.6, this Section 8.2, Article IX and Article X hereof and the provisions of the Confidentiality Agreement shall survive such termination; and provided, further, that nothing herein shall be deemed to limit the liability of any party hereto for such party's fraud or knowing and intentional breach of this Agreement.

(b) Company Termination Fee.

(i) If this Agreement is terminated (A) by the Company (1) pursuant to Section 8.1(d), or (2) pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) at any time after an Adverse Recommendation Change shall have occurred, or (B) by Parent (1) pursuant to Section 8.1(c), or (2) pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) at any time after an Adverse Recommendation Change shall have occurred, then, as a condition to such termination, in the case of clause (A) of this Section 8.2(b)(i), and effective upon such termination, in the case of clause (B) of this Section 8.2(b)(i), the Company shall pay to Parent in immediately available funds an amount equal to four percent (4%) of the Aggregate Consideration (the "Termination Fee"); provided, however, that with respect solely to a termination of this Agreement by Parent pursuant to Section 8.1(c)(ii), Parent shall not be entitled to the Termination Fee if it has delivered to the Company notice of termination of this Agreement more than thirty (30) days after Parent's executive officers (as defined in Rule 3b-7 of the Exchange Act) obtained actual knowledge of the material breach of Section 5.2 by the Company.

(ii) In the event that (A) an Acquisition Proposal shall have been made to the Company (whether or not withdrawn) or shall have been made directly to the stockholders of the Company generally (whether or not withdrawn) or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal whether or not subsequently withdrawn, (B) this Agreement is terminated by the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) and (C) within twelve (12) months of such termination, the Company (x) enters into a definitive agreement in connection with any Acquisition Proposal or (y) any Acquisition Proposal is consummated, then the Company shall pay to Parent in immediately available funds the Termination Fee promptly, but in any event within three (3) Business Days after such Acquisition Proposal referred to in clause (x) or (y) is consummated.

(iii) Except in the case of fraud or knowing and intentional breach of this Agreement by the Company, payment in full of the amounts described in this Section 8.2(b) shall be the sole and exclusive remedy of Parent and Merger Sub for termination of this Agreement pursuant to this Article VIII.

(c) Other Costs and Expenses.  Parent and the Company acknowledge that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2, the Company shall also pay any costs and expenses incurred by the Parent or Merger Sub in connection with an Action to enforce this Agreement that results in a judgment against Parent or Merger Sub that fails to pay any amount due pursuant to this Section 8.2 for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced Wall Street Journal prime rate from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waivers.  Subject to applicable Law, this Agreement may be amended in writing by the parties hereto by action taken by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after the receipt of the Stockholder Approval and Merger Sub.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.2 Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement including the Company Disclosure Schedule, or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3 Expenses.  Except as set forth in Section 8.2, all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4 Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4 prior to 5:00 p.m. (Dallas, Texas time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (Dallas, Texas time) on any date and earlier than 11:59 p.m. (Dallas, Texas time) on such date, (iii) one Business Day after being received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

(a)           if to Parent or Merger Sub, to:

TaylorMade-adidas Golf Company
5545 Fermi Court
Carlsbad, CA 92008
Attention: William S. Reimus, SVP & GC
Telephone No.: (760) 918-6000
Facsimile No.: (760) 918-6398

with a copy to:

Sheppard, Mullin, Richter & Hampton, LLP
1901 Avenue of the Stars
Suite 1600
Los Angeles, CA 90067
Attention: Jon W. Newby, Esq.
Telephone No.: (310) 228-3737
Facsimile No.:    (310) 228-3939

and

1111 Chapala Street, 3rd Floor
Santa Barbara, CA 93101
Attention: C. Thomas Hopkins, Esq.
Telephone No.: (805) 879-1800
Facsimile No.:    (805) 879-1855

(b)           if to the Company, to:

Adams Golf, Inc.
2801 E. Plano Parkway
Plano, Texas 75074
Attention: Mr. Eddie Adams
Telephone No.: (805) 614-4264
Facsimile No.:    (805) 614-9287

with a copy to:

Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219
Attention: Gregory Samuel, Esq.
Telephone No.:  (214) 651-5645
Facsimile No.:   (214) 200-0467

Section 9.5 Counterparts; Execution.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission (including electronic "pdf" copies) shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties hereto transmitted by facsimile or other electronic transmission (including electronic "pdf" copies) shall be deemed to be their original signatures for any purpose whatsoever.

Section 9.6 Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the schedules and annexes to this Agreement), and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.  Other than as provided in Section 6.7, nothing herein, express or implied, is intended to or shall confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7 Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties hereto agree that the court asking such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws of the Laws of the State of Delaware.

Section 9.9 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent.  Any attempted assignment in violation of this Section 9.9 shall be null and void ab initio.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state and federal courts located in the State of Delaware in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10(b).

Section 9.11 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to enforce the terms of this Agreement (including to cause the other parties hereto to cause the Merger and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in the Agreement) and to enforce specifically such terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any state or federal court located in the State of Delaware).  This right shall include (i) the right of the Company to cause Parent and Merger Sub to cause the Merger and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (ii) the right of Parent and Merger Sub to cause the Company to cause the Merger and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement.  Each of the parties hereto hereby waives (A) the defense that a remedy at law would be adequate and (B) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  If, prior to the Outside Date, any party brings any Action to seek to enjoin a breach or enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action.  For the avoidance of doubt, in the event (1) the Company is entitled to terminate this Agreement pursuant to Article VIII other than due to its breach of this Agreement and, in connection with such termination, Parent is entitled to receive the Termination Fee from the Company, or (2) the Company has breached this Agreement, this Agreement has been terminated pursuant to Article VIII, and Parent has actually received the Termination Fee, then, in either case, neither Parent nor Merger Sub shall be entitled to injunctive relief or specific performance pursuant to this Section 9.11(a) or otherwise.

(b) The Company hereby agrees that, except as provided in Section 8.1, specific performance shall be its sole and exclusive remedy with respect to breaches by Parent or Merger Sub or any other Person or otherwise in connection with this Agreement or Transactions and, except as provided in Section 8.1, that it may not seek or accept any other form of relief that any be available for such breach under this Agreement or otherwise in connection with this Agreement or the Transactions (including monetary damages).

(c) If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent and Merger Sub pursuant to this Section 9.11, the Company may pursue any other remedy available to it at law or in equity, including monetary damages. If a court of competent jurisdiction has declined to specifically enforce the obligations of the Company to consummate the Merger pursuant to a claim for specific performance brought against the Company pursuant to this Section 9.11, Parent and Merger Sub may pursue any other remedy available to it at law or in equity, including monetary damages, subject to any limitations herein restricting Parent and Merger Sub’s rights to terminate this Agreement and collect the Termination Fee.  If any such court has granted an award of damages for such alleged breach against Parent and/or Merger Sub, the Company may enforce such award and accept damages for such alleged breach (which Parent agrees shall not be limited to reimbursement of Expenses, and may include to the extent proven, the benefit of the bargain lost by the Company's stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) only if, within two (2) weeks following such award, Parent and Merger Sub have not consummated the Merger.  In addition, the Company agrees to cause any legal action or proceeding still pending to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1 Cross References.  Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section
Adverse Recommendation Change	Section 5.2(a)
Agreement	Preamble
Antitrust Laws	Section 6.3(d)
CERCLA	Section 3.16(a)

Certificate	Section 2.1(a)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 3.13(c)
Company	Preamble
Company Board	Section 2.3(f)
Company Common Stock	Section 3.2(a)
Company Disclosure Letter	Article III
Company Intellectual Property	Section 3.15(a)
Company Permits	Section 3.8
Company Plan	Section 3.13(a)
Company Preferred Stock	Section 3.4(a)
Company Recommendation	Section 3.2(c)
Company Restricted Share	Section 2.3(b)
Company Restricted Share Consideration	Section 2.3(b)
Confidentiality Agreement	Section 3.26
D&O Premium	Section 6.7(b)
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.3
Employment Agreements	Section 5.1(iv)
Excluded Shares	Section 2.1(b)
Financial Statements	Section 3.5(c)
GAAP	Section 3.4(c)(iv)
Governmental Entity	Section 3.3
Grant Date	Section 3.4(c)
HSR Act	Section 3.3
Indemnified Parties	Section 6.7(a)
Intervening Event	Section 5.2(b)(ii)
IRS	Section 3.13(b)
Leased Real Property	Section 3.14(a)
Material Contract	Section 3.9(a)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Morgan Stanley	Section 3.19
Notice Period	Section 5.2(b)(i)(B)
Option Consideration	Section 2.3(a)
Options	Section 2.3(a)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Proxy Statement	Section 3.10
Representatives	Section 5.2(a)
Restraints	Section 7.1(c)
Solvent	Section 4.8

Special Meeting	Section 6.2(a)
Stockholder Approval	Section 3.2(a)
Stockholders	Recitals
Subsequent Notice Period	Section 5.2(b)(i)(B)
Superior Proposal	Section 5.2(c)
Surviving Corporation	Section 1.1
Termination Fee	Section 8.2(b)
Top Customers	Section 3.25
Top Suppliers	Section 3.25
Transaction Funds	Section 4.6
Transactions	Section 3.2(a)
Uncertificated Shares	Section 2.1(a)
Valid Transfer	Section 2.2(b)
Voting Agreements	Recitals

Section 10.2 Certain Terms Defined.  The following terms shall have the meanings set forth below for purposes of this Agreement:

"Acquisition Proposal" means, other than the Transactions, any offer or proposal from any Third Party relating to (i) any acquisition, purchase, lease or license, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (other than in the ordinary course of business), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) any merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company.

"Action" means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Entity.

"Affiliates" has the meaning set forth in Rule 12b-2 of the Exchange Act.

"Aggregate Consideration" means the sum of (a) the aggregate Merger Consideration payable to all holders of Company Common Stock (other than Company Restricted Shares) pursuant to Section 2.1(a), (b) the aggregate Option Consideration payable to all holders of Options pursuant to Section 2.3(a), and (c) the aggregate Company Restricted Share Consideration payable to all holders of Company Restricted Shares pursuant to Section 2.3(b).

"Business Day" means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of Dallas, Texas is authorized or obligated by Law or Order to close.

"Company Business" means the business of the Company as presently conducted and as presently contemplated to be conducted in the future.

"Company Charter Documents" means the Second Amended and Restated Certificate of Incorporation of the Company, as amended to date, and the Amended Bylaws of the Company, as amended to date.

"Company SEC Document" means all forms, reports, statements, certifications and other documents required to be filed by it with the SEC under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing), including all exhibits thereto.

"Company Stock Plan" means the Company's 2002 Equity Incentive Plan.

"Contract" means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

"Credit Facility" means the Revolving Line of Credit between the Company and Wachovia Bank, National Association.

"DGCL" means the General Corporation Law of the State of Delaware, as in effect as of the date hereof and at the Effective Time, as applicable.

"Dodd-Frank Act" means the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

"Encumbrance" means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

"Environmental Laws" means all Laws relating to the protection of the environment, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Materials of Environmental Concern including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

"Environmental Permits" means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

"Equity Interests" means all Shares, Company Restricted Shares, and Options (whether vested or unvested).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

 "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and, in the case of Parent and Merger Sub, the due diligence investigation of the Company.

"Immediate Family" means, with respect to any specified individual, such individual's spouse, parents, children, and siblings, or any other relative of such individual that shares such individual's home.

"Indebtedness" shall mean, with respect to the Company and its Subsidiaries, (i) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to GAAP, (iv) obligations for amounts drawn and outstanding under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (v) any liability for deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business, (vi) all guaranties and other contingent obligations in respect of liabilities for borrowed money of others and similar commitments relating to any of the foregoing items, (vii) any performance bonds, and (viii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing; provided, however, that Indebtedness shall not include those items set forth in Section 10.2 of the Company Disclosure Letter, up to the amounts set forth next to each such item listed in Section 10.2 of the Company Disclosure Letter.

"Intellectual Property" means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, Internet domain names and trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, and (iv) patentable inventions and discoveries, trade secrets, confidential information and know-how.

"Knowledge" means or has reference to, respectively, the actual knowledge after reasonable inquiry of (i) in the case of Parent or Merger Sub, the executive officers (as defined in Rule 3b-7 of the Exchange Act) of Parent, and (ii) in the case of the Company, Pamela High, B.H. (Barney) Adams, and Tim Reed, and, solely in the case of the Company's representations and warranties set forth in Section 3.23 and Section 3.24, Scott Blevins, Brad Barnett, in each case, with regard to matters covered or qualified by knowledge.

"Law" means any law, statute, code, ordinance, proclamation, regulation or rule of any Governmental Entity.

"Lease" means all leases, subleases and other agreements together with all amendments, extensions and renewals thereof under which the Company or any of its Subsidiary leases, uses or occupies, or has the right to use or occupy, any real property.

"License Agreement" means any Contract that provides for the grant of a material license or other material right with respect to or otherwise involving any Company Intellectual Property, except for commercially available off-the-shelf software or licenses to customers and end users granted in the ordinary course of business.

"Material Adverse Effect" means any event, circumstance, change, occurrence or state of facts (each an "Effect") that, individually or in the aggregate, (i) has, or would be reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole (other than Effects relating to (A) changes in industries relating to the Company and its Subsidiaries in general, not having a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Company operates; (B) general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of the Shares) not having a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Company operates, (C) other than for purposes of any representation and warranty contained in Section 3.3, the announcement of this Agreement and pendency of the Transactions, the identity of Parent, the undertaking and performance or observance of the obligations contemplated by this Agreement or necessary to consummate the Transactions (including adverse effects on the results of operations attributable to uncertainties associated with the period between the date hereof and the Closing Date) or the consummation of any Transaction (including the Merger), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (D) acts of war, insurrection, sabotage or terrorism not having a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Company operates, (E) changes in GAAP or the accounting rules or regulations of the SEC, in each case, arising or becoming effective after the date of this Agreement, or (F) the failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the causes underlying such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur)) or (ii) prevents or materially delays the Company from consummating the Merger.

"Materials of Environmental Concern" means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Laws relating to the protection of the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

"Order" means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

"Parent Plan" means each "employee benefit plan" (within the meaning of Section 3(3) of ERISA but excluding any "multiemployer plan") and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by Parent or Merger Sub or, after the Effective Time, the Surviving Corporation.

"Permitted Encumbrances" means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics', carriers', workers', repairers' and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business, (v) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any property, (viii) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (ix) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; (provided, however, that in the case of clauses (v) through (ix), none of the foregoing, individually or in the aggregate, materially impairs the use, value or operations of the affected property or materially interferes with the conduct of the Company Business); and (x) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof to the extent the underlying obligation to such lessor is not in default or delinquent.

"Person" means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing.

"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Shares" means each issued and outstanding share of Company Common Stock.

"Specified Company SEC Documents" means Company SEC Documents filed by the Company after January 1, 2009 and prior to the date of this Agreement.

"Subsidiary" means, with respect to any party, any foreign or domestic corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of such party's Subsidiaries, or by such party and one or more of its Subsidiaries.

"Subsidiary Charter Documents" means the certificate of incorporation and bylaws (or comparable governing documents) of the relevant Subsidiary of the Company, in each case, as amended to date.

"Tax" or "Taxes" means any and all federal, state, local and foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other like assessment or charge in the nature of a tax of any kind whatsoever (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto imposed by any Governmental Entity.

"Tax Return" or "Tax Returns" means any and all reports, returns, or similar statements to be filed with respect to any Tax, including, without limitation, declarations, elections, claims for refund, schedules, forms and information returns, any schedules or attachments thereto, and any amended tax return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return, related to any Taxes.

"Third Party" means any Person, other than Parent or any of its Affiliates.

Section 10.3 Other Definitional and Interpretative Provisions.  The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Terms defined in the singular in this Agreement shall also include the plural and vice versa.  The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import.  The phrases "the date of this Agreement," "the date hereof" and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.4 Company Disclosure Letter.  Notwithstanding anything to the contrary contained in the Company Disclosure Letter or in this Agreement, the information and disclosures contained in any Section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other Section of the Company Disclosure Letter as though fully set forth in such Company Disclosure Letter for which applicability of such information and disclosure is reasonably apparent on its face.  The fact that any item of information is disclosed in any Section of the Company Disclosure Letter (a) shall not be construed to mean that such information is required to be disclosed by this Agreement, (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item, (c) with respect to the enforceability of Contracts with third-parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third-parties, or similar matters or statements, is intended only to allocate rights and risks among the parties to this Agreement and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party by any Person who is not a party, or give rise to any claim or benefit to any entity or person who is not a party; (d) shall not be deemed or interpreted to broaden or to narrow the representations and warranties, obligations, covenants, conditions or agreements of the Company contained in this Agreement; and (e) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.  Unless the context otherwise requires (for example, a Section of the Company Disclosure Letter corresponds to a representation and warranty that requires disclosure of information that is "material" or that would reasonably be expected to constitute a "Material Adverse Effect"), such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms "material" or "Material Adverse Effect" or other similar terms in this Agreement.  Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement.

[Remainder of Page Intentionally Left Blank.]
[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

ADAMS GOLF, INC.

By:	/s/ Byron H. Adams
	Name:	Byron H. Adams
	Title:	Chairman and Interim CEO

TAYLOR MADE GOLF COMPANY, INC.

By:	/s/ Mark King
	Name:	Mark King
	Title:	President and CEO

By:	/s/ Melissa Claaseen
	Name:	Melissa Claaseen
	Title:	CFO

APPLE TREE ACQUISITION CORP.

By:	/s Mark King
	Name:	Mark King
	Title:	President

By:	/s/ Melissa Claaseen
	Name:	Melissa Claaseen
	Title:	Treasurer

Signature Page to Agreement and Plan of Merger

ANNEX B

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of March 18, 2012, by and between Taylor Made Golf Company, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of Adams Golf, Inc., a Delaware corporation (the “Company”).

Recitals

A.           Stockholder Owns certain securities of the Company.

B.           Parent, Apple Tree Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”).

C.           Upon consummation of the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive the consideration set forth in the Merger Agreement.

D.           Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  Certain Definitions

Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

For purposes of this Agreement:

(a) “Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(c) “Specified Period” shall mean the period commencing on the date of this Agreement and ending on the Termination Date.

(d) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Specified Period; provided, that any Subject Securities transferred as permitted in Section 2.3 shall from and after such transfer cease to be Subject Securities of Stockholder (but shall thereafter be “Subject Securities” under the similar Voting Agreement entered into by the transferee of such securities).

(e) “Termination Date” shall mean the earliest of (i) the date upon which the Merger Agreement is terminated in accordance with its terms, (ii) the Effective Time, (iii)  the date immediately following the Special Meeting (taking into account any adjournment or postponement thereof), (iv) the date that Parent notifies the Company in writing that it is not willing or not able to proceed with the Merger on substantially the terms set forth in the Merger Agreement, including by advising the Company that it is unwilling to proceed with the Merger unless the Merger Consideration is reduced, and (v) the date upon which the parties hereto agree in writing to terminate this Agreement.

(f) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent (provided that the exercise by Stockholder of any Option held by Stockholder shall not be deemed a Transfer hereunder); or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent.

SECTION 2.  Transfer of Subject Securities and Voting Rights

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Specified Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights.  During the Specified Period, Stockholder shall not:  (a) deposit any Subject Securities into a voting trust; or (b) grant a proxy or enter into a voting agreement or similar agreement (other than this Agreement) with respect to any of the Subject Securities, in each case in a manner which would or would reasonably be expected to (i) prevent or materially hinder the ability of Stockholder to perform any of Stockholder’s obligations hereunder, (ii) limit or reduce any of the rights of Parent hereunder or (iii) be inconsistent with any of the terms of this Agreement.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder (a) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (b) upon the death of Stockholder, (c) in connection with or for the purpose of personal tax-planning or (d) to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986,

as amended; provided, however, that a Transfer referred to in this Section 2.3 shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

SECTION 3.  Voting of Shares; Proxy

3.1 Voting Covenant. Stockholder hereby agrees that, during the Specified Period, at every meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent and to the extent not voted by the Person(s) appointed pursuant to Section 3.2 hereof, Stockholder shall vote all shares of Company Common Stock owned of record by Stockholder and all other Subject Securities (to the fullest extent of the Stockholder’s right to do so):

(a) in favor of the approval and adoption (in accordance with its terms) of the Merger Agreement, the Certificate of Merger, the Merger and the Transactions (as defined in the Merger Agreement), and in any other action or matter that could reasonably be expected to facilitate the Merger; and

(b) against the following actions (other than the Merger and the Transactions):  (A) any Acquisition Proposal (including any Superior Proposal) and (B) (i) any reorganization, recapitalization, dissolution or liquidation of the Company or any Subsidiary of the Company and (ii) any other action, in each case in subclauses (i) and (ii) of this clause (B) that is intended, or that could reasonably be expected, to impede, interfere with, discourage, frustrate, delay, postpone, prevent or adversely affect the Merger or any of the other Transactions (the proposals in clause (b) together with the proposals in clause (a), referred to herein as the “Covered Proposals”).

During the Specified Period, Stockholder shall not enter into any Contract or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” of the preceding sentence.  Notwithstanding anything to the contrary set forth in this Agreement: (1) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as Owner of securities of the Company, (2) nothing in this Agreement shall be construed to limit or affect the Stockholder’s rights, duties or obligations as a director, officer, or other fiduciary of the Company, and (3) Stockholder shall have no liability to Parent, Merger Sub or any of their Affiliates under this Agreement as a result of any action or inaction by Stockholder acting in his capacity as a director, officer, or other fiduciary of the Company.

Notwithstanding this Section 3.1 or anything in this Agreement to the contrary, in the event of an Adverse Recommendation Change made in compliance with Section 5.2(b)(ii) of the Merger Agreement, the obligation of Stockholder to vote the Subject Securities as to which Stockholder controls the right to vote in the manner set forth in Section 3.1 shall be modified such that: (x) Stockholder, together with the other stockholders of the Company entering into substantially similar voting agreements with Parent on the date hereof (the "Other Voting Agreements"), shall collectively vote an aggregate number of shares of Company Common Stock equal to thirty percent (30%) of the total voting power of all of the outstanding shares of Company Common Stock as of the date on which such vote is taken, voting together as a single class, entitled to vote in respect of the Covered Proposals, as provided in Section 3.1(a) or (b), as the case may be, and the number of Subject Securities subject to this Voting Agreement and all Other Voting Agreements shall be reduced on a pro rata basis, and (y) Stockholder, in his or its sole discretion, shall be entitled to vote all of Stockholder’s remaining Subject Securities in any manner Stockholder chooses.

3.2 Irrevocable Proxy.

(a) Concurrently with the execution and delivery of this Agreement:  (i) Stockholder shall deliver to Parent a duly executed proxy in the form attached to this Agreement as Exhibit A, which proxy is coupled with an interest sufficient to support an irrevocable proxy and which shall be irrevocable to the fullest extent permitted by law during the Specified Period with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company during the Specified Period with respect to the Covered Proposals (at all times prior to the Termination Date) with respect to the Subject Securities referred to therein (the “Proxy”); and (ii) if applicable, Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any Subject Securities that are Owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

(b) Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to the voting of any Subject Securities during the Specified Period inconsistent with the Covered Proposals and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of any Subject Securities inconsistent with the Covered Proposals until after the Termination Date.  Notwithstanding the foregoing, the Proxy is being given to secure the performance of the duties of the Stockholder under this Agreement and does not expand the obligations of the Stockholder hereunder.

SECTION 4.  Waiver of Appraisal Rights

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, with respect to any Subject Securities Owned by Stockholder, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that Stockholder or any other Person who is the record owner of such Subject Securities Owned by Stockholder may have by virtue of any Subject Securities.  Furthermore, Stockholder agrees not to exercise any rights of appraisal or dissenters' rights that Stockholder may have (whether under applicable Law or otherwise) or could possibly have or acquire in connection with the Merger.

SECTION 5.  No Solicitation

Stockholder agrees that, during the Specified Period, Stockholder shall not, without limiting the last sentence of Section 3.1, directly or indirectly, take or authorize to be taken any action that the Company is prohibited from taking or authorizing to be taken pursuant to Section 5.2 of the Merger Agreement.

SECTION 6.  Representations and Warranties of Stockholder

Stockholder hereby represents, warrants and covenants to Parent as follows as of the date hereof:

6.1 Authorization, etc. Stockholder has all requisite power, capacity and authority (a) to execute and deliver this Agreement and the Proxy and, with respect to the Subject Securities, has not Transferred (except as permitted in accordance with Section 2.3 hereof), (b) to grant the rights to Parent set forth herein and in the Proxy and (b) to perform Stockholder’s respective obligations hereunder and thereunder.  This Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or violate any Law, Order, or material Contract applicable to Stockholder or by which Stockholder or any of Stockholder’s assets or properties is or may be bound or affected; or (ii) result in the creation of any Encumbrance or restriction on any of the shares of Company Common Stock or Subject Securities Owned by Stockholder, in each case except for any conflict, violation, breach, default or Encumbrance that would not, individually or in the aggregate, adversely affect Stockholder’s ability to exercise his, her or its voting power under Section 3.1 or grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby.

(b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any approval or other consent of, or notice to, any Person.

6.3 Title to Securities.  As of the date of this Agreement:  (a) Stockholder holds (free and clear of any restrictions or other Encumbrances that would adversely affect Stockholder’s ability to exercise his, her or its voting power under Section 3.1, grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby and thereby and comply with all of the terms hereof and thereof), and (except for any Transfers permitted pursuant to Section 2.3 herein) will hold at all times up until the Termination Date, of record the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of

Record” on the signature page hereof; (b) Stockholder holds and will hold at all times up until the Termination Date the Options and Company Restricted Shares set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder owns (and will own at all times up until the Termination Date) beneficially and not of record (free and clear of any restrictions or other Encumbrances that would adversely affect Stockholder’s ability to exercise his, her or its voting power under Section 3.1, grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby and thereby and comply with all of the terms hereof and thereof) the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any Options, Company Restricted Shares, restricted stock units, warrants or other rights to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company or any of its Subsidiaries, other than the shares, Options and Company Restricted Shares set forth on the signature page hereof.  No Person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the securities identified on the signature page hereof (other than, if Stockholder is a partnership or a limited liability company, the rights and interest of Persons that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership Law or limited liability company Law, or if Stockholder is a married individual and resides in a state with community property Laws, the community property interest of his or her spouse to the extent applicable under such community property Laws). Stockholder’s principal residence or place of business is set forth on the signature page hereto.

6.4 Due Incorporation.  If Stockholder is a corporation, limited partnership or limited liability company, Stockholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.

6.5 No Litigation.  Stockholder agrees that Stockholder will not in Stockholder’s capacity as a stockholder of the Company bring, commence, institute, maintain, prosecute or voluntary aid any Action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the adoption and approval of the Merger Agreement by the Company’s Board of Directors, breaches any fiduciary duty of the Company’s Board of Directors or any member thereof.

SECTION 7.  Miscellaneous

7.1 Further Assurances.  During the Specified Period, Stockholder shall execute and deliver such additional transfers, assignments, endorsements, proxies, consents and other instruments as Parent may reasonably request to carry out the purpose and further the intent of this Agreement.

7.2 Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.3 Notices.  Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

TaylorMade-adidas Golf Company
5545 Fermi Court
Carlsbad, CA 92008
Attention: William S. Reimus, SVP & GC
Telephone No.: (760) 918-6000
Facsimile No.: (760) 918-6398

with a copy to:

Sheppard, Mullin, Richter & Hampton, LLP
1901 Avenue of the Stars
Suite 1600
Los Angeles, CA 90067
Attention: Jon W. Newby, Esq.
Telephone No.: (310) 228-3737
Facsimile No.:    (310) 228-3939

7.4 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.5 Entire Agreement.  This Agreement, the Proxy and any other documents referred to herein or delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto and are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder.  No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

7.6 Assignment; Binding Effect.  Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns.  Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred.  Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

7.7 Independence of Obligations.  The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of covenants or obligations of Stockholder under this Agreement. Nothing in this Agreement shall be construed as limiting any of the rights or remedies of Parent under the Merger Agreement or any of the rights or remedies of the Company or Parent or any of the obligations of Stockholder under any Contract between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such Contract, certificate or instrument shall limit any of Stockholder’s obligations, or any of the rights or remedies of Parent, under this Agreement.

7.8 Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or overtly threatened breach.  Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.8, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.9 Non-Exclusivity.  The rights and remedies of Parent and the Stockholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

7.10 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Chancery Court of the State of Delaware.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

7.11 Counterparts; Electronic Transmission.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

7.12 Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.13 Waiver.  No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank.]

In Witness Whereof, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

TAYLOR MADE GOLF COMPANY, INC.

By

Title

Facsimile:

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Exhibit A
Form Of Irrevocable Proxy

The undersigned stockholder (the “Stockholder”) of Adams Golf, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes William S. Reimus and Taylor Made Golf Company, Inc., a Delaware corporation (“Parent”), and each of them, the sole and exclusive attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the fullest extent of the Stockholder’s rights to do so) with respect to: (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy; and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire of record on or after the date hereof.  (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”)  Upon the execution hereof, all prior proxies given by the Stockholder with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 3.1 of the Voting Agreement (as defined below) are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 3.1 of the Voting Agreement until after the Termination Date.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for Stockholder’s performance under, the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Apple Tree Acquisition Corp., a wholly-owned subsidiary of Parent, and the Company (as it may be amended from time to time, the “Merger Agreement”).  This proxy will terminate on the Termination Date (as defined in the Voting Agreement).  Capitalized terms used in this Proxy and not defined in this Proxy have the meanings set forth in the Voting Agreement.

Each of the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Termination Date at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(a) in favor of the approval, adoption and amendment (in accordance with its terms) of the Merger Agreement, the Certificate of Merger, the Merger and the Transactions (as defined in the Merger Agreement), and in any other action or matter that could reasonably be expected to facilitate the Merger; and

(b) against the following actions (other than the Merger and the Transactions):  (A) any Acquisition Proposal (including any Superior Proposal) and (B) (i) any reorganization, recapitalization, dissolution or liquidation of the Company or any Subsidiary of the Company and (ii) any other action, in each case in subclauses (i) and (ii) of this clause (B) that is intended, or that could reasonably be expected, to impede, interfere with, discourage, frustrate, delay, postpone, prevent or adversely affect the Merger or any of the other Transactions (the proposals in this clause (b) together with the proposals in clause (a), referred to herein as the “Covered Proposals”).

The Stockholder may vote the Shares on all other matters, except the Covered Proposals, and the attorneys and proxies named above may only exercise this proxy with respect to the Covered Proposals.

All authority herein conferred shall survive the death or incapacity of the Stockholder and this proxy shall be binding upon the heirs, estate, executors, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this proxy is invalid or unenforceable, the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be valid and enforceable as so modified.

Dated:  March 18, 2012

STOCKHOLDER

Signature

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Signature Page to Proxy

ANNEX C

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of March 18, 2012, by and between Taylor Made Golf Company, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of Adams Golf, Inc., a Delaware corporation (the “Company”).

Recitals

A.           Stockholder Owns certain securities of the Company.

B.           Parent, Apple Tree Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”).

C.           Upon consummation of the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive the consideration set forth in the Merger Agreement.

D.           Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  Certain Definitions

Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

For purposes of this Agreement:

(a) “Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security, but excluding those shares of Company Common Stock Owned by Roland E. Casati.

(c) “Specified Period” shall mean the period commencing on the date of this Agreement and ending on the Termination Date.

(d) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Specified Period; provided, that any Subject Securities transferred as permitted in Section 2.3 shall from and after such transfer cease to be Subject Securities of Stockholder (but shall thereafter be “Subject Securities” under the similar Voting Agreement entered into by the transferee of such securities); provided, further, that Subject Securities shall not include those shares of Company Common Stock Owned by Roland E. Casati.

(e) “Termination Date” shall mean the earliest of (i) the date upon which the Merger Agreement is terminated in accordance with its terms, (ii) the Effective Time, (iii)  the date immediately following the Special Meeting (taking into account any adjournment or postponement thereof), (iv) the date that Parent notifies the Company in writing that it is not willing or not able to proceed with the Merger on substantially the terms set forth in the Merger Agreement, including by advising the Company that it is unwilling to proceed with the Merger unless the Merger Consideration is reduced, and (v) the date upon which the parties hereto agree in writing to terminate this Agreement.

(f) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent (provided that the exercise by Stockholder of any Option held by Stockholder shall not be deemed a Transfer hereunder); or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent.

SECTION 2.  Transfer of Subject Securities and Voting Rights

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Specified Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2 Restriction on Transfer of Voting Rights.  During the Specified Period, Stockholder shall not:  (a) deposit any Subject Securities into a voting trust; or (b) grant a proxy or enter into a voting agreement or similar agreement (other than this Agreement) with respect to any of the Subject Securities, in each case in a manner which would or would reasonably be expected to (i) prevent or materially hinder the ability of Stockholder to perform any of Stockholder’s obligations hereunder, (ii) limit or reduce any of the rights of Parent hereunder or (iii) be inconsistent with any of the terms of this Agreement.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder (a) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, (b) upon the death of Stockholder, (c) in connection with or for the purpose of personal tax-planning or (d) to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; provided, however, that a Transfer referred to in this Section 2.3 shall be permitted only if, as a precondition to such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

SECTION 3.  Voting of Shares; Proxy

3.1 Voting Covenant. Stockholder hereby agrees that, during the Specified Period, at every meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent and to the extent not voted by the Person(s) appointed pursuant to Section 3.2 hereof, Stockholder shall vote all shares of Company Common Stock owned of record by Stockholder and all other Subject Securities (to the fullest extent of the Stockholder’s right to do so):

(a) in favor of the approval and adoption (in accordance with its terms) of the Merger Agreement, the Certificate of Merger, the Merger and the Transactions (as defined in the Merger Agreement), and in any other action or matter that could reasonably be expected to facilitate the Merger; and

(b) against the following actions (other than the Merger and the Transactions):  (A) any Acquisition Proposal (including any Superior Proposal) and (B) (i) any reorganization, recapitalization, dissolution or liquidation of the Company or any Subsidiary of the Company and (ii) any other action, in each case in subclauses (i) and (ii) of this clause (B) that is intended, or that could reasonably be expected, to impede, interfere with, discourage, frustrate, delay, postpone, prevent or adversely affect the Merger or any of the other Transactions (the proposals in clause (b) together with the proposals in clause (a), referred to herein as the “Covered Proposals”).

During the Specified Period, Stockholder shall not enter into any Contract or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” of the preceding sentence.  Notwithstanding anything to the contrary set forth in this Agreement: (1) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as Owner of securities of the Company, (2) nothing in this Agreement shall be construed to limit or affect the Stockholder’s rights, duties or obligations as a director, officer, or other fiduciary of the Company, and (3) Stockholder shall have no liability to Parent, Merger Sub or any of their Affiliates under this Agreement as a result of any action or inaction by Stockholder acting in his capacity as a director, officer, or other fiduciary of the Company. This Agreement shall not amend, revise, modify or alter the rights and interests of the Stockholder in that certain Voting Agreement, dated as of November 17, 2011, made by and among John M. Gregory, Joseph R. Gregory and Roland E. Casati, including the right of the Stockholder to determine how to vote with respect to the matters set forth in Section 2.1(b) therein, except to the extent of the Covered Proposals.

Notwithstanding this Section 3.1 or anything in this Agreement to the contrary, in the event of an Adverse Recommendation Change made in compliance with Section 5.2(b)(ii) of the Merger

Agreement, the obligation of Stockholder to vote the Subject Securities as to which Stockholder controls the right to vote in the manner set forth in Section 3.1 shall be modified such that: (x) Stockholder, together with the other stockholders of the Company entering into substantially similar voting agreements with Parent on the date hereof (the "Other Voting Agreements"), shall collectively vote an aggregate number of shares of Company Common Stock equal to thirty percent (30%) of the total voting power of all of the outstanding shares of Company Common Stock as of the date on which such vote is taken, voting together as a single class, entitled to vote in respect of the Covered Proposals, as provided in Section 3.1(a) or (b), as the case may be, and the number of Subject Securities subject to this Voting Agreement and all Other Voting Agreements shall be reduced on a pro rata basis, and (y) Stockholder, in his or its sole discretion, shall be entitled to vote all of Stockholder’s remaining Subject Securities in any manner Stockholder chooses.

3.2 Irrevocable Proxy.

(a) Concurrently with the execution and delivery of this Agreement:  (i) Stockholder shall deliver to Parent a duly executed proxy in the form attached to this Agreement as Exhibit A, which proxy is coupled with an interest sufficient to support an irrevocable proxy and which shall be irrevocable to the fullest extent permitted by law during the Specified Period with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company during the Specified Period with respect to the Covered Proposals (at all times prior to the Termination Date) with respect to the Subject Securities referred to therein (the “Proxy”); and (ii) if applicable, Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any Subject Securities that are Owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

(b) Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to the voting of any Subject Securities during the Specified Period inconsistent with the Covered Proposals and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of any Subject Securities inconsistent with the Covered Proposals until after the Termination Date.  Notwithstanding the foregoing, the Proxy is being given to secure the performance of the duties of the Stockholder under this Agreement and does not expand the obligations of the Stockholder hereunder.

SECTION 4.  Waiver of Appraisal Rights

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, with respect to any Subject Securities Owned by Stockholder, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that Stockholder or any other Person who is the record owner of such Subject Securities Owned by Stockholder may have by virtue of any Subject Securities.  Furthermore, Stockholder agrees not to exercise any rights of appraisal or dissenters' rights that Stockholder may have (whether under applicable Law or otherwise) or could possibly have or acquire in connection with the Merger.

SECTION 5.  No Solicitation

Stockholder agrees that, during the Specified Period, Stockholder shall not, without limiting the last sentence of Section 3.1, directly or indirectly, take or authorize to be taken any action that the Company is prohibited from taking or authorizing to be taken pursuant to Section 5.2 of the Merger Agreement.

SECTION 6.  Representations and Warranties of Stockholder

Stockholder hereby represents, warrants and covenants to Parent as follows as of the date hereof:

6.1 Authorization, etc. Stockholder has all requisite power, capacity and authority (a) to execute and deliver this Agreement and the Proxy and, with respect to the Subject Securities, has not Transferred (except as permitted in accordance with Section 2.3 hereof), (b) to grant the rights to Parent set forth herein and in the Proxy and (b) to perform Stockholder’s respective obligations hereunder and thereunder.  This Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or violate any Law, Order, or material Contract applicable to Stockholder or by which Stockholder or any of Stockholder’s assets or properties is or may be bound or affected; or (ii) result in the creation of any Encumbrance or restriction on any of the shares of Company Common Stock or Subject Securities Owned by Stockholder, in each case except for any conflict, violation, breach, default or Encumbrance that would not, individually or in the aggregate, adversely affect Stockholder’s ability to exercise his, her or its voting power under

Section 3.1 or grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby.

(b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any approval or other consent of, or notice to, any Person.

6.3 Title to Securities.  As of the date of this Agreement:  (a) Stockholder holds (free and clear of any restrictions or other Encumbrances that would adversely affect Stockholder’s ability to exercise his, her or its voting power under Section 3.1, grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby and thereby and comply with all of the terms hereof and thereof), and (except for any Transfers permitted pursuant to Section 2.3 herein) will hold at all times up until the Termination Date, of record the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds and will hold at all times up until the Termination Date the Options and Company Restricted Shares set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder owns (and will own at all times up until the Termination Date) beneficially and not of record (free and clear of any restrictions or other Encumbrances that would adversely affect Stockholder’s ability to exercise his, her or its voting power under Section 3.1, grant the Proxy pursuant to Section 3.2 or otherwise grant to Parent the rights granted hereby and thereby and comply with all of the terms hereof and thereof) the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any Options, Company Restricted Shares, restricted stock units, warrants or other rights to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company or any of its Subsidiaries, other than the shares, Options and Company Restricted Shares set forth on the signature page hereof.  No Person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the securities identified on the signature page hereof (other than, if Stockholder is a partnership or a limited liability company, the rights and interest of Persons that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership Law or limited liability company Law, or if Stockholder is a married individual and resides in a state with community property Laws, the community property interest of his or her spouse to the extent applicable under such community property Laws). Stockholder’s principal residence or place of business is set forth on the signature page hereto.

6.4 Due Incorporation.  If Stockholder is a corporation, limited partnership or limited liability company, Stockholder is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.

6.5 No Litigation.  Stockholder agrees that Stockholder will not in Stockholder’s capacity as a stockholder of the Company bring, commence, institute, maintain, prosecute or voluntary aid any Action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Entity, which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the adoption and approval of the Merger Agreement by the Company’s Board of Directors, breaches any fiduciary duty of the Company’s Board of Directors or any member thereof.

SECTION 7.  Miscellaneous

7.1 Further Assurances.  During the Specified Period, Stockholder shall execute and deliver such additional transfers, assignments, endorsements, proxies, consents and other instruments as Parent may reasonably request to carry out the purpose and further the intent of this Agreement.

7.2 Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

7.3 Notices.  Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent:

TaylorMade-adidas Golf Company
5545 Fermi Court
Carlsbad, CA 92008
Attention: William S. Reimus, SVP & GC
Telephone No.: (760) 918-6000
Facsimile No.: (760) 918-6398

with a copy to:

Sheppard, Mullin, Richter & Hampton, LLP
1901 Avenue of the Stars
Suite 1600
Los Angeles, CA 90067
Attention: Jon W. Newby, Esq.
Telephone No.: (310) 228-3737
Facsimile No.:    (310) 228-3939

7.4 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.5 Entire Agreement.  This Agreement, the Proxy and any other documents referred to herein or delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto and are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder.  No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

7.6 Assignment; Binding Effect.  Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors, successors and assigns, and shall inure to the benefit of Parent and its successors and assigns.  Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred.  Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

7.7 Independence of Obligations.  The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of covenants or obligations of Stockholder under this Agreement. Nothing in this Agreement shall be construed as limiting any of the rights or remedies of Parent under the Merger Agreement or any of the rights or remedies of the Company or Parent or any of the obligations of Stockholder under any Contract between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such Contract, certificate or instrument shall limit any of Stockholder’s obligations, or any of the rights or remedies of Parent, under this Agreement.

7.8 Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or overtly threatened breach.  Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.8, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.9 Non-Exclusivity.  The rights and remedies of Parent and the Stockholder under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

7.10 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Chancery Court of the State of Delaware.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

7.11 Counterparts; Electronic Transmission.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

7.12 Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.13 Waiver.  No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank.]

In Witness Whereof, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

TAYLOR MADE GOLF COMPANY, INC.

By

Title

Facsimile:

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Exhibit A
Form Of Irrevocable Proxy

The undersigned stockholder (the “Stockholder”) of Adams Golf, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes William S. Reimus and Taylor Made Golf Company, Inc., a Delaware corporation (“Parent”), and each of them, the sole and exclusive attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the fullest extent of the Stockholder’s rights to do so) with respect to: (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy; and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire of record on or after the date hereof.  (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”)  Upon the execution hereof, all prior proxies given by the Stockholder with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 3.1 of the Voting Agreement (as defined below) are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to the voting of any Shares inconsistent with the terms of this proxy and Section 3.1 of the Voting Agreement until after the Termination Date.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for Stockholder’s performance under, the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Apple Tree Acquisition Corp., a wholly-owned subsidiary of Parent, and the Company (as it may be amended from time to time, the “Merger Agreement”).  This proxy will terminate on the Termination Date (as defined in the Voting Agreement).  Capitalized terms used in this Proxy and not defined in this Proxy have the meanings set forth in the Voting Agreement.

Each of the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the Termination Date at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(a) in favor of the approval, adoption and amendment (in accordance with its terms) of the Merger Agreement, the Certificate of Merger, the Merger and the Transactions (as defined in the Merger Agreement), and in any other action or matter that could reasonably be expected to facilitate the Merger; and

(b) against the following actions (other than the Merger and the Transactions):  (A) any Acquisition Proposal (including any Superior Proposal) and (B) (i) any reorganization, recapitalization, dissolution or liquidation of the Company or any Subsidiary of the Company and (ii) any other action, in each case in subclauses (i) and (ii) of this clause (B) that is intended, or that could reasonably be expected, to impede, interfere with, discourage, frustrate, delay, postpone, prevent or adversely affect the Merger or any of the other Transactions (the proposals in this clause (b) together with the proposals in clause (a), referred to herein as the “Covered Proposals”).

The Stockholder may vote the Shares on all other matters, except the Covered Proposals, and the attorneys and proxies named above may only exercise this proxy with respect to the Covered Proposals.

All authority herein conferred shall survive the death or incapacity of the Stockholder and this proxy shall be binding upon the heirs, estate, executors, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this proxy or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this proxy is invalid or unenforceable, the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be valid and enforceable as so modified.

Dated:  March 18, 2012

STOCKHOLDER

Signature

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Signature Page to Proxy

ANNEX D

March 18, 2012

Board of Directors
Adams Golf, Inc.
2801 E. Plano Pkwy
Plano, TX 75074

Members of the Board:

We understand that Adams Golf, Inc. (“Adams” or the “Company”), adidas AG (the “Buyer”) and Apple Tree Acquisition Corp., a directly or indirectly wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated March 16, 2012 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.001 per share (the “Company Common Stock“) of the Company, other than shares held in treasury or otherwise held by the Company, or held by the Buyer or any subsidiary or affiliate of the Buyer, or as to which dissenters' rights have been perfected, will be converted into the right to receive $10.80 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)
Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters.  We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses.  Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services.  Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice.  This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Benjamin M. Frost
Benjamin M. Frost Managing Director

ANNEX E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Form of Proxy ADAMS GOLF, INC. – SPECIAL MEETING

▼ FOLD AND DETACH HERE ▼
The Board of Directors recommends a vote “FOR” Proposals 1 and 2 and in the discretion of the proxies upon such other matters as may properly come before the meeting or any adjournment thereof.		Please mark your votes as indicated in this example		☒
Proposal 1. Adoption of the Merger Agreement		FOR	AGAINST	ABSTAIN
Approval and adoption of the Agreement and Plan of Merger, dated as of March 18, 2012, by and among Taylor Made Golf Company, Inc., a Delaware corporation (“Parent”), Apple Tree Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Adams Golf, Inc. (the “Company”), which provides, among other things, for the merger of Merger Sub with and into the Company with the Company surviving the merger, and the conversion of each issued and outstanding share of the Company’s common stock into the right to receive $10.80 in cash, without interest and less any applicable withholding tax.

		☐	☐	☐

Proposal 2. Adjournment of the Special Meeting		FOR	AGAINST	ABSTAIN

Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.
		☐	☐	☐

	Will Attend Meeting		☐	YES

RESTRICTED AREA – SCAN LINE			Mark Here for Address Change or Comments SEE REVERSE	☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Signature ________________	Signature ________________	Date ________________

PRINT AUTHORIZATION		(THIS BOXED AREA DOES NOT PRINT)
To commence print on this proxy card please sign, date and fax this card to: 212-269-1116
SIGNATURE: ________________	DATE: ________________	TIME: ________________

You can now access your ADAMS GOLF, INC. account online.
Access your ADAMS GOLF, INC. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for ADAMS GOLF, INC., now makes it easy and convenient to get current information on your stockholder account.

• View account status • View certificate history • Vie book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change PIN

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statmenet,s tax documents and more. Simply log on to Investor ServiceDirect® at http://www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Stockholder Meeting to be Held on [•], 2012.  The Proxy Statement is available at:  http://bnymellon.mobular.met/bnymellon/adgf

▼ FOLD AND DETACH HERE ▼

ADAMS GOLF, INC.
PROXY/VOTING INSTRUCTION CARD
This Proxy is solicited on behalf of the Board of Directors of Adams Golf, Inc.
for the Special Meeting of Stockholders on [•], 2012
The undersigned, revoking all previous proxies, appoints Byron H. Adams and Pamela J. High, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Adams Golf, Inc. common stock which the undersigned may be entitled to vote at the Special Meeting of stockholders to be held on [•], 2012, and at any adjournment or postponement thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2.

If you have written in the below space, please mark the comments notification box on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA – SCAN LINE
(Continued and to be marked, dated and signed, on the other side)	94911
RESTRICTED AREA – SIGNATURE LINES